                                                                    EXHIBIT 99.1


THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE AMENDED JOINT PLAN OF REORGANIZATION OF CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED BY THE DEBTORS UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS JOINT DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. IT IS THEREFORE NOTED AS "PROPOSED," WHICH NOTATION WILL BE REMOVED AFTER APPROVAL BY THE BANKRUPTCY COURT.


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MARYLAND
                               GREENBELT DIVISION


-------------------------------
                               )
IN RE                          )     CHAPTER 11
                               )
CRIIMI MAE INC., ET AL.,       )
                               )     CASE NOS. 98-2-3115 THROUGH 98-2-3117 (DK)
         DEBTORS.              )     (JOINTLY ADMINISTERED)
                               )
-------------------------------

                 DEBTORS' JOINT DISCLOSURE STATEMENT [PROPOSED]


VENABLE, BAETJER AND HOWARD, LLP            AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
Richard L. Wasserman                        Stanley J.Samorajczyk, P.C.
Gregory A. Cross                            Michael S. Stamer
1800 Mercantile Bank &Trust Building        1333 New Hampshire Avenue, N.W.
Two Hopkins Plaza                           Washington, D.C. 20036
Baltimore, Maryland  21201                  (202) 887-4000
(410) 244-7400


Co-Counsel to CRIIMI MAE Inc. and CRIIMI MAE Holdings
II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.
Morton A. Faller
11921 Rockville Pike
Third Floor
Rockville, MD 20852-2753
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.



Dated:   December 23, 1999

IMPORTANT: THIS JOINT DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

TABLE OF CONTENTS


PAGE

I.   INTRODUCTION .............................................................................................2
II.  PLAN SUMMARY AND KEY CONSIDERATIONS ......................................................................4
     A.  Plan Summary .........................................................................................4
     B.  Recommendation ......................................................................................16
     C.  Voting Instructions .................................................................................16
III. GENERAL
INFORMATION...................................................................................................18
     A.  The Debtors and Chapter 11 Filing and Other Chapter 11 Events........................................18
     B.  Business.............................................................................................23
     C.  The Portfolio........................................................................................31
     D.  Legal Proceedings....................................................................................35
     E.  Selected Historical Consolidated Financial Data......................................................43
     F.  Management's Discussion and Analysis of Financial Condition and Results of Operations................46
     G.  Quantitative and Qualitative Disclosures About Market Risk...........................................59
     H.  Market and Trading Information.......................................................................60
     I.  Management...........................................................................................61
IV.  BUSINESS PLAN............................................................................................69
V.   THE PLAN OF REORGANIZATION ..............................................................................70
     A.  Overview of the Plan ................................................................................70
     B.  Treatment of Claims and Interests Under the Plan  ...................................................75
     C.  Confirmation and Effective Date Conditions ..........................................................84
     D.  The Reorganized Debtors .............................................................................85
     E.  Recapitalization Financing Including Issuance of New Securities......................................87
     F.  Sale of the CMBS Portfolio...........................................................................87
     G.  Potential New Equity Investment and Rights Offering .................................................87
     H.  Distributions Under the Plan ........................................................................89
     I.  General Information Concerning the Plan .............................................................93
VI.  CONFIRMATION AND CONSUMMATION PROCEDURES ...............................................................101
     A.  Solicitation of Acceptances ........................................................................101
     B.  Confirmation Hearing ...............................................................................101
     C.  Confirmation .......................................................................................102
     D.  Consummation .......................................................................................105
     E.  Conditions to Effective Date .......................................................................106
VII. CERTAIN RISK FACTORS....................................................................................106
VIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS .............................................................114
IX.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ..............................................117
     A.  Alternative Chapter 11 Plans .......................................................................117
     B.  Liquidation Under Chapter 7 ........................................................................117
X.   CONCLUSION AND RECOMMENDATION ..........................................................................117

EXHIBITS

PAGE
Exhibit A     Joint Plan of Reorganization of CRIIMI MAE Inc., CRIIMI MAE
              Management, Inc. and CRIIMI MAE Holdings II, L.P. Under
              Chapter 11 of the Bankruptcy Code............................................................  A-1
Exhibit B     Unaudited Pro Forma Consolidated Financial Statements and
                   Projected Financial Information.........................................................  B-1
Exhibit C     Liquidation Analysis ........................................................................  C-1
Exhibit D     CRIIMI MAE Financial Statements............................................................... D-1


         THE DEBTORS AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF CRIIMI MAE INC. URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE TO ACCEPT THE DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION. THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS HAS JOINED THE DEBTORS AS A CO-PROPONENT OF THE DEBTORS' PLAN.

         THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE DEBTORS' PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS INCLUDED HEREWITH AS EXHIBIT A, OTHER EXHIBITS INCLUDED HEREWITH AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPCTY COURT. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN IS UNAUDITED. THERE CAN BE NO ASSURANCE THAT THE INFORMATION AND STATEMENTS CONTAINED HEREIN WILL CONTINUE TO BE ACCURATE SUBSEQUENT TO THE DATE HEREOF OR THAT THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

         ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD READ AND CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS", PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH CLAIM AND INTEREST HOLDER MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH ss.1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE ACCURANCY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, CLAIMS AGAINST OR SECURITIES OF THE DEBTORS SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT, CLAIM OR LIABILITY, AS A STIPULATION OR AS A WAIVER, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS. NOR SHALL THE STATEMENTS SET FORTH HEREIN BE USED AS EVIDENCE OR BIND ANY PARTY IN CONNECTION WITH ANY SECURITIES CLAIMS (AS THAT TERM IS DEFINED IN THE PLAN).

         THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

I.       INTRODUCTION

         On October 5, 1998, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Management, Inc. ("CMM") and CRIIMI MAE Holdings II, L.P. ("Holdings") (together with CMI and CMM, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors and the CMI Equity Committee hereby submit this Joint Disclosure Statement pursuant to
Section 1125 of the Bankruptcy Code (this "Disclosure Statement") in connection with their solicitation of acceptances of their Amended Joint Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of
Section 1125 of the Bankruptcy Code, is to provide "adequate information" concerning the Plan, of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of holders of the classes of claims or interests being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement and to the Plan. All capitalized terms contained in this Disclosure Statement shall, unless otherwise defined herein, have the meanings ascribed to such capitalized terms in the Plan. References herein to the "Company" or "CRIIMI MAE" refer to CRIIMI MAE Inc. and its consolidated subsidiaries, unless the context otherwise indicates. References herein to Notes to Consolidated Financial Statements refer to the Notes to Consolidated Financial Statements constituting a part of certain publicly available financial statements of CRIIMI MAE to be attached as Exhibit D to this Disclosure Statement.

         The Plan is being distributed, with Ballots, to holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 and C6, the Classes of Claims and Interests that are Impaired and entitled to vote under the Plan, in order to solicit their acceptance of the Plan. Holders of Claims and Interests in Classes A8, A12, A14, A15, A17, A19, A20, A22, A23, B3, B4, B7, C3, C4 and C7 are deemed to have accepted the Plan because their respective Claims are not Impaired, and such Holders are therefore not entitled to vote on the Plan. Accordingly, the votes of Holders of Claims and Interests in such Classes are not being solicited. For a description of the Classes of Claims and Interests and their treatment under the Plan, see "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan."

         The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 and C6. The
Debtors and the CMI Equity Committee have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The United States Bankruptcy Court for the District of Maryland, Greenbelt Division, Maryland ("the "Bankruptcy Court") has entered an order dated ____ ___, 2000 approving this Disclosure Statement as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of each of the holders of the Classes of Claims and Interests being solicited, to make an informed judgment whether to accept the Plan. Such approval by the Bankruptcy Court does not constitute a recommendation of the Plan by the Bankruptcy Court.

         Section 1129(a) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan if certain conditions have been met and if each class of claims and interests that is impaired under the plan has voted to accept the plan. Under Section 1126(c) of the Bankruptcy Code, a class of claims has accepted a plan if such plan has been accepted by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith. Under Section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith.

         Under the Bankruptcy Code, only those Claims, the holders of which vote to accept or reject the Plan, will be counted for purposes of determining acceptance or rejection by any Impaired Class of Claims. Therefore, the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in total dollar amount and one-half in total number of such Claims. However, even if the Holders of all Claims in Impaired Classes and entitled to vote under the Plan accept or are deemed to have accepted the Plan, the

Plan is subject to certain requirements under the Bankruptcy Code and might not be confirmed by the Bankruptcy Court.

         Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of such plan by one or more of the classes of claims or interests impaired thereunder if (i) at least one impaired class of claims accepts the plan (such acceptance to be determined without giving effect to any acceptances of "insiders," as such term is defined in
Section 101 of the Bankruptcy Code) and (ii) the Bankruptcy Court finds that, with respect to the non-accepting class or classes, the plan does not discriminate unfairly and is fair and equitable. The Debtors reserve the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code if any class of Claims entitled to vote on the Plan votes to reject the Plan.

         If more than one plan is submitted to creditors and equity security holders for voting, the Bankruptcy Court may confirm only one such plan. If the confirmation requirements set forth in the Bankruptcy Code are met with respect to more than one plan, the Bankruptcy Court will consider the preferences of creditors and equity security holders in determining which plan to confirm. The Debtors and the Official Committee of Equity Security Holders urge all creditors and equity security holders to vote in favor of the Debtors' Amended Joint Plan and reject any other plan. The Debtors and the Official Committee of Equity Security Holders believe that confirmation of the Debtors' Amended Joint Plan is in the best interest of all creditors and equity security holders. As set forth in more detail in the Plan and this Disclosure Statement, the Debtors' Amended Joint Plan of Reorganization provides for the payment in full of all creditors, preservation of value for equity security holders and a reorganization of the Debtors and continuation of the business of CRIIMI MAE as a going concern.

         The Debtors and the CMI Equity Committee are soliciting votes for the acceptance of the Plan from the Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1,
C2, C5 and C6. The Debtors and the CMI Equity Committee believe that the Plan provides the best possible result for all Holders of Claims and Interests. The Debtors and the CMI Equity Committee believe further that, under the Plan, Holders of Claims and Interests will receive a greater recovery than such Holders would receive if the Debtors' chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code or an alternative plan were confirmed by the Bankruptcy Court.


IMPORTANT INFORMATION

         TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. EASTERN STANDARD TIME, ON [________,] 2000. BALLOTS SHOULD BE MAILED OR DELIVERED TO:
CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P., C/O [___].

         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

         THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

         THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

         HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

II.      PLAN SUMMARY AND KEY CONSIDERATIONS



         The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. A more complete description of the Plan is provided in "THE PLAN OF REORGANIZATION."

         All Holders of Claims and Interests whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A. Plan Summary

         The Plan contemplates the payment in full of all of the Allowed Claims of CMI, CMM and Holdings primarily through recapitalization financing aggregating at least $873 million (the "Recapitalization Financing"). The majority of such Recapitalization Financing is expected to consist of debt financing from existing debtholders (the "New Debt") and the balance is expected to result from the sale of selected CMBS (the "CMBS Sale"). In particular, CMI has agreed to restructure its secured debt with two of its largest creditors, Merrill Lynch Mortgage Capital Inc. ("Merrill") and German American Capital Corporation ("GACC"), in accordance with the term sheet attached as Exhibit 1 to the Plan. This restructuring would be the cornerstone of CMI's secured financing as it emerges from Chapter 11 under the Debtors' Amended Plan. Although not required to fund the Plan, the Debtors may seek new equity capital from one or more investors to partially fund the Plan. Any such new equity will constitute Recapitalization Financing. See "THE PLAN OF REORGANIZATION" for a further discussion of potential new equity capital.

         The Plan provides for distributions to creditors as summarized below:


CLAIMS AGAINST AND INTERESTS IN CMI


---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
N/A        Administrative Claims (Unclassified)              Each Holder will be paid Cash equal to the   100%
                                                             amount of such Claim on the later of the
                                                             Effective Date or the day on which such
                                                             claim becomes an Allowed Claim, unless (i)
                                                             the Holder and Reorganized CMI,
                                                             Reorganized CMM or Reorganized Holdings,
                                                             as the case may be, agree to other
                                                             treatment, or (ii) an order of the
                                                             Bankruptcy Court provides for other terms.
---------- ------------------------------------------------- -------------------------------------------- ------------
N/A        Priority Tax Claims (Unclassified)                Each Holder will receive, at the sole        100%
                                                             option of Reorganized CMI, Reorganized CMM
                                                             or Reorganized Holdings, as the case may
                                                             be, (i) Cash equal to the unpaid portion
                                                             of such Claim on the later of the
                                                             Effective Date and the date on which such
                                                             Claim becomes an Allowed Priority Tax
                                                             Claim, or (ii) equal quarterly Cash
                                                             payments in an
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             aggregate amount equal to such Claim,
                                                             together with interest at a fixed annual
                                                             rate to be determined by the Bankruptcy
                                                             Court or otherwise agreed to by Reorganized
                                                             CMI, Reorganized CMM or Reorganized Holdings,
                                                             as the case may be, and such Holder over a
                                                             period through the sixth anniversary of the
                                                             date of assessment of such Claim, or upon such
                                                             other terms determined by the Bankruptcy
                                                             Court.
---------- ------------------------------------------------- -------------------------------------------- ------------
A1         Citicorp Secured Claims                           IMPAIRED.    Reorganized CMI will enter      100%
                                                             into on the Effective Date a refinancing
                                                             of the principal amount (or purchase
                                                             price) owing to the Holder of the Allowed
                                                             Class A1 Claim with respect to the CMO-IV
                                                             Bonds upon terms to be mutually agreed
                                                             upon by CMI and the Holder.  Each Holder
                                                             will also receive on the Effective Date
                                                             payment in full in Cash of any remaining
                                                             balance of its Allowed Class A1 Claim
                                                             after the refinancing referred to in the
                                                             preceding sentence, with interest on such
                                                             Allowed Claim calculated at the Plan
                                                             Rate.  Class A1 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A2         First Union Secured Claim                         IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date payment in full in Cash
                                                             of any remaining balance of such Claim
                                                             with interest thereon calculated at the
                                                             Plan Rate.  Class A2 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A3         GACC Secured Claim                                IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date the treatment of its
                                                             Allowed Secured Claim set forth on Exhibit
                                                             1 to the Plan, or such other treatment as
                                                             may be agreed to by CMI and the Holder.
                                                             Class A3 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A4         Lehman Secured Claim                              IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date payment in full in Cash
                                                             of any remaining balance of such Claim
                                                             with interest thereon calculated at the
                                                             Plan Rate.  Class A4 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------

A5         Merrill Secured Claim                             IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date the treatment of its
                                                             Allowed Secured Claim set forth on Exhibit
                                                             1 of the Plan, or such other treatment as
                                                             may be agreed to by CMI and the Holder.
                                                             Class A5 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A6         Morgan Stanley Secured Claim                      IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date payment in full in Cash
                                                             of any remaining balance of such Claim
                                                             with interest thereon calculated at the
                                                             Plan Rate.  Class A6 is Impaired and,
                                                             accordingly, the Holder of such Claim will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A7         Other Secured Claims                              IMPAIRED.     Each Holder (if any) will      100%
                                                             receive on the Effective Date either (i)
                                                             payment in full in Cash of such Claim with
                                                             interest thereon calculated at the Plan
                                                             Rate; (ii) if CMI so elects, the
                                                             collateral securing the Allowed Class A7
                                                             Claim (if any) in full satisfaction of
                                                             such claim; or (iii) such other treatment
                                                             as may be agreed to by CMI and the Holder
                                                             (if any).  Class A7 is Impaired and,
                                                             accordingly, Holders of such Claims (if
                                                             any) will be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A8         Priority Claims                                   UNIMPAIRED.     Each Holder will receive     100%
                                                             on the Effective Date payment in full in
                                                             Cash of such Claim including Plan Interest
                                                             thereon.  Class A8 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A9         Old Senior Note Claims                            IMPAIRED.     Each Holder as of the          100%
                                                             Distribution Record Date will receive on
                                                             the Effective Date in exchange for its Old
                                                             Senior Note payment in full of its Allowed
                                                             Class A9 Claim, with any accrued and
                                                             unpaid pre-petition interest thereon
                                                             calculated at the Plan Rate and any
                                                             accrued and unpaid post-petition interest
                                                             thereon calculated at the Plan Interest
                                                             Rate, in the form of a Class A9 Note in a
                                                             principal amount equal to such Holder's
                                                             Allowed Class A9 Claim.  All Old Senior
                                                             Notes shall be deemed cancelled as of the
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Effective Date.  Class A9 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.

---------- ------------------------------------------------- -------------------------------------------- ------------
A10        CMI General Unsecured Claims                      IMPAIRED.     Each Holder will receive on    100%
                                                             the Effective Date payment in full of its
                                                             Allowed Class A10 Claim, with accrued and
                                                             unpaid pre-petition interest thereon (if
                                                             any) calculated at the non-default
                                                             contract rate of interest in such Holder's
                                                             documents for those Holders of Allowed
                                                             Class A10 Claims who have an interest rate
                                                             applicable to such Holder's Allowed Class
                                                             A10 Claim and any accrued and unpaid
                                                             post-petition interest thereon calculated
                                                             at the Plan Interest rate, in the form of
                                                             (i) such Holder's Pro Rata share of the
                                                             Class A10 Cash Payment (after payment of
                                                             the convenience class amount provided for
                                                             hereinafter) and (ii) a Class A10 Note in
                                                             an amount equal to the remaining balance
                                                             of such Holders' Allowed Class A10 Claim.
                                                             In lieu of the foregoing treatment, there
                                                             shall be a convenience class option as
                                                             follows:  any Holder of an Allowed Class
                                                             A10 Claim (or whose Allowed Claim is
                                                             treated within this Class) whose Allowed
                                                             Claim is for $150,000 or less and elects
                                                             the convenience class treatment on its
                                                             ballot, or whose Allowed Claim is for an
                                                             amount in excess of $150,000 and elects in
                                                             writing on its ballot to reduce its claim
                                                             to $150,000 and accept convenience class
                                                             treatment thereof, shall be entitled to
                                                             receive payment in Cash on the Effective
                                                             Date of the allowed amount of such
                                                             Holders' Allowed Class A10 Claim in full
                                                             satisfaction of said claim, with accrued
                                                             and unpaid pre-petition interest thereon
                                                             (if any) calculated at the non-default
                                                             contract rate of interest in such Holders'
                                                             documents for those Holders of Allowed
                                                             Class A10 Claims electing convenience
                                                             class treatment who have an interest rate
                                                             applicable to such Holder's Allowed Claim
                                                             and any accrued and unpaid post-petition
                                                             interest thereon calculated at the Plan
                                                             Interest rate.  The total amount to be
                                                             paid by CMI with respect ot the foregoing
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             convenience class option shall not exceed
                                                             the aggregate amount of $10 million and
                                                             such aggregate amount shall be paid from
                                                             and thereby reduce the funds in the Class
                                                             A10 Cash Payment.  The Cash Payment Amount
                                                             is expected to be, depending on the amount
                                                             of the CMBS Sale Proceeds, approximately
                                                             $40 million.  Class A10 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A11        Guarantee Claims                                  IMPAIRED.     If, and only to the extent     100%
                                                             that, an Allowed Class A11 Claim is not
                                                             fully treated with respect to such
                                                             Holder's underlying Allowed Claim under
                                                             the Plan treatment for Claims against CMM
                                                             or Holdings, as the case may be, any
                                                             remaining Allowed Class A11 Claim (if any)
                                                             will be included as part of the CMI
                                                             General Unsecured Claims and treated for
                                                             all purposes as part of Class A10.  Class
                                                             A11 is Impaired and, accordingly, is
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A12        Freddie Mac Claims                                UNIMPAIRED.     CMI's obligation under the   100%
                                                             Freddie Mac Agreement shall be deemed
                                                             reaffirmed on the Effective Date, and the
                                                             Claims of Freddie Mac numbered 335 and 497
                                                             on the July 2, 1999 claims register, each
                                                             in the amount of $230,448,487.24, shall be
                                                             deemed withdrawn and thereby disallowed as
                                                             of the Effective Date.  Class A12 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A13        Intercompany Claims                               IMPAIRED.     Each Holder will not receive   No payment
                                                             any payment under the Plan on account of     shall be
                                                             such Claim.  Class A13 is Impaired and,      made under
                                                             accordingly, Holders of such Claims will     the Plan
                                                             be entitled to vote on the Plan.             but the
                                                                                                          claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
A14        Series B Preferred Stock                          UNIMPAIRED.     Each Holder as of the        100%
                                                             Effective Date will retain its Series B
                                                             Preferred Stock. Each Holder as of the
                                                             Distribution Record Date will receive
                                                             payment in Cash on the Effective Date of
                                                             the amount of any accrued and past due
                                                             dividends on its shares of Series B
                                                             Preferred Stock. Class A14 is Unimpaired
                                                             and, accordingly, is not entitled to vote
                                                             on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A15        Series B Preferred Stock Securities Claims        UNIMPAIRED.     Each Holder (if any) will,   100%
                                                             if, as and when any such Claim is Allowed
                                                             by Final Order, receive in full
                                                             satisfaction of any such Allowed Class A15
                                                             Claim its share of any Insurance Proceeds
                                                             applicable thereto plus, if such Allowed
                                                             Class A15 Claim (if any) is not paid in
                                                             full from such Insurance Proceeds, CMI
                                                             Common Stock in an amount equal in value,
                                                             as of the date of issuance thereof, to the
                                                             balance (if any) of such Allowed Class A15
                                                             Claim, provided that any such Claim not
                                                             timely filed (and in any event not filed
                                                             before the Confirmation Date) shall be
                                                             released and discharged under the Plan and
                                                             Confirmation Order.  Class A15 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A16        Old Series C Preferred Stock                      IMPAIRED.     Each Holder as of the          100%
                                                             Distribution Record Date will receive
                                                             in exchange for its Old Series C
                                                             Preferred Stock an identical number of
                                                             shares of New Series C Preferred Stock
                                                             issued effective as of the Effective
                                                             Date, plus Cash equal to the amount of
                                                             any accrued and past due dividends
                                                             thereon, or such other treatment as
                                                             may be agreed to by CMI, the CMI Equity
                                                             Committee and the Holder(s) of the
                                                             Allowed Class A16 Interests. All shares
                                                             of Old Series C Preferred Stock shall be
                                                             deemed cancelled as of the Effective Date.
                                                             Class A16 is Impaired and, accordingly,
                                                             Holders of such Interests will be entitled
                                                             to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A17        Old Series C Preferred Stock Securities Claims    UNIMPAIRED.      Each Holder (if any)        100%
                                                             will, if, as and when any such Claim is
                                                             allowed
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             by Final Order, receive in full satisfaction
                                                             of any such Allowed Class A17 Claim its
                                                             share of any Insurance Proceeds applicable
                                                             thereto plus, if such Allowed Class A17
                                                             Claim (if any) is not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any) of
                                                             such Allowed Class A17 Claim, provided that
                                                             any such Claim not timely filed (and in any
                                                             event not filed before the Confirmation
                                                             Date) shall be released and discharged under
                                                             the Plan and Confirmation Order. Class A17
                                                             is Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A18        Old Series D Preferred Stock                      IMPAIRED.  Each Holder as of the             100%
                                                             Distribution Record Date will receive
                                                             in exchange for its Old Series D
                                                             Preferred Stock an identical number of
                                                             shares of New Series D Preferred Stock
                                                             issued effective as of the Effective
                                                             Date, plus Cash equal to the amount of
                                                             any accrued and past due dividends
                                                             thereon, or such other treatment as
                                                             may be agreed to by CMI, the CMI Equity
                                                             Committee and the Holder(s) of the
                                                             Allowed Class A18 Interests. All shares
                                                             of Old Series D Preferred Stock shall be
                                                             deemed cancelled as of the Effective
                                                             Date. Class A18 is Impaired and,
                                                             accordingly, Holders of such
                                                             Interests will be entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A19        Old Series D Preferred Stock Securities Claims    UNIMPAIRED. Each Holder (if any) will,       100%
                                                             if, as and when any such Claim is Allowed
                                                             by Final Order, receive in full
                                                             satisfaction of any such Allowed Class A19
                                                             Claim its share of any Insurance Proceeds
                                                             applicable thereto plus, if such Allowed
                                                             Class A19 Claim (if any) is not paid in
                                                             full from such Insurance Proceeds, CMI
                                                             Common Stock in an amount equal in value,
                                                             as of the date of issuance thereof, to the
                                                             balance (if any) of such Allowed Class A19
                                                             Claim, provided that any such Claim not
                                                             timely filed (and in any event not filed
                                                             before the Confirmation Date) shall be
                                                             released and discharged under the Plan and
                                                             Confirmation Order. Class A19 is
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------

CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A20        Series F Dividend Preferred Stock                 UNIMPAIRED. Each Holder as of the            100%
                                                             Effective Date will retain its Series F
                                                             Dividend Preferred Stock. There shall
                                                             be no change in the relative rights and
                                                             preferences of the Series F Dividend
                                                             Preferred Stock. Class A20 is Unimpaired
                                                             and, accordingly, is not entitled to vote
                                                             on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A21        CMI Common Stock                                  IMPAIRED. Each Holder as of the              100%
                                                             Effective Date will retain its CMI Common
                                                             Stock.  Class A21 is Impaired and,
                                                             accordingly, Holders of such Interests
                                                             will be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A22        Stock Options                                     UNIMPAIRED.  Each Holder of a Stock          100%
                                                             Option as of the Effective Date will
                                                             retain its Stock Option.  Class A22 is
                                                             Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
A23        CMI Common Stock Securities Claims                UNIMPAIRED.  All Holders will receive         100%
                                                             in full satisfaction of any such Allowed
                                                             Class A23 Claims their share of any
                                                             Insurance Proceeds applicable thereto
                                                             plus, if such Allowed Class A23 Claims (if
                                                             any) are not paid in full from such
                                                             Insurance Proceeds, CMI Common Stock in an
                                                             amount equal in value, as of the date of
                                                             issuance thereof, to the balance (if any)
                                                             of such Allowed Class A23 Claims.  Class
                                                             A23 is Unimpaired and, accordingly, is not
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------



CLAIMS AGAINST AND INTERESTS IN CMM


---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
B1         First Union Secured Claims                        IMPAIRED.     The Holder will receive on     100%
                                                             the Effective Date payment in full in Cash
                                                             of any remaining balance of such Claim
                                                             with interest thereon calculated at the
                                                             Plan Rate.  Class B1 is Impaired and,
                                                             accordingly, the Holder of such Claims
                                                             will be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------


---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
B2         Other Secured Claims                              IMPAIRED. Each Holder (if any) will          100%
                                                             receive on the Effective Date either (i)
                                                             payment in full in Cash of such Claim with
                                                             interest thereon calculated at the Plan
                                                             Rate; (ii) if CMI so elects, the
                                                             collateral securing the Allowed Class B2
                                                             Claim (if any) in full satisfaction of
                                                             such Claim; or (iii) such other treatment
                                                             as may be agreed to by CMI and the
                                                             Holder(s) (if any) of Allowed Class B2
                                                             Claim(s).  Class B2 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B3         Priority Claims                                   UNIMPAIRED.  Each Holder will receive        100%
                                                             on the Effective Date payment in full in
                                                             Cash of such Claim including Plan Interest
                                                             thereon.  Class B3 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B4         Guarantee Claims                                  UNIMPAIRED.  Each Holder (if any) shall      100%
                                                             be paid, if, as and when any such Claim is
                                                             allowed by Final Order, in Cash in full by
                                                             CMM or Reorganized CMM including Plan
                                                             Interest thereon if, and only to the extent
                                                             not fully treated with respect to such
                                                             Holder's underlying Allowed Claim under
                                                             the Plan treatment for Claims against
                                                             CMI or Holdings, as the case may be.
                                                             Class B4 is Unimpaired and, accordingly,
                                                             is not entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
B5         CMM General Unsecured Claims                      IMPAIRED.  Each Holder will receive on       100%
                                                             the Effective Date payment in full in Cash
                                                             of such Claims, with accrued and unpaid
                                                             pre-petition interest thereon (if any)
                                                             calculated at the non-default contract
                                                             rate of interest in such Holder's
                                                             documents for those Holders of Allowed
                                                             Class B5 Claims who have an interest rate
                                                             applicable to such Holder's Allowed Class
                                                             B5 Claim and any accrued and unpaid
                                                             post-petition interest thereon
                                                             calculated at the Plan Interest Rate.
                                                             Class B5 is Impaired and, accordingly,
                                                             Holders of such Claims will be
                                                             entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
B6         Intercompany Claims                               IMPAIRED.  Each Holder will not receive      No payment
                                                             any payment under the Plan on account of     shall be
                                                             such Claim.  Class B6 is Impaired and,       made under
                                                             accordingly, Holders of such Claims will     the Plan
                                                             be entitled to vote on the Plan.             but the
                                                                                                          claim
                                                                                                          amounts
                                                                                                          will
                                                                                                          remain on
                                                                                                          the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------
B7         CMI's Interests in CMM                            UNIMPAIRED.     The Holder will retain its   100%
                                                             Interest.  Class B7 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------




CLAIMS AGAINST AND INTERESTS IN HOLDINGS


---------- ------------------------------------------------- -------------------------------------------- ------------
CLASS      DESCRIPTION                                       TREATMENT                                    ESTIMATED
                                                                                                          RECOVERY
---------- ------------------------------------------------- -------------------------------------------- ------------
C1         Citicorp Secured Claims                           IMPAIRED.  Each Holder (if any) will         100%
                                                             receive on the Effective Date payment in
                                                             full in Cash of such Claim with interest
                                                             thereon calculated at the Plan Rate.
                                                             Class C1 is Impaired and, accordingly, the
                                                             Holder of such Claim will be entitled to
                                                             vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C2         Other Secured Claims                              IMPAIRED.  Each Holder (if any) will         100%
                                                             receive on the Effective Date either (i)
                                                             payment in full in Cash of such Claim with
                                                             interest thereon calculated at the Plan
                                                             Rate; (ii) if CMI so elects, the
                                                             collateral securing the Allowed Class C2
                                                             Claim (if any) in full satisfaction of
                                                             such Claim; or (iii) such other treatment
                                                             as may be agreed to by CMI and the
                                                             Holder(s) (if any) of Allowed Class C2
                                                             Claim(s).  Class C2 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------



---------- ------------------------------------------------- -------------------------------------------- ------------
C3         Priority Claims                                   UNIMPAIRED.  Each Holder will receive        100%
                                                             on the Effective Date payment in full in
                                                             Cash of such Claim including Plan Interest
                                                             thereon.  Class C3 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C4         Guarantee Claims                                  UNIMPAIRED.  Each Holder (if any) will       100%
                                                             receive if, as and when any such Claim is
                                                             allowed by Final Order payment in Cash in
                                                             full including Plan Interest thereon if,
                                                             and only to the extent not fully treated
                                                             with respect to such Holder's underlying
                                                             Allowed Claim under the Plan treatment for
                                                             Claims against CMI or CMM, as the case may
                                                             be.  Class C4 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C5         Holdings General Unsecured Claims                 IMPAIRED. Each Holder (if any) will          100%
                                                             if, as and when any such Claim is allowed
                                                             by Final Order, be included as part of the
                                                             CMI General Unsecured Claims and included
                                                             for all purposes in the treatment provided
                                                             to Class A10. Class C5 is Impaired and,
                                                             accordingly, Holders of such Claims will
                                                             be entitled to vote on the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------
C6         Intercompany Claims                               IMPAIRED.  Each Holder will not receive      No payment
                                                             any payment under the Plan on account of     shall be
                                                             such Claim.  Class C6 is Impaired and,       made under
                                                             accordingly, Holders of such Claims will     the Plan
                                                             be entitled to vote on the Plan.             but the
                                                                                                          claim
                                                                                                          amounts
                                                                                                          will remain
                                                                                                          on the
                                                                                                          financial
                                                                                                          books of
                                                                                                          the
                                                                                                          respective
                                                                                                          Debtors.
---------- ------------------------------------------------- -------------------------------------------- ------------
C7         Interests in Holdings                             UNIMPAIRED.  The Holder will retain its      100%
                                                             Interest.  Class C7 is Unimpaired and,
                                                             accordingly, is not entitled to vote on
                                                             the Plan.
---------- ------------------------------------------------- -------------------------------------------- ------------


         The Debtors and the CMI Equity Committee presently intend to seek to consummate the Plan and to cause the Effective Date to occur on or about _________________. There can be no assurance, however, as to when the Effective Date actually will occur.

         In making investment decisions, Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2,
B5, B6, C1, C2, C5 and C6, must rely on their own examination of the Debtors and the terms of the reorganization, including the merits and risks involved. Each Holder in a solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan and the transactions contemplated hereby and thereby.

B.    Recommendation

         THE DEBTORS AND THE CMI EQUITY COMMITTEE STRONGLY RECOMMEND THAT EACH HOLDER OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

         The Debtors and the CMI Equity Committee believe that:

         1. the Plan provides the best possible result for the Holders of Claims and Interests;

         2. with respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and

         3. acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

         Prior to deciding whether to vote in favor of the Plan, Holders of Claims and Interests in the solicited Classes should consider carefully all of the information contained in this Disclosure Statement, including the risk factors described in "CERTAIN RISK FACTORS."

C.   Voting Instructions

         The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 and C6.

         A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims and Interests whose Claims and Interests are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 and C6 and may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan.

         Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., Eastern Standard Time, on ____ __, 2000 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

         The Debtors have retained _____ as their voting and tabulation agent in connection with the Plan (the "Voting Agent").

         Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Court has fixed the Voting Record Date (the close of business, Eastern Standard Time, on ____ _, 2000) as the time and date for the determination of Holders of record of Interests in Classes A9, A16, A18 and A21 who are entitled to vote on the Plan. If the Holder of record of any solicited Interest is not also the beneficial owner of such Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Interest.

         For purposes of voting by Classes A9, A16, A18 and A21 to accept or reject the Plan, the term "Holder" means a beneficial owner of Common Stock, Old Senior Notes, Old Series C Preferred Stock, or Old Series D Preferred Stock (the "Securities") on the Voting Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (i.e., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Only beneficial owners (or their authorized signatories) of the Securities and Holders of Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2,
B5, B6, C1, C2, C5 and C6 Claims as of the Petition Date (or transferees thereof) are eligible to vote on the Plan.

         All votes to accept or reject the Plan must be cast by using a Ballot. Votes which are cast in any manner other than by using a Ballot will not be counted.

         PROCEDURES FOR CLASSES A9, A16, A18 AND A21:

         For purposes of voting to accept or reject the Plan, if you hold Exchanged Securities in physical certificated form that are registered in your own name, you can vote on the Plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. Any beneficial owner holding Exchanged Securities in "street name" can vote on the Plan in one of the two following ways:

         IF YOUR BALLOT HAS ALREADY BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (YOUR BROKER, BANKER, BANK, OTHER NOMINEE OR THEIR AGENT): You can vote on the Plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot in the enclosed, preaddressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

         IF YOUR BALLOT HAS NOT BEEN SIGNED (OR "PREVALIDATED") BY YOUR NOMINEE (BROKER, BANK, OTHER NOMINEE, OR THEIR AGENT): You can vote on the Plan by completing the information requested on the ballot, signing, dating and indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

         If you are a brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Exchanged Securities, please forward a copy of this Disclosure Statement, the appropriate ballot or ballots, and any other enclosed materials to each beneficial owner, AND;

         IF YOU HAVE SIGNED (OR "PREVALIDATED") the ballot, the ballot should be completed by the beneficial owner and returned by the beneficial owner directly to the Voting Agent so that such ballot is actually received by the Voting Agent before the Voting Deadline.

         IF YOU HAVE NOT SIGNED (OR "PREVALIDATED") the ballot, you must collect the ballot and complete the master ballot, and deliver the completed original master ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

         Clearing Systems should arrange for their respective participants to vote by executing an omnibus proxy, assignment letter form, or similar document, in such participants' favor.

         If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by contacting:

[CONTACT INFORMATION FOR VOTING AGENT TO BE INSERTED]

         GENERAL INSTRUCTIONS FOR CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 AND C6:

         After carefully reviewing the Plan, including all exhibits thereto, and this Disclosure Statement and its exhibits, please indicate your vote on the enclosed Ballot and return it in the envelope provided. In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot in accordance with the instructions set forth on the Ballot and return it in the enclosed envelope.

         Any Ballot received which does not indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and rejection of the Plan shall be deemed to be an acceptance of the Plan.

         This Disclosure Statement has been approved by order of the Bankruptcy Court dated _______ ___, 2000, as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of a holder of an Interest, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

         NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS OR THE REORGANIZED DEBTORS OR ANY OF THE ASSETS OR THE BUSINESS OF THE DEBTORS MAY BE MADE OR SHOULD BE RELIED UPON, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR AS MAY HEREAFTER BE AUTHORIZED BY THE BANKRUPTCY COURT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTORS.

         The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at __ __.m., Eastern Standard Time, on ______ __, 2000, United States Bankruptcy Court, District of Maryland, Greenbelt Division (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in the Plan and "THE PLAN OF REORGANIZATION --Confirmation And Consummation Procedures -- Confirmation Hearing."

         IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., EASTERN STANDARD TIME, ON _____ __, 2000). BALLOTS SHOULD BE MAILED TO:

         [------]

OR IF DELIVERED BY COURIER OR BY HAND, TO:

         [------]

         THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A13, A16, A18, A21, B1, B2, B5,
B6, C1, C2, C5 AND C6 IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

III.     GENERAL INFORMATION

FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS CONTAINED UNDER THE HEADINGS "CERTAIN RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS PLAN AND PROJECTIONS" AND THE "LIQUIDATION ANALYSIS" SET FORTH IN THIS DISCLOSURE STATEMENT. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

         The Debtors and the CMI Equity Committee have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. No statements or information concerning the Debtors or the

Reorganized Debtors or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A.       THE DEBTORS AND CHAPTER 11 FILING AND OTHER CHAPTER 11 EVENTS

CHAPTER 11 FILING

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

         As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

         On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch"). The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek chapter 11 protection.

         On October 5, 1998, the Debtors filed for relief under chapter 11 of the U.S. Bankruptcy Code.

         While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company significantly reduced the number of employees in its origination and underwriting operations in October 1998, but has retained a significant number of key employees in each of these operational areas. In connection with these reductions, the Company closed its five regional loan origination offices, retaining only a core presence in Rockville, Boston, Houston, Chicago and San Francisco. See "BUSINESS-Employees."

         Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan. See "BUSINESS - Employee Retention Plan."

         See "GENERAL INFORMATION - Legal Proceedings" for a discussion of bankruptcy related litigation and other matters.

RETENTION OF PROFESSIONALS BY THE DEBTORS

         The Debtors have retained the following professionals to represent and advise them in connection with their chapter 11 cases:

         Reorganization Counsel:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                Venable, Baetjer and Howard, LLP
                Shulman, Rogers, Gandal, Pordy & Ecker, P.A.


         Corporate Counsel:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                Venable, Baetjer and Howard, LLP

         Restructuring Advisors:

                Wasserstein, Perella & Co.

         Independent Public Accountants:

                Arthur Andersen LLP


Appointment of Official Committees

         To date, three committees have been participating in these cases. The members of the committees and their respective attorneys and advisors, as of the date of the filing of this Disclosure Statement, are set forth below:

         Unsecured Creditors' Committee of CMI:

                Prudential Securities Credit Corporation
                Riggs Bank, NA
                Conseco Capital Management, Inc.
                RER Resources L.P.

         Attorney:

                Arnold & Porter

         Financial Advisors:

                The Blackstone Group

         Accountants:

                PricewaterhouseCoopers LLP

         Equity Securityholders' Committee:

                Charles Koehler
                Michael Wurst
                Elliot Kapstein

                Howard Landis
                Saul Yarmak

         Attorney:

                Covington & Burling

         Financial Advisor:

                Ernst & Young LLP

         Unsecured Creditors' Committee of CMM:

                Dunn and Bradstreet
                Andrews Office Products
                Ad Solution

         Attorney:

                Whiteford, Taylor & Preston


         Financial Advisor:

                Penta Advisory Services, LLC


OTHER RELIEF GRANTED

         In addition to obtaining Bankruptcy Court orders in connection with proceedings involving creditors and an employee retention plan (also addressing assumption of certain employment agreements) as discussed in "GENERAL INFORMATION - Legal Proceedings," "GENERAL INFORMATION - Business - Employee Retention Plan," and "GENERAL INFORMATION - Management - Executive Compensation," the Debtors, in conjunction with filing their petitions, filed various other motions seeking orders that were entered by the Bankruptcy Court. The relief sought included:

         Application for Authority to Pay Prepetition Trade Creditors in the Ordinary Course: The Debtors obtained authority from the Bankruptcy Court to pay Trade Claims in the ordinary course of their business with respect to those vendors that continued to ship goods on customary trade terms.

         Assumption and Rejection of Executory Contracts and Unexpired Leases. Since the Petition Date, the Debtors have undertaken a comprehensive review and evaluation of their various unexpired real property leases and various executory contracts. Based on this review and because of the substantial downsizing of the Debtors' business, the Debtors have rejected five leases of real property and 21 equipment leases and equipment maintenance and service contracts. In the event the Debtors determine, in their business judgment, that they no longer need other leases and contracts, the Debtors will file the appropriate motion(s) to reject such leases or contracts with the Bankruptcy Court, or such leases or contracts will be deemed rejected in the Plan.

DEADLINE TO FILE PROOFS OF CLAIM

         On October 7, 1998, the Clerk of the Bankruptcy Court (the "Clerk of the Court") issued a notice (the "Bar Date Notice") setting February 14, 1999, (the "Bar Date"), as the date and time by which proofs of claim of non-governmental units against the Debtors' chapter 11 estates had to be filed. Governmental units were given until

April 3, 1999 (the "Government Unit Bar Date") to file such proofs. The Bar Date Notice required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against any or all of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before the Bar Date or the Government Unit Bar Date, as applicable, in each case at 5:00 p.m. by the Clerk of the Court. The Bar Date Notice further provided that if a claim is listed on the schedule of claims filed by the Debtors with the Bankruptcy Court and is not listed as disputed, contingent or unliquidated, the claim will be allowed only in the amount scheduled unless the claimant files a proof of claim by the Bar Date or the Government Unit Bar Date, as applicable, and that if a claim is not listed on the schedule of claims filed by the Debtors with the Bankruptcy Court or if a claim is listed as disputed, contingent or unliquidated, the claimant must file a proof of claim with the Bankruptcy Court by the Bar Date or the Government Unit Bar Date, as applicable, or the claimant may not be able to recover on its claim against the Debtors' chapter 11 estates.

         More than 850 claims with a face amount of approximately $2.5 billion have been filed in these cases. The Debtors scheduled liabilities of approximately $1.18 billion. The Debtors and The Debtors' counsel have devoted substantial effort to reducing the total amount of allowed claims. In connection with an extensive claims analysis they have: (a) established a detailed database; (b) prepared objections to claims; and (c) undertaken extensive negotiations with creditors regarding reduction or withdrawal of claims.

         These efforts have resulted in the disallowance, withdrawal, or agreement to withdraw approximately $1.4 billion in claims to date. This process has led to the resolution of almost all employee, real and personal property lease rejection, broker and borrower claims. Except as set forth below, CMI anticipates only a few remaining claims disputes in these areas.

         Three large disputed claims remain unresolved: (a) the claim of Andrew
N. Friedman on behalf of a class of shareholders in the amount of $100 million (the "Friedman Claim"); (2) the claim of the Capital Corporation of America, LLC for approximately $17 million (the "CCA Claim"); and (3) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim").

         The Friedman claims relates to shareholder litigation against CMI's officers and directors, which is discussed in "GENERAL INFORMATION - Legal Proceedings."

         The CCA Claim relates to an August 1998 letter of intent between CMI and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. CMI's position is that neither of these contingencies was fulfilled. After preliminary due diligence, CMI expressed concern regarding the quality of the mortgage loans underlying the CMBS. CMI's further due diligence confirmed this preliminary view, and CMI exercised its right not to go forward with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on September 1, 1999, CMI filed an objection to the CCA Claim. On October 9, 1999, CCA responded to the objection. The matter is now pending before the Bankruptcy Court.

         The GP Properties Claim relates to CMI's loan origination program. In August and September 1998, CMI and GP Properties were involved in the preliminary loan application process. These preliminary steps did not give rise to a loan commitment. On October 7, 1998, GP Properties advised CMI that it closed on alternative lending. GP Properties refused CMI's request that it withdraw its claim, and on October 26, 1999, CMI objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. On December 16, 1999, CMI filed a submission asking the Bankruptcy Court to disallow the GP Properties Claim.

         The Debtors estimate the principal amount of allowed unsecured claims will be approximately $195 million and allowed secured claims will be approximately $760 million, subject to agreed sales of certain collateral.

APPOINTMENT OF SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CMI

         In May 1999, a Special Reorganization Committee of the Board of Directors was established to evaluate proposals received from major financial institutions for private equity investments that would be part of a plan of reorganization. The Committee, composed of the Company's four outside directors, was also assigned the responsibility of overseeing the ongoing development of the entire plan of reorganization under which the Company could emerge from chapter 11. Robert E. Woods was appointed Lead Director of the Committee. Mr. Woods is Managing Director and head of loan syndications for the Americas at Societe Generale. Prior to that, he was Managing Director and head of the Real Estate Capital Markets and Mortgage-Backed Securities Division of Citicorp.

PAYMENT OF NON-CASH DIVIDEND TO COMMON SHAREHOLDERS

         On September 14, 1999, the Company declared a dividend to common shareholders of approximately 1.61 million shares of a new series of junior convertible preferred stock with a face value of $10 per share. The Company paid the junior preferred stock dividend on November 5, 1999. Dividends are payable, at a rate of 12% per annum, in cash except to the extent that continued qualification as a real estate investment trust requires payment of dividends in shares. The payment of the first dividend will be paid no earlier than the end of the calendar quarter (March 31, June 30, September 30, December 31) in which the Company's Plan becomes effective and thereafter not more than quarterly, as determined by the Board of Directors. See "Effect of Chapter 11 Filing on REIT Status and Other Tax Matters -- The Company's 1998 Taxable Income."

B.    BUSINESS

GENERAL

         CRIIMI MAE is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries filed for relief under chapter 11 of the U.S. Bankruptcy Code on the Petition Date as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"), (ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

         Since filing for chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer for its own as well as third party securitized mortgage loan pools.

         In addition to the two operating subsidiaries which filed for chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3 to Notes to Consolidated Financial Statements. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

         The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency. The Company's principal executive offices are located at 11200 Rockville Pike, Rockville, Maryland 20852 and its telephone number is
(301) 816-2300.

EFFECT OF CHAPTER 11 FILING ON REIT STATUS AND OTHER TAX MATTERS

         REIT STATUS. CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years.

         THE COMPANY'S 1999 TAXABLE INCOME. As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID. Should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, the tax liability on the taxable income for the nine months ended September 30, 1999 of approximately $13.7 million would be approximately $5.5 million.

           In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the 1999 year. The Company anticipates distributing a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make distributions with respect to its 1999 taxable income.

         1999 EXCISE TAX LIABILITY. Apart from the requirement that the Company distribute at least 95% of its REIT taxable income to maintain REIT status, CRIIMI MAE is also required each calendar year to distribute an amount at least equal to the sum of 85% of its "REIT ordinary income" and 95% of its "REIT capital gain income" to avoid incurring a nondeductible excise tax. Unlike the 95% distribution requirement, the 85% distribution requirement is not reduced by excess noncash income items such as OID. In addition, in determining the Company's excise tax liability, only dividends actually paid in 1999 will reduce the amount of income subject to this excise tax. The Company has accrued $475,000 for the excise tax payable for 1999 in anticipation that 1999 taxable income will not be distributed to shareholders until 2000. The accrual was calculated based on the taxable income for the first nine months of 1999. Additional excise tax will be accrued in the fourth quarter related to fourth quarter taxable income.

         THE COMPANY'S 1998 TAXABLE INCOME. On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately 1.61 million shares of a new series of junior convertible preferred stock with a face value of $10 per share. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined that such amount is not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability will be eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend is taxable to common shareholder recipients.

THE CMBS MARKET

         Historically, traditional lenders, including commercial banks, insurance companies and savings and loans, have been the primary holders of commercial mortgages. The real estate market of the late 1980s and early 1990s created business and regulatory pressure to reduce the real estate assets held on the books of these institutions. As a result, there has been significant movement of commercial real estate debt from private institutional holders to the public markets. Consequently, the supply of private sector multifamily and other CMBS has increased dramatically over recent years. According to COMMERCIAL MORTGAGE ALERT, CMBS issuance's in the U.S. equaled approximately $78.3 billion in 1998 compared to approximately $44.3 billion in 1997, $30.0 billion in 1996 and $19.0 billion in 1995.

         CMBS are generally created by pooling commercial mortgage loans and directing the cash flow from such mortgage loans to various tranches of securities. The tranches consist of investment grade (AAA to BBB-), non-investment grade (BB+ to C) and unrated. The first step in the process of creating CMBS is loan origination. Loan origination occurs when a financial institution lends money to a borrower to refinance or to purchase a commercial real estate property, and secures the loan with a mortgage on the property that the borrower owns or purchases. Commercial mortgage loans are typically non-recourse to the borrower. A pool of these commercial real estate-backed mortgage loans is then accumulated, often by a large commercial bank or other financial institution. One or more rating agencies then analyze the loans and the underlying real estate to determine their credit quality. The mortgage loans are then deposited into an entity that is not subject to taxation, often a real estate mortgage investment conduit ("REMIC") or, in the case of the Company, a TMP. The investment vehicle then issues securities backed by the commercial mortgage loans, or CMBS.

         The CMBS are divided into tranches, which are afforded certain priority rights to the cash flow from the underlying mortgage loans. Interest payments typically flow first to the most senior tranche until it receives all of its accrued interest and then to the junior tranches in order of seniority until all available interest is exhausted. Principal payments typically flow first to the most senior tranche until it is retired. Tranches are then retired in order of seniority, based on available principal. Losses, if any, are generally first applied against the principal balance of the lowest rated or unrated tranche. Losses are then applied in reverse order of seniority. Each tranche is assigned a credit rating by one or more rating agencies based on the agencies' assessment of the likelihood of the tranche receiving its stated right to payment of principal. The CMBS are then sold to investors through either a public offering or a private placement. The Company has primarily focused on acquiring or retaining non-investment grade and unrated tranches, issued by mortgage conduits, where the Company believes its market knowledge and real estate expertise allow it to earn attractive risk-adjusted returns.

         At the time of a securitization, one or more entities are appointed as "servicers" for the pool of mortgage loans, and are responsible for performing servicing duties which include collecting payments and monitoring performance (master or direct servicing), and working out or foreclosing on defaulted loans (special servicing). Each servicer receives a fee and other financial incentives based on the type and extent of servicing duties.

         The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable weighted average lives to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and have continued throughout 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will fully recover. Even if the market for subordinated CMBS fully recovers, the liquidity of such market has historically been limited. Additionally, during adverse market conditions, the liquidity of such market has been severely limited. Therefore, management's estimate of the value of the Company's CMBS could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

SUBORDINATED CMBS ACQUISITIONS

         As of December 31, 1998 and September 30, 1999, the Company's $2.4 billion portfolio of assets included $1.3 billion and $1.2 billion, respectively, of Subordinated CMBS (representing approximately 52% and 52%, respectively, of the Company's total consolidated assets). See CRIIMI MAE Financial Statements to be attached hereto as Exhibit D.

         In 1998, CRIIMI MAE acquired Subordinated CMBS from offerings with a total face amount of $13.5 billion. These offerings comprised 17.2% of the total ($78.3 billion face amount according to COMMERCIAL MORTGAGE ALERT) CMBS market for 1998. For the year ended December 31, 1998, the Company acquired Subordinated CMBS with an aggregate face amount of approximately $1.2 billion, making the Company a leading purchaser of Subordinated CMBS in 1998. As of December 31, 1998, approximately 44% of the Company's CMBS (based on fair value) were rated BB+, BB or BB-, 27% were B+, B, B- or CCC and 9% were unrated. The remaining approximately 20% represents investment grade securities that the Company reflects on its balance sheet as a result of CBO-2 (herein defined). See "THE PORTFOLIO - CMBS."

         The Company generally acquired Subordinated CMBS in privately negotiated transactions, which allowed it to perform due diligence on a substantial portion of the mortgage loans underlying the Subordinated CMBS as well as the underlying real estate prior to consummating the purchase. In connection with its Subordinated CMBS acquisitions, the Company targeted diversified mortgage loan pools with a mix of property types, geographic locations and borrowers. CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The Company's business strategy was to periodically refinance a substantial portion of the Subordinated CMBS in its portfolio through a resecuritization of such Subordinated CMBS primarily to attain a better matching of the maturities of its liabilities and assets through the refinancing of short-term, variable-rate, recourse financing with long-term, fixed-rate, non-recourse financing. See "BUSINESS - Resecuritizations," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and Notes 5 and 9 to Notes to Consolidated Financial Statements.

         The Company generally enters into interest rate protection agreements to mitigate the adverse effects of rising short-term interest rates on its variable-rate financing facilities. It is the Company's policy to hedge at least 75% of its variable-rate debt with interest rate protection agreements. As of December 31, 1998 and September 30, 1999, approximately 79% and 91%, respectively, of the Company's variable-rate debt was hedged with interest rate caps, a form of interest rate protection agreement. Interest rate caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case CRIIMI MAE would receive payments based on the difference between the index and the cap. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 9 and 10 to Notes to Consolidated Financial Statements for a further discussion of the Company's short-term, variable-rate, secured financing facilities and interest rate protection agreements.

RESECURITIZATIONS

         The Company initially funded a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate secured financing facilities. To mitigate the Company's exposure to interest rate risk, among other things, the Company's business strategy was to periodically refinance a significant portion of this short-term debt with fixed-rate, non-recourse debt having maturities that matched those of the Company's mortgage assets securing such debt ("match-funded"). The Company effected such refinancing by pooling Subordinated CMBS once a sufficient number of Subordinated CMBS had been accumulated, and issuing newly created CMBS backed by the pooled Subordinated CMBS. The CMBS issued in such resecuritizations were fixed-rate obligations with maturities that matched the maturities of the Subordinated CMBS backing the new CMBS. These resecuritizations also increased the amount of borrowings available to the Company due to the increased collateral value of the new CMBS relative to the pooled Subordinated CMBS. The increase in collateral value was principally attributable to the seasoning of the underlying mortgage loans, and the diversification that occurred when such Subordinated CMBS were pooled. The Company generally used the cash proceeds from the investment-grade CMBS that were sold in the resecuritization to reduce the amount of its short-term, variable-rate secured borrowings. The Company then used the net excess borrowing capacity created by the resecuritization to obtain new short-term, variable-rate secured borrowings which were used with additional new short-term, variable-rate secured borrowings typically provided by the Subordinated CMBS seller and, to a lesser extent, cash, to purchase additional Subordinated CMBS. Although the Company's resecuritizations have mitigated the Company's exposure to interest rate risk through match-funding, the Company's short-term, variable-rate secured borrowings increased from December 31, 1996 to December 31, 1998, as a result of the Company's continued acquisitions of Subordinated CMBS.

         In December 1996, the Company completed its first resecuritization of Subordinated CMBS ("CBO-1") with a combined face value of approximately $449 million involving 35 individual securities collateralized by 12 mortgage securitization pools. The Company sold, in a private placement, securities with a face amount of $142 million and retained securities with a face amount of approximately $307 million. Through CBO-1, the Company refinanced approximately $142 million of short-term, variable-rate, secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-1 generated excess borrowing capacity of approximately $22 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral.

         In May 1998, the Company completed its second resecuritization of Subordinated CMBS ("CBO-2") with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage securitization pools and three of the retained securities from CBO-1. In CBO-2, the Company initially sold in a private placement securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Through CBO-2, the Company refinanced approximately $468 million of short-term, variable-rate secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-2 generated net excess borrowing capacity of approximately $160 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral. See "GENERAL INFORMATION - Legal Proceedings" regarding the sale of additional CBO-2 CMBS.

         As of December 31, 1998 and September 30, 1999, the Company's total debt was approximately $2.1 billion and $2.0 billion, respectively, of which approximately 46% and 53%, respectively, was fixed-rate, match-funded debt and approximately 54% and 47%, respectively, was short-term, variable-rate or fixed-rate debt that was not match-funded and recourse to the Company. For the year and nine months ended December 31, 1998 and September 30, 1999, the Company's weighted average cost of borrowing (including amortization of discounts and deferred financing fees of approximately $6.5 million and $6.7 million, respectively) was approximately 7.37% and 7.39%, respectively. See "BUSINESS - Subordinated CMBS Acquisitions," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 5, 9 and 10 to Notes to Consolidated Financial Statements for further information regarding the Company's resecuritizations, short-term variable-rate secured financings, and caps.

LOAN ORIGINATIONS AND SECURITIZATIONS

         Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment-grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.

         A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a predetermined prepayment penalty. Since the inception of these origination programs, the Company has originated over $900 million in aggregate principal amount of loans and securitized approximately $496 million in aggregate principal amount of mortgage loans.

         In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans originated or acquired through a mortgage loan conduit program with Citibank, and through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE initially sold $397 million face amount of fixed-rate, investment-grade CMBS. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, the sale of these bonds did not occur until 1999. See "GENERAL INFORMATION Legal Proceedings" regarding the sale of additional CMO-IV securities. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment-grade CMBS sold in the securitization. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources" and Note 6 to Notes to Consolidated Financial Statements for additional information regarding this securitization.

         At the time it filed for bankruptcy, the Company had a mortgage loan conduit program with Citibank (the "Citibank Program") as well as a loan conduit program with Prudential Securities Incorporated and Prudential Securities Credit Company (the "Prudential Program") (together the "Programs").

         The Citibank Program provided for CRIIMI MAE to pay to Citibank the face value of the loans originated through the Program, which were funded by Citibank and not otherwise securitized, plus or minus any hedging loss or gain, on December 31, 1998. To secure this obligation, CRIIMI MAE was required to deposit a portion of the principal amount of each originated loan in a reserve account. At December 31, 1998, this reserve account was approximately $31.8 million and was subsequently applied to the Citibank obligation, as further described below.

         Under the Prudential Program, the Company had an option to pay to Prudential Securities Incorporated and Prudential Securities Credit Company (collectively "Prudential") the face value of the loan, plus or minus any hedging loss or gain, at the earlier of June 30, 1999 or the date by which a stated quantity of loans for securitization has been made. Under the Prudential Program, the Company was required to fund a reserve account, which was approximately $2 million. Since the Company was unable to exercise its option under the Prudential Program, the Company forfeited the amount of the reserve account. CRIIMI MAE is still in discussions with Prudential to sell the loan originated under the Prudential Program. There can be no assurance that an agreement will be reached with Prudential or, if reached, that such agreement would be approved by the Bankruptcy Court.

         On October 5, 1998, Citibank sent the Company a letter alleging that the Company was in default under the Citibank Program and that it was terminating the Citibank Program. The Company and Citibank negotiated a

Stipulation and Consent Order (the "Order"), entered by the Bankruptcy Court on April 5, 1999, regarding the Citibank Program. The Order provided that Citibank would, with CRIIMI MAE's cooperation, sell the loans originated under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank under the Citibank Program, from the amount held in the reserve account. The minimum net proceeds provision could be waived by written agreement of the Company, the Official Committee of Unsecured Creditors in the Company's chapter 11 case (the "Unsecured Committee") and the Official Committee of Equity Security Holders in the Company's chapter 11 case (the "Equity Committee").

         On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998, were sold for gross proceeds of approximately $308 million. The loans sold had an aggregate unpaid principal balance of $339 million. As a result of the valuation received in the sale, the Company recorded an additional $10.9 million unrealized loss in the second quarter bringing its unrealized losses through June 30, 1999 to $35.3 million. The unrealized losses recorded through June 30, 1999 also included an estimate of losses (approximately $2 million) related to the three loans (unpaid principal balance of $32.7 million) not sold. Prior to the actual sale of these loans the Company had recorded its unrealized losses based on pricing data received from Citibank. (See also Note 8 to Notes to Consolidated Financial Statements regarding the impact of this transaction on tax basis income). On September 16, 1999, the remaining three commercial loans originated under the Citibank Program were sold resulting in approximately $1.1 million in additional losses recognized in the third quarter of 1999 due to a decrease in the actual proceeds received as compared to the estimated proceeds anticipated at June 30, 1999. Therefore, the total realized loss for the transaction was approximately $36.3 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by the Company, the Unsecured Committee and the Equity Committee. For income tax purposes, the entire loss of $36.3 million was recorded as a realized loss on the loan sale dates in the third quarter of 1999.

SERVICING

         CRIIMI MAE conducts its mortgage loan servicing and advisory operations through its affiliate, CMSLP. At the time of the chapter 11 filing, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion, as compared to approximately $16.5 billion as of December 31, 1997. Prior to the Petition Date, CRIIMI MAE increased its mortgage loan servicing and advisory operations primarily through its purchases of Subordinated CMBS by acquiring certain servicing rights for the mortgage loans collateralizing the Subordinated CMBS, as well as providing servicing on the loans originated through the CRIIMI MAE loan origination programs. At the time of the chapter 11 filing, CRIIMI MAE, through CMSLP, master serviced five CMBS portfolios totaling $3.6 billion, as well as loans originated, but not yet securitized, under its loan origination programs.

         CMSLP did not file for protection under chapter 11. However, because of the related party nature of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's chapter 11 filing, CMSLP was declared in default under certain credit agreements with First Union National Bank ("First Union"). In order to repay all such credit agreement obligations and to increase its liquidity, CMSLP arranged for ORIX Real Estate Capital Markets, LLC ("ORIX"), formerly known as Banc One Mortgage Capital Markets, LLC to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's chapter 11 filing, in November 1998, CRIIMI MAE designated ORIX as special servicer on 33 separate CMBS securitizations totaling approximately $29 billion, subject to certain requirements contained in the respective servicing agreements. CMSLP will continue to perform special servicing as special sub-servicer for ORIX on all but five of these securitizations. CRIIMI MAE remains the owner of the lowest rated tranche of the related Subordinated CMBS and, as such, retains rights pertaining to ownership, including the right to replace the special servicer. CMSLP lost the right to specially service the DLJ MAC 95 CF-2 securitization when the majority holder of the lowest rated tranches replaced CMSLP as special servicer. As of September 30, 1999, CMSLP's remaining servicing portfolio was $29.4 billion.

         CMSLP's principal servicing activities are described below.

         SPECIAL SERVICING. A special servicer typically provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of mortgage loans. When acquiring Subordinated CMBS, CRIIMI MAE typically required that it retain the right to appoint the special servicer for the related mortgage pools. When acting as special servicer of a CMBS pool, CMSLP has the authority to deal directly with any borrower that fails to perform under certain terms of its mortgage loan, including the failure to make payments, and to manage any loan workouts and foreclosures. As special servicer, CMSLP earns fee income on services provided in connection with any loan servicing function transferred to it from the master servicer. CRIIMI MAE believes that because it owns the lowest rated or unrated tranche (first loss position) of the Subordinated CMBS, CMSLP has an incentive to quickly resolve any loan workouts. During the year and nine months ended December 31, 1998 and September 30, 1999, CMSLP successfully resolved $138.7 and $175 million, respectively, of CMBS loan workouts. As of December 31, 1998 and September 30, 1999, CMSLP was designated as the special servicer (or sub-special servicer) for approximately 5,000 and 4,971 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $27.4 and $27.0 billion, respectively. Such commercial mortgage loans represent substantially all of the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio.

         As of September 30, 1999, CMSLP had a special servicer rating of "above average" from Fitch IBCA and had been approved on a transactional basis by Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. However, CMSLP lost an "acceptable" special servicer rating by Standard & Poor's ("S&P") in October 1998 as a result of the chapter 11 filing of CRIIMI MAE. Also, as a result of the chapter 11 filing, Fitch IBCA placed CMSLP's special servicing rating on "rating watch."

         MASTER SERVICING. A master servicer typically provides administrative and reporting services to the trustee with respect to a particular issuance of CMBS. Mortgage loans underlying CMBS generally are serviced by a number of primary servicers. Under most master servicing arrangements, the primary servicers retain primary responsibility for administering the mortgage loans and the master servicer acts as an intermediary in overseeing the work of the primary servicers, monitoring their compliance with the standards of the issuer of the related CMBS and consolidating the servicers' respective periodic accounting reports for transmission to the trustee. When acting as master servicer of a CMBS pool, CMSLP has greater control over the mortgage assets underlying its Subordinated CMBS, including the authority to (i) collect monthly principal and interest payments (either from a direct servicer or directly from borrowers) on loans comprising a CMBS pool and remit such amounts to the pool trustee, (ii) oversee the performance of sub-servicers and (iii) report to trustees. As master servicer, CMSLP is usually paid a fee and can earn float income on the deposits it holds. In addition to this float and fee income, the master servicer typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1998 and September 30, 1999, CMSLP remained master servicer on three CMBS portfolios representing commercial mortgage loans with an aggregate principal amount of approximately $2.3 billion.

         As of September 30, 1999, CMSLP had a master servicer rating of "acceptable" from Fitch IBCA and had been approved on a transactional basis by Moody's. However, CMSLP lost an acceptable master servicer rating from S&P in October 1998 as a result of the chapter 11 filing of CRIIMI MAE. Also, as a result of the chapter 11 filing, Fitch IBCA placed CMSLP's Master Servicer rating on "rating watch".

         DIRECT (OR PRIMARY) SERVICING. Direct (or primary) servicers typically perform certain functions for the master servicer. Direct serviced loans are those loans for which CMSLP collects loan payments directly from the borrower (including tax and insurance escrows and replacement reserves). The loan payments are remitted to the master servicer for the loan (which may be the same entity as the direct servicer), usually on a fixed date each month. The direct servicer is usually paid a fee to perform these services, and is eligible to earn float income on the deposits held. In addition to this fee and float income, the direct servicer, like the master servicer, typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1998 and June 30, 1999, CMSLP was designated direct servicer for approximately 374 and 219 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $2.1 billion and $920.8 million, respectively. This number excludes loans that are both direct and master serviced, which are included in the master servicing figures above.

         LOAN MANAGEMENT. In certain cases, CMSLP acts as loan manager and monitors the ongoing performance of properties securing the mortgage loans underlying its Subordinated CMBS portfolio by continuously reviewing the property level operating data and regular site inspections. For many of these loans, CMSLP performs these duties directly; for the remaining loans, as part of its routine asset monitoring process, it reviews the analysis performed by other servicers. This allows CMSLP to identify and resolve potential issues that could result in losses. As of December 31, 1998 and September 30, 1999, CMSLP served as loan manager for approximately 4,800 and 4,760 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $26.6 and $26.2 billion, respectively. This number excludes loans that are both direct and master serviced which are included in the master servicing figures above.

UNDERWRITING PROCEDURES

         CRIIMI MAE believes that its experience in underwriting has enabled it to maintain the overall quality of assets underlying its CMBS portfolio and to properly manage certain of the risks associated with mortgage loans underlying acquired Subordinated CMBS and loan originations. Since the Company generally acquired CMBS through privately negotiated transactions and originated commercial mortgage loans through its regional offices, it was able to perform extensive due diligence on each mortgage loan as well as the underlying real estate prior to consummating any purchase or origination. The Company underwrote every loan it originated and re-underwrote a substantial portion of the loans underlying the Subordinated CMBS it acquired. Furthermore, the Company's credit committee, composed of members of senior management, reviewed originated loans and Subordinated CMBS acquisitions. The Company also placed underwriting personnel in its regional origination offices, not only to provide a timely response to the originators but also to achieve a thorough understanding of local markets and demographic trends.

         CRIIMI MAE's underwriting guidelines were designed to assess the adequacy of the real property as collateral for the loan and the borrower's creditworthiness. The underwriting process entailed a full independent review of the operating records, appraisals, environmental studies, market studies and architectural and engineering reports, as well as site visits to properties representing a majority of the CMBS portfolio. The Company then tested the historical and projected financial performance of the properties to determine their resiliency to a market downturn and applied varying capitalization rates to assess collateral value. To assess the borrower's creditworthiness, the Company reviewed the borrower's financial statements, credit history, bank references and managerial experience. The Company purchased Subordinated CMBS when the loans it believed to be problematic (I.E., that did not meet its underwriting criteria) were excluded from the CMBS pool and when satisfactory arrangements existed that enabled the Company to closely monitor the underlying mortgage loans and provided the Company with appropriate workout and foreclosure rights.

EMPLOYEES

         As of September 30, 1999, the Company had 58 full-time employees, and CMSLP had 103 full-time employees. Prior to the Petition Date on September 30, 1998, the Company had 170 full-time employees, and CMSLP had 113 full-time employees.

EMPLOYEE RETENTION PLAN

         Upon commencement of the chapter 11 cases, the Company believed it was essential to both the efficient operation of the Company's business and the reorganization effort that the Company maintain the support, cooperation and morale of its employees. The Company obtained Bankruptcy Court approval to pay certain pre-petition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies.

         In addition, to ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work toward the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program (the "Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. The Employee Retention Plan also provides for retention payments aggregating up to $3.5 million, including payments to certain executives. Retention payments are payable semiannually over a two-year period. The first retention payment vested on April 5, 1999, and was paid on April 15, 1999. The second retention payment vested on October 5, 1999 and was paid on October 15, 1999. The entire unpaid portion of the retention payments will become due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of the Company, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CMM. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control. For a discussion of the Employee Retention Plan as it relates to named key executives of the Company, see "EXECUTIVE COMPENSATION - Employment Agreements."


C.    THE PORTFOLIO

         CMBS

         FAIR VALUE

         As of September 30, 1999, the Company owned CMBS rated from A to CCC and Unrated with a total fair value amount of approximately $1.2 billion (representing approximately 52% of the Company's total consolidated assets) and an aggregate amortized cost of approximately $1.5 billion.





                                                                                                    Amortized      Amortized
                Face Amount                                  Face Value                             Cost           Cost
                as of          Weighted                      as of              Range of Discount   as of          as of
                September 30,  Averages         Weighted     September 30,      Rates Used to       September      December
SECURITY        1999           Pass-            Average      1999               Calculate           30, 1999       31, 1998
RATING          (IN MILLIONS)  THROUGH RATE     LIFE (2)     (IN MILLIONS)(1)   FAIR VALUE (1)      (IN MILLIONS)  (IN MILLIONS)
A (5)           $      62.6        7.0 %         7 years      $   54.2           9.8%                 $   57.3     $   57.0

BBB (5)               150.6        7.0%          12 years        116.8          10.4%                    127.5        126.9

BBB-(5)               115.2        7.0%          13 years         82.8          11.3%                     93.3         92.8

BB+                   394.6        7.0%          13 years        260.9          10.6% - 12.9%             319.7       317.9

BB                    278.2        6.9%          14 years        200.7          11.2% - 13.4%             261.2       259.1



BB-                    89.1        6.8%          14 years         54.4          11.7% - 14.6%              73.0        72.6

B+                    128.7        6.7%          16 years         65.9          13.0% - 15.9%              93.4        93.0

B                     300.2        6.6%          16 years        151.3          14.0% - 16.3%             210.4       208.9

B-                    198.7        6.7%          17 years         86.5          15.2% - 19.0%             107.6       106.7

CCC                    92.0        6.8%          19 years         24.0          24.0% - 29.0%              36.1        36.0

Unrated (6)           477.4        6.2%          20 years        118.5          25.0% - 30.0%             151.0       159.0
                      -----        ----        ----------        -----                                ---------    --------
Total (3)(4)    $   2,287.3        6.7%          16 years    $ 1,216.0                                $ 1,530.5    $1,529.9
                ============       ====        ==========    =========                                =========    =========


----------

(1) The estimated fair values of Subordinated CMBS represent the carrying value of these assets. Due to the chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio as of September 30, 1999 and December 31, 1998. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of September 30, 1999 and December 31, 1998. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The projected cash flows used by the Company were based upon the same collateral cash flows used to calculate the anticipated weighted average yields to maturity. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including: institutionally-available research reports, and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of September 30, 1999 and December 31, 1998, it has disclosed in the table the range of discount rates by rating category used in determining these fair market values.

The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable weighted average lives to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and have continued throughout 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will fully recover. Even if the market for Subordinated CMBS fully recovers, the liquidity of such market has historically been limited. Additionally, during adverse market conditions the liquidity of such market has been severely limited. Therefore management's estimate of the value of its securities could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

(2) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments other than those factored in the assumed prepayment rate used at the time of acquisition.

(3) Refer to Note 8 to Notes to Consolidated Financial Statements for additional information regarding the total face amount and purchase price of Subordinated CMBS for tax purposes.

(4) Similar to the Company's other sponsored CMOs, CMO-IV, as described in Note 6 to Notes to the Consolidated Financial Statements, resulted in the creation of CMBS, of which the Company sold certain tranches. Since the Company retained call options on the sold bonds, the Company did not surrender control of the assets for purposes of FAS 125 and thus the entire transaction is accounted for as a financing and not as a sale. Since the transaction is recorded as a financing, the Subordinated CMBS are not reflected in the Company's Subordinated CMBS portfolio. Instead the mortgage assets are reflected in Investment in Originated Loans on the balance sheet.

(5) In connection with CBO-2, $62.6 million (A rated) and $60.0 million (BBB rated) face amount of investment grade securities were issued with call options and $345 million (A rated) face amount were issued without call options. Since the Company retained call options on certain sold bonds, the Company did not surrender control of those assets pursuant to the requirements of FAS 125 and thus these securities are accounted for as a financing and not a sale. Since the transaction is recorded as a partial financing and a partial sale, CRIIMI MAE has retained the securities with call options in its

Subordinated CMBS portfolio reflected on its balance sheet. In connection with CBO-2, in May 1998 the Company initially retained $90.6 million (BBB rated) and $115.2 million (BBB-rated) face amount of securities, with the intention to sell the securities at a later date. Such sale occurred March 5, 1999. See below for further discussion.

(6) The unrated bond from CBO-1 experienced an approximately $737,000 principal write down due to a loss on the foreclosure of an underlying loan. Management believes that the current loss estimates used to recognize income related to this bond remain adequate to cover losses.

         TYPE AND GEOGRAPHIC LOCATION OF LOANS

         As of September 30, 1999 and December 31, 1998, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:



                   SEPTEMBER 30,      DECEMBER 31,                              SEPTEMBER          DECEMBER 31,
PROPERTY           1999               1998               GEOGRAPHIC             30, 1999           1998
TYPE               PERCENTAGE(1)      PERCENTAGE(1)      LOCATION(2)            PERCENTAGE(1)      PERCENTAGE(1)
----               -------------      -------------      -----------            -------------      -------------

Multifamily......     32%                31%             California..........       17%                  16%
Retail...........     29%                28%             Texas...............       14%                  12%
Office...........     12%                15%             Florida.............        8%                   7%
Hotel............     14%                13%             Other(3)............       61%                  65%
                                                                                   ----                 ----
Other............     13%                13%                Total............      100%                 100%
                      ---              -----                                       ====                 ====
    Total........     100%              100%
                      ====             =====


(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2)  No significant concentration by region.
(3)  No other individual state makes up more than 5% of the total.

         CMBS POOLS. The following table summarizes information relating to the Company's CMBS on an aggregate basis by pool as of September 30, 1999. See also
Note 5 to Notes to Consolidated Financial Statements.


                                               Original                September 30, 1999
                                               Anticipated             Anticipated
                                               Unleveraged             Unleveraged
                                               Yield to                Yield to
POOL (3)                                       Maturity (1)           Maturity (1)(2)
--------                                       ------------           ---------------
Retained Securities from
  CRIIMI 1996 C1 (CBO-1)                        19.5%                   20.7%(5)

DLJ Mortgage Acceptance Corp.
  Series 1997 CF2 Tranche B-30C                  8.2%                    8.2%

Nomura Asset Securities Corp.
  Series 1998-D6 Tranche B7                     12.0%                   12.0%

Retained Securities from
  CRIIMI 1998 C1 (CBO-2)                        10.3%                   10.1%(4)

Mortgage Capital Funding, Inc.
  Series 1998-MC1                                8.9%                    9.0%



Chase Commercial Mortgage Securities
  Series 1998-1                                  8.8%                    8.8%

First Union/Lehman Brothers
  Series 1998 C2                                 8.9%                    9.0%

Morgan Stanley Capital Inc.
  Series 1998-WF2                                8.5%                    8.6%(4)

Mortgage Capital Funding, Inc.
  Series 1998-MC2                                8.7%                    8.7%

Weighted Average                                 9.7%(3)                10.1%(3)


----------

(1) Represents the anticipated weighted average unleveraged yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and September 30, 1999, respectively, based on management's estimate of the timing and amount of future credit losses and prepayments. As discussed in (4) below, these yields may decrease as a result of certain adversarial actions taken by the Company's lenders.

(2) Unless otherwise noted, changes in the September 30, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions relating to mortgage collateral.

(3) CRIIMI MAE, through CMSLP, performs servicing functions on a total CMBS pool of approximately $ 29.4 billion. Of the $29.4 billion of mortgage loans, approximately $260.6 million are being specially serviced as of November 1, 1999, of which approximately $121.1 million are being specially serviced due to payment default and the remainder are being specially serviced due to nonfinancial covenant default. CMSLP, to date has resolved and transferred out of special servicing approximately $422.3 million of the approximately $682.9 million that has been transferred into special servicing. To date, actual losses on mortgage loans underlying the CMBS transactions are lower than the Company's original loss estimates.

(4) On October 6, 1998, Morgan Stanley and Co. International Limited ("Morgan Stanley") advised CRIIMI MAE that it was exercising alleged ownership rights over certain classes of CMBS it held as collateral. In the first quarter of 1999, the Company agreed to cooperate in selling two classes of investment grade CMBS issued by CRIIMI MAE Commercial Mortgage Trust Series 1998-C1 (CBO-2 BBB Bonds) and to suspend litigation with Morgan Stanley with respect to these CMBS. On March 5, 1999, the CBO-2 BBB Bonds with $205.8 million face amount and with a coupon rate of 7% were sold in a transaction that is accounted for as a financing by the Company rather than a sale. Of the $159 million in proceeds, $141.2 million was used to repay amounts due under the agreement with Morgan Stanley, and $17.8 million was paid to CRIIMI MAE. CRIIMI MAE and Morgan Stanley also agreed to a standstill period, now extended through January 17, 2000, regarding seven classes of subordinated CMBS known as Morgan Stanley Capital I Inc. Series 1998-WF2 (the "Wells Fargo Bonds"). At the end of this standstill period, Morgan Stanley has until January 27, 2000 to respond to the Company's complaint and resume litigation with respect to the Wells Fargo Bonds, unless the standstill period is further extended by the parties or an agreement between the parties is reached.

(5) The increase in the anticipated yield resulted from the reallocation of CBO-1 asset basis in conjunction with the CBO-2 resecuritization.

INSURED MORTGAGE SECURITIES

         As of September 30, 1999, the Company had $410.4 million (at fair value) invested in mortgage securities and insured loans, consisting of GNMA Mortgage-Backed Securities and FHA-Insured Loans, as well as Federal Home Loan Mortgage Corporation ("Freddie Mac") participation certificates that are collateralized by GNMA Mortgage-Backed Securities. As of September 30, 1999, approximately 15% of CRIIMI MAE's investment in mortgage securities were FHA-Insured Certificates and 85% were GNMA Mortgage-Backed Securities (including certificates that collateralize Freddie Mac participation certificates). See Notes 1 and 7 to Notes to Consolidated Financial Statements.

INVESTMENT IN ORIGINATED LOANS

         As of September 30, 1999, the Company had $481.5 million (at amortized cost) invested in commercial mortgage loans primarily originated through the Company's mortgage loan conduit programs and subsequently securitized in CMO-IV. Because the bonds sold in CMO-IV are subject to certain call options, under FAS 125, the entire transaction is accounted for as a financing instead of a sale and the mortgage loans are reflected on the Company's balance sheet. See "BUSINESS-Loan Originations and Securitizations" and Notes 1 and 6 to Notes to Consolidated Financial Statements.

         As of September 30, 1999 and December 31, 1998, the originated mortgage loans were secured by properties of the types and at the locations identified below:



                              September 30,    December, 31,                             September 30,    December 31,
                              1999             1998                                      1999             1998
Property Type                 Percentage(1)    Percentage(1)    Geographic Location(2)   Percentage(1)    Percentage(1)
-------------                 -------------    -------------    ----------------------   -------------    -------------
Multifamily.....................   38%               38%        Michigan........................  20%      20%
Hotel...........................   26%               26%        Texas...........................   8%       8%
Retail..........................   20%               20%        Illinois........................   7%       7%
Office..........................   11%               11%        California......................   6%       6%
Other...........................    5%                5%        Maryland........................   6%       6%
                                -------        ----------       Connecticut.....................   6%       6%
    Total....................... 100%              100%         Florida                            5%       5%
                                =====          ========         Other(3)........................  42%      42%
                                                                                                 ----      ---
                                                                   Total.......................  100%     100%
                                                                                                 ====     ====


----------

(1) Based on a percentage of the total unpaid principal balance of the loans.
(2) No significant concentration by region.
(3)  No other state makes up more than 5% of the total.

EQUITY INVESTMENTS

     As of September 30, 1999, the Company had approximately $37.4 million in investments accounted for under the equity method of accounting. Included in equity investments are (a) CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, which owns all of the general partnership interests in American Insured Mortgage Investors L.P., American Insured Mortgage Investors Series 85 L.P.-American Insured Mortgage Investors L.P.-Series 86 and American Insured Mortgage Investors L.P.-Series 88 (collectively the "AIM Funds"), (b) CRIIMI MAE and CMM each own 50% of the limited partnership interest that owns a 20% limited partnership interest in the adviser to the AIM Funds, (c) CRIIMI MAE's interest in CRIIMI MAE Services Inc., and (d) CRIIMI MAE's interest in CMSLP. See Note 1 to Notes to Consolidated Financial Statements.

PROPERTIES

         CRIIMI MAE leases its corporate offices at 11200 Rockville Pike, Rockville, Maryland. As of September 30, 1999, these offices occupy approximately 68,500 square feet.

D.    LEGAL PROCEEDINGS

BANKRUPTCY PROCEEDINGS

         On the Petition Date, the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate their Amended Joint Plan of Reorganization that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

         Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property; (iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.

         As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) an official committee of Unsecured Creditors in the CRIIMI MAE Chapter 11 Case, (ii) an official committee of Unsecured Creditors in the Management Chapter 11 Case and (iii) an official committee of Equity Security Holders in the CRIIMI MAE Chapter 11 Case (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.

         Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

         The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999, (ii) providing the Unsecured Creditors' Committee and the Equity Security Holders' Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed a Joint Plan of Reorganization on September

22, 1999, and pursuant to a hearing held on December 16, 1999, must file their proposed Joint Disclosure Statement on or prior to December 23, 1999. On December 20, 1999, the Unsecured Creditors' Committee of CMI filed its Proposed Plan of Reorganization and Disclosure Statement with the Bankruptcy Court. The Unsecured Creditors' Committee of CMI has requested a hearing on approval of its Disclosure Statement. As of December 23, 1999, no hearing date has been set by the Bankruptcy Court. For a description of the treatment of the classes of Claims and Interests under the Plan filed by the Unsecured Committee and a comparison of such treatment to the treatment of the classes of Claims and Interests in the Debtors' Plan, see "ALTERNATIVES TO CONFIRMATION OF THE PLAN -- Alternative Chapter 11 Plans."

         After a disclosure statement has been filed with the Bankruptcy Court and it has been approved by the Bankruptcy Court, after notice and a hearing, it will be sent, together with a plan of reorganization, to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following acceptance or rejection of any plan by impaired classes of creditors and equity security holders, the Bankruptcy Court, after notice and a hearing, will consider whether to confirm the plan. To confirm a plan, the Bankruptcy Court is required to find among other things: (i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (A) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (B) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and (iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan.

         If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

BANKRUPTCY RELATED LITIGATION

         The following is a summary of material litigation matters between the Company and certain of its secured creditors since the Petition Date. The Company has reached agreement with certain of these creditors, as set forth in greater specificity below. See "GENERAL INFORMATION - The Debtors and Chapter 11 Filing and Other Chapter 11 Events - Deadline to File Proofs of Claims" for information regarding claims filed in the Debtors' chapter 11 proceeding.

         MERRILL LYNCH

         As of the Petition Date, the Company owed Merrill Lynch approximately $274.8 million with respect to advances to the Company under an assignment agreement pursuant to which the Company pledged Subordinated CMBS. Borrowings under this assignment agreement are secured by a first priority security interest in certain CMBS issued by CBO-2, together with all proceeds, distributions and amounts realized therefrom (the "Distributions") (the CMBS pledged to Merrill Lynch and the Distributions are hereafter referred to collectively as the "Merrill Collateral").

         On October 16, 1998, Merrill Lynch filed a motion with the Bankruptcy Court for relief from the automatic stay or, in the alternative, for entry of an order directing the Company to provide adequate protection for its interest in the Merrill Collateral. On October 21, 1998, the Company filed a complaint against Merrill Lynch for turnover of Distributions remitted to Merrill Lynch on October 2, 1998 by LaSalle National Bank, as well as other relief.

         On December 4, 1998, the Bankruptcy Court approved a consent order entered into between the Company and Merrill Lynch. Among other things, pursuant to the consent order, the pending litigation with Merrill Lynch was dismissed without prejudice. The consent order also preserved the portfolio of CMBS pledged as collateral to Merrill Lynch and provided for the Company to receive distributions of 50 percent of the monthly cash flow from those CMBS net of interest payable to Merrill Lynch (the "Company's Distribution Share"). The 50 percent of distributions received by Merrill Lynch is to be applied to reduce principal. Such arrangement will remain in effect until the earlier of a further order of the Bankruptcy Court affecting the arrangement or the effective date of a plan of reorganization of the Company.
         On September 7, 1999, the Company filed a Motion to Approve Stipulation and Consent Order Providing for Adequate Protection. On or about September 27, 1999 the Unsecured Committee and the Equity Committee filed a joint objection to the Motion. On December 3, 1999, the Bankruptcy Court entered the Stipulation and Consent Order Providing for Adequate Protection (the "Adequate Protection Order"). Pursuant to the Adequate Protection Order, a segregated interest bearing debtor-in-possession account will be created (the "Cash Collateral Account") into which the Company's Distribution Share will be deposited during the months of January through March 2000. The Adequate Protection Order provides Merrill Lynch with a first priority lien on the Cash Collateral Account and further provides to the extent Merrill has an allowed unsecured claim against the Company, such claim shall be an allowed administrative expense claim pursuant to Section 507(b) of the Bankruptcy Code. Subject to certain material adverse changes defined in the Adequate Protection Order, Merrill Lynch agrees not to seek further adequate protection or relief from the Automatic Stay before March 31, 2000.

         MORGAN STANLEY

         As of the Petition Date, the Company owed Morgan Stanley approximately $182.4 million with respect to advances to the Company under an agreement pursuant to which the Company pledged CMBS. The borrowings under this agreement were secured by certain CMBS, including (i) CRIIMI MAE Commercial Mortgage Trust, Series 1998-C1, Class B and C Certificates (collectively or any portion thereof, the "CBO-2 BBB Bonds") and (ii) Morgan Stanley Capital I Inc., Series 1998-W2, Class F, G, H, J, K, L and M Certificates (collectively or any portion thereof, the "Wells Fargo Bonds" and, together with the CBO-2 BBB Bonds, the "Morgan Collateral").

         On October 6, 1998, Morgan Stanley advised the Company that it was exercising alleged ownership rights over the Morgan Collateral. On October 20, 1998, the Company filed an adversary proceeding against Morgan Stanley alleging, among other things, that Morgan Stanley violated the automatic stay, and seeking turnover of the Morgan Collateral.

         On January 12, 1999, the Company and Morgan Stanley agreed upon and filed with the Bankruptcy Court a stipulation and consent order, which was approved by the Bankruptcy Court and entered on January 26, 1999. The consent order provided, among other things, for the following: (i) an agreed sale procedure for the CBO-2 BBB Bonds during a specified sale period; (ii) the payment of a portion of the sale proceeds of the CBO-2 BBB Bonds to the Company;
(iii) a standstill period relating to the Wells Fargo Bonds through March 31, 1999 unless otherwise extended by the Company and Morgan Stanley, during which time Morgan Stanley may not sell, pledge, encumber or otherwise transfer the Wells Fargo Bonds and (iv) the postponement of the litigation with Morgan Stanley while the parties seek a permanent resolution of their disputes. On March 5, 1999, the CBO-2 BBB Bonds were sold. Of the $159 million in net sale proceeds, $141.2 million was used to repay the Company's borrowings under the agreement with Morgan Stanley, and $17.8 million was remitted to CRIIMI MAE. As a result of the transaction, CRIIMI MAE's litigation against Morgan Stanley has been resolved with respect to the CBO-2 BBB Bonds to the satisfaction of both parties. The Company and Morgan Stanley have agreed to extend the standstill period with respect to the Wells Fargo Bonds through and including January 17, 2000, and are currently in discussions to sell the Wells Fargo Bonds. There is no certainty that the parties will ultimately agree to a sale. At the end of this standstill period, Morgan Stanley has until January 27, 2000 to respond to the Company's complaint and resume litigation with respect to the Wells Fargo Bonds, unless the standstill period is further extended by the parties or an agreement between the parties is reached.

         CITICORP AND CITIBANK

         In addition to the Citibank Program pursuant to which the Company originated loans, as previously discussed, the Company also has a financing arrangement with Citicorp pursuant to which the Company pledged CMBS.

         On October 13, 1998, Citicorp demanded from Norwest Bank Minnesota, N.A. ("Norwest") the immediate transfer of certain CMBS (the "Retained Bonds") issued pursuant to CMO-IV. Norwest served as indenture trustee. The Retained Bonds are collateral for amounts advanced to the Company by Citicorp under the financing arrangement. As of the Petition Date, the Company owed Citicorp $79.1 million under the facility.

         On October 15, 1998, the Company filed an emergency motion to enforce the automatic stay against Norwest and Citicorp. Pursuant to an Order dated October 23, 1998, the Bankruptcy Court prohibited Citicorp from selling the Retained Bonds without further order of the Bankruptcy Court. On October 23, 1998, Citicorp requested an emergency hearing regarding the October 23 Order, and on November 2, 1998, the Company filed a complaint against Citicorp seeking, among other things, a declaratory judgment as to whether the automatic stay applies to actions taken by Citicorp with respect to the Retained Bonds.

         On March 11, 1999, the Company finalized agreements with Citicorp and Citibank, pursuant to which the parties agreed to adjourn the pending litigation for a four month period. The agreements with Citicorp and Citibank were approved by the Bankruptcy Court through stipulations and consent orders entered on April 5, 1999. One of the agreements also provided that Salomon Smith Barney, in cooperation with CRIIMI MAE, would sell two classes of investment grade CMBS from CMO-IV constituting a portion of the collateral securing advances under the Citicorp financing arrangement. In May 1999, Salomon Smith Barney sold $20 million of the CMO-IV securities held by Holdings. This sale reduced the amounts owed from Holdings to Citicorp by approximately $17 million. On October 8, 1999, the remaining CMO-IV securities held by Holdings were sold. This sale reduced the amounts owed from Holdings to Citicorp by approximately $22 million and Holdings received net proceeds of approximately $315,000. In addition, Citibank, in cooperation with CRIIMI MAE, agreed to sell commercial mortgages originated last year under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank, from the amount held in the reserve account. On August 5, 1999, all but three of the commercial loans originated under the Citibank Agreement in 1998, with an aggregate unpaid principal balance of approximately $339 million, were sold for gross proceeds of approximately $308 million. On September 16, 1999, Citibank sold the remaining three loans, with an aggregate unpaid principal balance of approximately $32.7 million, for gross proceeds of approximately $27.2 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Committee and the Equity Committee. On July 7, 1999 and again on September 10, 1999, the Bankruptcy Court agreed to a request by CRIIMI MAE, Citibank and the Unsecured Committee to further postpone the trial which has not yet been rescheduled.

         A related interpleader action between Norwest, the Company and Citicorp, which was initiated on October 20, 1998 by Norwest to determine whether the Company or Citicorp is the rightful owner of funds that were to have been paid by Norwest, as indenture trustee, remains pending before the Bankruptcy Court. During the pendency of this matter, certain payments on the retained bonds are held in an account controlled by the Bankruptcy Court. No trial date has been set for this matter.

            FIRST UNION

         First Union National Bank ("First Union"), a creditor of both the Company and CMM, is asserting substantial secured and unsecured claims. On or about March 23, 1999, First Union filed in each of the Company's and CMM's Chapter 11 Case a motion for relief from the automatic stay pursuant to section 362(d) of the United States Bankruptcy Code. On or about March 26, 1999, First Union requested that the Court dismiss without prejudice both motions. On April 20, 1999, First Union refiled its motions for relief from the Automatic Stay. The hearing was originally scheduled for May 14, 1999, but has been adjourned by consent.

         On or about July 1, 1999, the Company entered into an agreement with First Union resolving its motion for relief from the automatic stay and authorizing use of First Union's cash collateral. The agreement provides for the following:

(i) First Union has a valid, perfected, first priority security interest in certain assignment securities and the assignment securities income constitutes First Union's cash collateral;

(ii) First Union shall receive adequate protection payments of post-petition interest at the non-default contract rate plus payments to be applied to principal equal to 50% of the difference between the assignment income and the Company's non-default contract interest obligation. First Union has the option of using a portion of the assignment income earmarked for principal to purchase a hedging program;

(iii) The Company shall be entitled to use the assignment income not paid to First Union in the ordinary course of its business subject to certain limitations; and

(iv) First Union shall not seek relief from the automatic stay in the Company's Chapter 11 Case to foreclose upon the assignment securities and/or the assignment income and none of the Company, the Company's Committees or First Union shall seek modification of the adequate protection arrangements set forth in the agreement for a period commencing upon which the Bankruptcy Court approves the agreement and terminating on December 31, 1999, subject to certain exceptions.

         The agreement was approved and entered by the Bankruptcy Court on August 5, 1999. The Company's Creditors Committee has agreed to the arrangement with First Union.

         In addition, on or about July 1, 1999, CMM and First Union entered into an agreement resolving its motion for relief from the automatic stay. On July 1, 1999, CMM filed a motion for approval of the agreement resolving First Union's motion for relief from the automatic stay. Based upon an objection filed by CMM's Unsecured Creditors Committee, the parties are discussing a possible modification to the agreement and continue to negotiate accordingly. On October 22, 1999, to provide the parties with more time to negotiate a modification to the agreement, CMM, with the consent of First Union and CMM's Unsecured Creditors Committee, advised the Bankruptcy Court that it would be withdrawing the motion for approval of the agreement, without prejudice to CMM's right to refile once an agreement has been reached with First Union and CMM's Unsecured Creditors Committee.

Arrangements with Other Creditors

         In addition to the foregoing, the Company has had discussions with other secured creditors against whom the Company was not engaged in litigation. One such creditor is German American Capital Corporation ("GACC"). On February 3, 1999, the Bankruptcy Court approved an Amended Consent Order between the Company and GACC that provides for the following: (a) acknowledgement that GACC has a valid perfected security interest in its collateral; (b) authority for GACC to hedge its loan, subject to a hedge cost cap; and (c) as adequate protection, sharing of cash collateral on a 50/50 basis, after payment of interest expense, with the percentage received by GACC to be applied to reduce principal and pay certain hedge costs, if any. In addition, the Company is prohibited from using GACC's cash collateral for certain purposes, including loan originations and Subordinated CMBS acquisitions. The Amended Consent Order expired April 28, 1999. The Company and GACC agreed to extend the Amended Consent Order until August 2, 1999, and a stipulation to that effect was signed by the Company and GACC and approved by the Court on May 11,1999. The Company and GACC had negotiated a further extension of the stipulation through September 10, 1999, which extension has now expired. On September 9, 1999, GACC contacted the Company and requested similar provisions afforded to Merrill Lynch in its most recent stipulation. See "Legal Proceedings - Bankruptcy Related Litigation -Merrill Lynch."

SHAREHOLDER LITIGATION

         The Company is aware that certain plaintiffs filed 20 separate class action civil lawsuits (the "Complaints") in the United States District Court for the District of Maryland, Southern Division (the "District Court") against certain officers and directors of the Company between October 7, 1998 and November 30, 1998. On March 9, 1999, the District Court ordered the consolidation of the Complaints into a single action entitled "In Re CRIIMI MAE, Inc. Securities Litigation." On April 23, 1999, a group of thirteen putative members of the class of individuals who allegedly suffered damages during the class period between February 20, 1998 and October 5, 1998 (collectively, the "Plaintiffs") filed an Amended and Consolidated class action Complaint alleging violations of federal securities laws (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint names as defendants William B. Dockser, as Chairman of the Board of Directors of CRIIMI MAE, H. William Willoughby as a member of the Board of Directors and/or an officer of CRIIMI MAE, and Cynthia O. Azzara as an officer of CRIIMI MAE (collectively, the "Defendants"). Although CRIIMI MAE and CMM have not been named as defendants, both companies are subject to indemnity obligations to the Defendants under the provisions of their respective constituent documents, the Defendants' employment contracts and applicable state law. CRIIMI MAE has directors and officers liability insurance policies that have a combined coverage limit of $20 million.

         The Consolidated Amended Complaint alleges generally that the Defendants violated Section 10(b) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") by, among other things, making false statements of material fact and failing to disclose certain material facts concerning, among other things, CRIIMI MAE's business strategy and its ability to meet collateral calls from lenders. The Consolidated Amended Complaint also generally alleges that the Defendants violated Section 20(a) of the Exchange Act because each Defendant was allegedly a "controlling person" as that term is defined under
Section 20(a).

         The relief sought in the Consolidated Amended Complaint includes all or substantially all of the following: (i) certification of a class under Rule 23 of the Federal Rules of Civil Procedure; (ii) certification of the Plaintiffs as class representatives and as lead plaintiffs and their counsel as lead counsel;
(iii) award of monetary damages, including compensatory and rescissionary damages and interest thereon; (iv) a judgment awarding the Plaintiffs and the Class their counsel fees, experts' fee and other costs of suit; (v) award to the Plaintiffs such other relief as the District Court deems just and proper or as the District Court otherwise requires; and (vi) trial by jury.

         On July 9, 1999, the Defendants filed a Motion to Dismiss, with prejudice, the Consolidated Amended Complaint. The Defendants filed the motion under Rule 12(b)(6) of the Federal Rules of Civil Procedure on the grounds that the Plaintiffs have failed to plead sufficient facts with the requisite particularity to establish a claim for securities fraud under the Reform Act. Plaintiffs filed their Opposition to Defendants' Motion to Dismiss on September 24, 1999.

         On September 13, 1999, the Court denied Plaintiffs' motions for appointment of lead plaintiffs and for approval of selected counsel. The Court also ordered Plaintiffs' counsel to provide notice of the putative claims to institutional investors identified by Defendants. Finally, the Court ordered that Plaintiffs nominate no more than three persons to serve as lead plaintiffs, and that any potential lead plaintiff nominate only one attorney or law firm to serve as lead counsel.

         Plaintiffs filed their Opposition to the Defendants' Motion to Dismiss on September 24, 1999.

         On October 19, 1999, the Court approved the form of the renewed Notice to potential class members that the Plaintiffs submitted to the Court. The Court also ordered the Defendants to provide a list of certain institutional investors who had invested in the Company to the Plaintiffs to whom the renewed Notice is to be sent.

         On December 10, 1999, the Defendants filed their Reply Brief to the Plaintiffs' Opposition to the Motion to Dismiss.

         CRIIMI MAE cannot predict with any certainty the ultimate outcome of this litigation.

         See "General Information - The Debtors and Chapter 11 Filing and other Chapter 11 Events - Deadline to File Proofs of Claim for admissions of a related claim."

EDGE PARTNERS SETTLEMENT

         In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the District Court. The Derivative Complaint named as defendants each of the individuals who served on the CRIIMI MAE board of directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

         Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

         On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Company's board of directors imposes certain conditions on the board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the board as to the formation of a special committee of the board, to be comprised of at least two directors having no personal stake in such transaction.

Other Litigation

         The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

         The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

         The Company may be subject to potential exposure to Prudential under contractual provisions and both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

         The Company cannot predict with any certainty the ultimate outcome of this litigation.

Claims

         More than 850 claims with a face amount of approximately $2.5 billion have been filed in these Chapter 11 cases, including $344 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditor in each of the three cases. This amount is far in excess of the approximately $1.18 billion in liabilities identified by the Debtors in their schedules, which were filed with the Bankruptcy Court on November 20, 1998. The Debtors have undertaken extensive efforts to cleanse the claims pool. In addition to analyzing the claims, the Debtors and the Debtors' counsel have opened discussions with various creditors regarding the withdrawal of certain claims and in some cases, have objected to claims. The discussions with various creditors have resulted in withdrawal or commitments to withdrawal of approximately $1.4 billion in claims. See "GENERAL INFORMATION - The Debtors and Chapter 11 Filing and Other Chapter 11 Events Deadline to File Proofs of Claim" for further discussion of claims filed.






E.    SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


                             Nine months
                             Ended                                                Year ended December 31,
                             September           --------------------------------------------------------------------
                             30, 1999            1998        1997            1996             1995               1994
                             --------            ----        ----            ----             ----               ----
                             (Unaudited)                        (In thousands, except per share data)
TAX BASIS ACCOUNTING
Interest Income:
  Subordinated CMBS          $157,806          $184,947      $   86,166      $    43,632      $     11,846       $    1,163
  Insured Mortgage             25,424            43,063          49,342           54,827            62,020           60,622
  Securities
  Originated Loans             26,104            20,570              --               --                --              --

                             -------------     ----------    ------------    -------------    -------------    --------------

  Total interest income       209,334           248,580         135,508           98,459            73,866          61,785

                             -------------     ----------    ------------    -------------    -------------    --------------

Interest and related          139,548           161,890          79,574           64,503            52,231          39,077
expenses

                             -------------     ----------    ------------    -------------    -------------    --------------

Net interest margin            69,786            86,690          55,934           33,956            21,635          22,708
                             -------------     ----------    ------------    -------------    -------------    --------------

Capital gains                   2,679             1,746           7,815            9,618             5,442          11,023
Other income                    2,927            12,309           6,256            6,410             4,938           3,160
Other operating expenses       (9,323)          (14,440)         (9,464)          (7,451)           (6,727)         (7,285)
Realized loss on reverse
  repurchase obligation            --            (4,503)             --               --                --              --
Loss on warehouse
  obligation                  (36,328)               --              --               --                --              --
Write-off of capitalized
  origination costs                --            (3,284)             --               --                --              --

Reorganization items          (11,892)           (2,705)             --               --                --              --

                             -------------     ----------    ------------    -------------    -------------    --------------


                              (51,937)          (10,877)          4,607            8,577             3,653           6,898

                             -------------     ----------    ------------    -------------    -------------    --------------

Tax basis income before       $17,849          $ 75,813      $   60,541      $    42,533      $     25,288       $  29,606
  preferred dividends

Dividends accrued or paid      (4,183)           (6,998)         (6,473)          (3,526)               --              --
on preferred shares
                             -------------     ----------    ------------    -------------    -------------    --------------

Tax basis income available
to common Shareholders        $13,666          $ 68,815      $   54,068      $    39,007      $     25,288       $  29,606

                             =============     ==========    ============    =============    =============    ==============

Tax basis income per share:
  Income before gains
  from CRI Liquidating       $   0.26         $    1.42     $      1.24      $      1.00      $       0.70       $    0.76

  Capital gains from CRI
    Liquidating                    --                 --           0.21             0.27              0.19            0.41

                             -------------     ----------    ------------    -------------    -------------    --------------

Total tax basis income per
  share                      $   0.26         $    1.42     $      1.45      $      1.27     $        0.89       $    1.17

                             =============     ==========    ============    =============    =============    ==============

Tax basis shares               53,553            48,503          37,334           30,774            28,537          25,310

                             =============     ==========    ============    =============    =============    ==============

Dividends paid on common     $     --         $   1.17*     $      1.42      $      1.22     $        0.92       $    1.16
  shares
                             =============     ==========    ============    =============    =============    ==============


*Excludes junior preferred stock dividend declared on September 14, 1999 for the 1998 tax year.



                                        Nine months                                              Year ended 31,
                                        Ended September                                            December
                                        30, 1999      1998        1997           1996         1995        1994
                                        --------      ----        ----           ----         ----        ----
                                        (unaudited)           (In thousands, except per share data)

ACCOUNTING UNDER GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES
Statement of Income Data:
  Interest Income:
    Subordinated CMBS                   $ 115,690     $143,656    $  79,670    $  41,713    $  11,105  $       976
    Insured Mortgage Securities            25,424       43,063       49,425       56,912       66,115       67,043
    Originated Loans                       26,104       20,588           --           --           --           --
                                         --------      -------      -------      -------      -------      -------
    Total interest income                 167,218      207,307      129,095       98,625       77,220       68,019
                                          -------      -------      -------      -------      -------      -------
    Interest and related expenses         111,620      136,268       77,919       63,079       49,853       39,245
                                          -------      -------      -------      -------      -------      -------
    Net interest margin                    55,598       71,039       51,176       35,546       27,367       28,774



    Gain on sale of CMBS                       --       28,800           --           --           --           --
    Other income                              647        6,897        6,222        7,330        5,504        3,980
    Gain on mortgage securities
      dispositions                          2,086        1,196       17,343        9,601        1,502       12,999
    Other operating expenses               (8,953)     (14,623)      (9,610)      (7,970)      (9,583)      (8,040)
    Amortization of assets acquired in
       the Merger                          (2,158)      (2,878)      (2,878)      (2,882)      (1,435)          --
    Realized loss on reverse repurchase
       obligation                              --       (4,503)          --           --           --           --
    Unrealized losses on warehouse
       obligations                         (8,000)     (30,378)          --           --           --           --
    Write-off of capitalized origination
       costs                                   --       (3,284)
    Reorganization Items                  (15,553)      (9,857)          --           --           --           --
                                          -------      -------      -------      -------      -------      -------
                                          (31,931)     (28,630)      11,077        6,079       (4,012)       8,939
                                          -------      -------      -------      -------      -------      -------
      Net income before minority
          interest                         23,667       42,409       62,253       41,625       23,355       37,713
     Minority interest in net income
         of consolidated subsidiary            --          (40)      (8,065)      (6,386)      (4,821)     (11,703)
      Dividends accrued or paid on
         preferred shares                  (4,183)      (6,998)      (6,473)      (3,526)          --           --
                                           ------      -------      -------      -------      -------      -------
      Net income available to common
        shareholders                      $19,484     $ 35,371     $ 47,715     $ 31,713     $ 18,534     $ 26,010
                                          -------      -------      -------      -------      -------      -------
      GAAP basis income per
         share - basic                  $    0.37     $   0.75     $   1.29     $   1.03     $   0.65     $   1.07
                                          -------      -------      -------      -------      -------      -------
      GAAP basis income per
         share - diluted                $    0.33     $   0.74     $   1.25     $   1.03     $   0.65     $   1.07
                                         --------     --------      -------      -------      -------      -------

     Weighted average shares
        outstanding                        53,374      47,280        36,993       30,665       28,414       24,249
                                          -------      -------      -------      -------      -------      -------



                                 As of September                   As of December 31,
                                 30, 1999                1998              1997          1996          1995
                                 ---------------        ------           ---------     ---------     ---------
Balance Sheet Data:              (unaudited)           (In thousands)
Mortgage Assets:
  Subordinated CMBS              $1,216,003         $1,114,480      $  564,335     $  278,401     $  38,858
  Insured Mortgage Securities       410,357            605,114         691,110        807,113       857,589
  Investment in Originated Loans    481,500                 --              --             --            --
Total assets                      2,347,148          1,873,305       1,367,245      1,203,303       955,050
Total debt                        2,088,600          1,414,932         982,258        854,436       627,248
Shareholders' equity                258,548            444,981         346,671        285,704       250,042


The selected consolidated statement of income data presented above for the nine months ended September 30, 1999 and the selected consolidated balance sheet data as of September 30, 1999 were derived from and are qualified by reference to CRIIMI MAE's consolidated financial statements, which have been included elsewhere in this Disclosure Statement. The selected consolidated statement of income data presented above for the years ended December 31, 1998, 1997 and 1996, and the selected consolidated balance sheet data as of December 31, 1998 and 1997, were derived from and are qualified by reference to CRIIMI Mae's consolidated financial statements, which have been included elsewhere in this Disclosure Statement. The selected consolidated statement of income data for the years ended December 31, 1995 and 1994, and the selected consolidated balance sheet data as of December 31, 1996, 1995 and 1994, were derived from audited financial statements not included as part of this Disclosure Statement. This data should be read in conjunction with the consolidated financial statements and the notes thereto.

F.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


INTRODUCTION

         The following discussion and analysis contains statements that may be considered forward looking. These statements contain a number of risks and uncertainties as discussed herein and in Certain Risk Factors of this Disclosure Statement that could cause actual results to differ materially.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 VERSUS 1998

         INTEREST INCOME - SUBORDINATED CMBS

         The decrease in income from Subordinated CMBS was immaterial for the three months ended September 30, 1999 as compared to the corresponding period in 1998. Interest income from subordinated CMBS increased by approximately $10.4 million or 10% to approximately $115.7 million for the nine months ended September 30, 1999 from $105.3 million for the corresponding period in 1998. During the nine months ended September 30, 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million. This overall increase in income from Subordinated CMBS was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CPO-1 in connection with CPO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CPO-2. See Note 5 to Notes to Consolidated Financial Statements.

         Generally accepted accounting principles ("GAAP") require that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This currently results in income which is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of September 30, 1999 was approximately 10.1%. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses.

         INTEREST INCOME-INSURED MORTGAGE SECURITIES

         Interest income from Insured Mortgage Securities decreased by approximately $2.6 million or 25% to approximately $8.0 million for the three months ended September 30, 1999 from $10.7 million for the corresponding period in 1998. Interest income from Insured Mortgage Securities decreased by approximately $8.1 million or 24% to approximately $25.4 million for the nine months ended September 30, 1999 from approximately $33.5 million for the corresponding period in 1998. This decrease was principally due to the prepayment of mortgage securities during the first three quarters of 1999, and due to the sale or prepayment of mortgage securities held by CRIIMI MAE and certain of its wholly owned subsidiaries during the year ended 1998. The prepayment aggregated approximately $66.4 million and $104.6 million in the proceeds for the nine months ended September 30, 1999 and 1998, respectively.

         INTEREST INCOME-ORIGINATED LOANS

         Interest income from originated loans decreased by approximately $255,000 or 3% to approximately $8.6 million for the three months ended September 30, 1999 as compared to $8.9 million for the corresponding period in 1998. Interest income from originated loans increased by approximately $14.5 million to approximately $26.1 million for the nine months ended September 30, 1999 as compared to approximately $11.6 million for the corresponding period in 1998. The interest income from originated loans was derived from originated loans included in the CMO-IV securitization which closed in June 1998. The CMO-IV securitization, where loans were simultaneously acquired and securitized, totaled $496 million face value of conduit loans, a majority of which were no-lock loans. During the first three quarters of 1999, four properties and the related mortgage loans prepaid resulting in net proceeds of approximately $10.6 million.

         INTEREST EXPENSE

         Total interest expense decreased by approximately $1.8 million or 5% to approximately $37.9 million for the three months ended September 30, 1999 from approximately $39.7 million for the corresponding period in 1998. The decrease was primarily due to prepayments in the Insured Mortgage portfolio and an overall decrease in CMBS interest expense for the quarter due to principal payments on the secured debt. The decrease was partially offset by an increase in interest expense on unsecured borrowings due to the timing of the borrowings during the third quarter of 1998. Total interest expense increased by approximately $12.5 million or 13% to approximately $111.6 million for the nine months ended September 30, 1999 compared to approximately $99.1 million for the corresponding period in 1998. This increase was principally a result of increased borrowings in connection with the acquisition of Subordinated CMBS during 1998. Additionally, CRIIMI MAE incurred interest expense in connection with the issuance of collateralized mortgage obligations in connection with CMO-IV. These increases were partially offset by the impact of $477 million face amount of debt de-recognized from the financial statements in conjunction with CBO-2 in May 1998. Due to the Chapter 11 filing, certain lenders declared defaults or otherwise took action against the Company with respect to a number of CRIIMI MAE's financing facilities. See Note 16 to Consolidated Financial Statements for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

         NET INTEREST MARGIN

         Net interest margin decreased by approximately $1.2 million or 6% to approximately $17.6 million for the three months ended September 30, 1999 from approximately $18.7 million for the corresponding period in 1998. The decrease was primarily due to the increase in interest expense on unsecured borrowings due to the timing of the borrowings during the third quarter of 1998. For the nine months ended September 30, 1999, net interest margin increased by approximately $4.3 million or 8.3% to approximately $55.6 million from approximately $51.3 million for the corresponding period in 1998. The net interest margin increase was due primarily to the increase in Subordinated CMBS and, to a lesser extent, income from originated loans, as previously discussed.

         GAIN ON SALE OF CMBS

         In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $29 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. The sale of $123 million face amount investment grade securities with significant call provisions was treated as a financing and resulted in an unrealized gain of approximately $26 million. These securities and certain other securities in the transaction included call provisions to enable CRIIMI MAE to 1) repurchase bonds if market conditions warrant, and 2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value.

         Additionally, as part of CBO-2, in May 1998, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes.

         EQUITY IN EARNINGS FROM INVESTMENTS

         Equity in earnings increased to approximately $260,000 during the third quarter of 1999 as compared to equity in earnings of $58,000 for the third quarter of 1998. Equity in earnings decreased by approximately $3.4 million during the nine months ended September 30, 1999 due to a net loss of approximately $1.2 million as compared to equity in earnings of $2.2 million for the corresponding period in 1998. This decrease included an $860,000 expense for a prepayment penalty shortfall during the first quarter of 1999 and an increase in general and administrative expenses due to the growth of CMSLP during 1998 and personnel costs related to a retention program as well as impairment on certain servicing rights due to the increase in Treasury rates as discussed in
Note 5 to Notes to Consolidated Financial Statements. In addition, as stated in the Company's 1998 Annual Report on Form 110-K, during the fourth quarter of 1998, due to CRIIMI MAE's chapter 11 filing and its relationship with CRIIMI MAE, CMSLP arranged for ORIX to succeed CMSLP as master servicer on two commercial mortgage pools. The remaining servicing portfolio was approximately $29.4 billion as of September 30, 1999 as compared to approximately $32.0 billion as of September 30, 1998.

         OTHER INCOME

         Other income decreased by approximately $612,000 or 58% to $449,000 during the third quarter of 1999 as compared to approximately $1.1 million for the corresponding period in 1998. Other income decreased by approximately $2.0 million or 52% to $1.9 million during the nine months ended September 30, 1999 as compared to approximately $3.9 million for the corresponding period in 1998. This decrease was primarily attributable to a decrease in short-term interest and other income earned during the first three quarters of 1999 on the amounts deposited in the loan origination reserve account due to suspending the origination loan program in 1998. Approximately $498,000 and $1.9 million of short-term interest income and net-carry income were earned on these deposits for the three and nine months ended September 30, 1998, respectively.

         NET GAINS ON MORTGAGE SECURITIES DISPOSITIONS

         During the third quarter of 1999 and 1998, net gains on mortgage dispositions were approximately $266,000 and $967,000, respectively. For the nine months ended September 30, 1999 and 1998, net gains on mortgage dispositions were approximately $1.9 million and $921,000, respectively. For the nine months ended September 30, 1999, the prepayments of insured mortgage securities represented approximately 13% of CRIIMI MAE's beginning of the year portfolio balance. For any period, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

         GAINS ON ORIGINATED LOAN MORTGAGE DISPOSITION

         During the third quarter of 1999, net gains on originated loan dispositions were approximately $75,000, which was a result of prepayments in the originated loan portfolio. During the nine months ended September 30, 1999, net gains on originated loan dispositions were approximately $235,000.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses decreased by approximately $1.9 million, or 42%, to approximately $2.7 million for the third quarter of 1999 as compared to approximately $4.6 million for the third quarter of 1998. General and administrative expenses decreased by approximately $1.7 million or 16% to approximately $9.0 million for the nine months ended September 30, 1999 as compared to approximately $10.7 million for the corresponding period in 1998. This decrease is primarily due to the suspension of certain business activities and the dismissal of employees following the Chapter 11 filing in the fourth quarter of 1998.

         UNREALIZED LOSS ON REVERSE REPURCHASE OBLIGATIONS

         As part of CMO-IV, the Company intended to sell certain of the security tranches that were not initially sold to the public (the "CMO-IV BBB bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities in June 1998. As a result, CRIIMI MAE borrowed and then sold a 10-year treasury note in the amount of $44 million. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore was required to be recorded at market ("marked to market"). Because Treasury rates declined in the third quarter of 1998, the Company recorded a $4.1 million unrealized loss as of September 30, 1998. The position was closed and the loss was realized in the fourth quarter of 1998.

         LOSS ON WAREHOUSE OBLIGATION

         During the three and nine months ended September 30, 1999, the Company recorded losses of approximately $1.1 million and $8.0 million, respectively, primarily due to a decrease in the selling price of the loans in the Company's warehouse line with Citibank, when the loans were sold in the third quarter of 1999. The Company recorded, in total, an approximately $36.3 million loss for this transaction for both GAAP and tax purposes. (See "Tax Basis Income" discussion which follows).

         During the three and nine months ended September 30, 1998, unrealized losses of $17.6 million were recorded, respectively. At September 30, 1998, the unrealized loss consisted of the obligation under the Citibank program was estimated to be $15.6 million (based primarily on information provided by Citibank) in excess of the fair market value of the loans and the Company's loss exposure under the Prudential Program (approximately $2 million).



         REORGANIZATION ITEMS

         During the three and nine months ended September 30, 1999, the Company recorded approximately $4.6 million and $15.6 million, respectively, in reorganization items due to the Chapter 11 filings of CRIIMI MAE, CMM and Holdings.



                                                     FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS
                REORGANIZATION ITEM                      SEPTEMBER 30, 1999       ENDED SEPTEMBER 30, 1999
                -------------------                      ------------------       ------------------------
                Short-term interest income                  $ (852,600)                $(1,322,000)
                Professional fees                            2,896,771                  13,010,926
                Employee Retention Program accrued             426,353                   1,171,855
                costs
                Excise Tax                                     475,000                     475,000
                Other                                        1,660,478                   2,217,002
                                                             ---------                   ---------
                      Total                                 $4,606,002                 $15,552,783
                                                            ==========                 ===========


         FINANCIAL STATEMENT NET INCOME

         As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $8.1 million for the three months ended September 30, 1999 as compared to a net loss of approximately $8.7 million as of September 30, 1998. On a per basis share basis, financial statement net income increased to $0.15 per basic share for the third quarter of 1999 as compared to a net loss of $0.18 per basic share for the third quarter of 1998. Net income available to common shareholders for financial statement was approximately $19.5 million for the nine months ended September 30, 1999, as compared to approximately $47.0 million for the nine months ended September 30, 1998.

         TAX BASIS INCOME

         CRIIMI MAE recorded a tax basis loss to common shareholders of approximately $17.8 million or $0.33 per share during the third quarter of 1999 as compared to tax basis income available to common shareholders of approximately $19.9 million or $0.41 per share for the third quarter of 1998. CRIIMI MAE earned approximately $13.7 million or $0.26 per share for the nine months ended September 30, 1999, compared to approximately $57.3 or $1.22 per share for the nine months ended September 30, 1998.

         The primary factor in the decrease during the third quarter 1999 was due to the approximately $36.3 million tax basis loss realized on the loans sold in the third quarter from the warehouse line with Citibank. Other factors contributing to the decline in tax basis income were the deduction of reorganization costs and net decreases in earnings from equity investments. In the second quarter of 1998, as part of CBO-2, CMSLP sold servicing rights for $4.2 million resulting in a gain of $4.2 million for tax purposes which was included in equity in earnings in 1998. Partially offsetting the decreases was an increase in net interest margin due to the growth of CRIIMI MAE's portfolio of Subordinated CMBS and, to a lesser extent, earnings from CMO-IV.

CASH FLOW

NINE MONTHS ENDED SEPTEMBER 30, 1999 VERSUS 1998

         Net cash provided by operating activities for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to an increase in payables incurred due to the reorganization of the Company and a decrease in receivables due to stipulations and agreements with secured lenders that have resulted in the Company receiving past due CMBS payments.

         Net cash provided by investing activities increased for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to the suspension of the Company's Subordinated CMBS acquisition and origination programs as a result of the chapter 11 filing in October 1998.

         Net cash used in financing activities increased for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to the suspension of the Company's Subordinated CMBS acquisition activities, suspension of equity and debt offerings, payment of principal paydowns per the stipulation agreements with secured lenders and, to a lesser extent, the suspension of cash dividends paid as a result of the chapter 11 filing in October 1998.



RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 VERSUS 1997

     INTEREST INCOME - SUBORDINATED CMBS

     Income from Subordinated CMBS increased by approximately $64 million, or 80%, to $143.7 million during 1998 as compared to $79.7 million during 1997. During 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million during 1998 as compared to the $554 million during 1997. This increase was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CBO-1 in connection with CBO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CBO-2. See Note 5 to Notes to Consolidated Financial Statements.

     Generally accepted accounting principles ("GAAP") require that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This currently results in income which is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1998 and 1997, was approximately 10% and 11%, respectively. The decrease in anticipated unleveraged yield is primarily due to five Subordinated CMBS acquisitions in 1998 with anticipated unleveraged yields between 8.5% and 8.9% which reduced the overall average of the CMBS portfolio. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses and interest expense attributable to the financing of the rated tranches at current interest rates and current borrowing amounts.

         INTEREST INCOME-INSURED MORTGAGE SECURITIES

         Interest income from insured mortgage securities decreased by approximately $6.3 million or 13% to $43.1 million for 1998 from $49.4 million for 1997. This decrease was principally due to the prepayment of 22 mortgage securities held by CRIIMI MAE and its wholly owned subsidiaries for net proceeds aggregating approximately $104.0 million and the sale of four mortgage securities and a portion of a fifth mortgage security for net proceeds aggregating approximately $13.4 million during 1998.

         INTEREST INCOME-ORIGINATED LOANS

         Interest income from originated loans of approximately $20.6 million for 1998 was derived from originated loans included in the CMO-IV securitization. The CMO-IV securitization totaled $496 million face value of conduit loans, a majority of which were "No Lock".

         INTEREST EXPENSE

         Interest expense increased by approximately $58.4 million or 75% to approximately $136.3 million for 1998 from approximately $77.9 million for 1997. This increase was principally a result of increased borrowings in connection with the acquisition of Subordinated CMBS during 1998. Additionally, CRIIMI MAE incurred interest expense in connection with $100 million aggregate principal amount of senior unsecured notes issued during the fourth quarter of 1997 and the issuance of collateralized mortgage obligations in connection with CMO-IV. These increases were partially offset by the impact of $477 million face amount of debt de-recognized from the financial statements in conjunction with CBO-2 in May 1998 and the decrease in the Company's weighted average cost of borrowing to 7.37% in 1998 from 7.68% in 1997, primarily due to a decrease in one-month LIBOR, based on the average, for the year 1997 as compared to the year 1998. Due to the chapter 11 filing, certain lenders declared defaults or otherwise took action against the Company with respect to a number of CRIIMI MAE's financing facilities. See "LEGAL PROCEEDINGS" for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

         NET INTEREST MARGIN

         Net interest margin increased by approximately $19.8 million or 39% for 1998 to approximately $71.0 million from approximately $51.2 million for 1997. The net interest margin increase was due primarily to the increase in Subordinated CMBS and, to a lesser extent, income from originated loans, as previously discussed.

        GAIN ON SALE OF CMBS

         In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $28.8 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. The sale of $123 million face amount investment grade securities with significant call provisions was treated as a financing and resulted in an unrealized gain of approximately $26 million. Certain of these securities included call provisions to enable CRIIMI MAE to (1) repurchase bonds if market conditions warrant, and
(2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value. This reclassification currently results in a cumulative net decrease to shareholders' equity of approximately $251.3 million (a $174.0 million decrease from September 30, 1998).

         Additionally, as part of CBO-2, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes.

         EQUITY IN EARNINGS FROM INVESTMENTS

         Equity in earnings from investments decreased by approximately $1.0 million or 28% to $2.6 million during 1998 as compared to $3.6 million during 1997. This decrease included impairment losses on purchased mortgage servicing rights recorded by CMSLP since their fair value was less than their amortized cost at December 31, 1998. The general market turmoil commencing in late summer of 1998 resulted in the use of higher yields in determining the servicing rights' fair value which caused the fair value to be less than the amortized cost. At September 30, 1998, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion. However, due to CRIIMI MAE's chapter 11 filing and its relationship with CRIIMI MAE, CMSLP arranged for BOMCM (now ORIX) to succeed it as master servicer on two commercial mortgage pools during the fourth quarter of 1998, which resulted in a loss of approximately $1.4 million for the recorded value of the rights, of which substantially all of the loss flowed through to CRIIMI MAE. These decreases were partially offset by increases in servicing fee streams and float income earned on escrow balances derived from the remaining servicing portfolio, which grew to approximately $31.0 billion as of December 31, 1998 as compared to approximately $16.5 billion as of December 31, 1997.

         OTHER INCOME

         Other income increased by approximately $1.7 million or 65% to $4.3 million during 1998 as compared to $2.6 million during 1997. This increase was primarily attributable to an increase in short-term interest and other income earned during 1998 on the amounts deposited in the loan origination reserve account, which had an average balance of approximately $38 million for the year ended December 31, 1998. Approximately $1.9 million of short-term interest income and net-carry income were earned on these deposits for the year ended December 31, 1998. Amounts earned on the origination reserve account for the year ended December 31, 1997 were immaterial.

         GAINS ON MORTGAGE DISPOSITIONS

         During 1998, net gains on mortgage dispositions were approximately $1.2 million, of which approximately $666,000 was a result of 22 prepayments of mortgage securities held by CRIIMI MAE's subsidiaries, or approximately 17% of its portfolio. In addition, CRIIMI MAE sold four unencumbered mortgage securities and a portion of a fifth mortgage security, which resulted in a financial statement gain of $531,000. During 1997, CRI Liquidating's disposition of its remaining 11 mortgage assets and its interest in three limited partnership participation agreements resulted in net gains of approximately $17.4 million (before minority interests) for financial statement purposes. These 1997 net gains were partially offset by nine prepayments of mortgage assets held by CRIIMI MAE's subsidiaries which resulted in financial statement losses of $52,000. For any year, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses increased by approximately $5.0 million, or 52%, to $14.6 million for 1998 as compared to $9.6 million for 1997. The increase in general and administrative expenses during these periods was primarily the result of the significant growth of CRIIMI MAE's commercial mortgage operations during the first nine months of 1998. This increase was partially offset in the fourth quarter due to the closing of regional offices, the suspension of certain business activities and the dismissal of employees involved in suspended activities following the chapter 11 filing.

         REALIZED LOSS ON REVERSE REPURCHASE OBLIGATION AND UNREALIZED LOSSES ON WAREHOUSE OBLIGATIONS

         During 1998, the Company recorded realized and unrealized losses aggregating $4.5 million and $30.4 million, respectively, primarily due to the impact of financial market volatility on losses on hedge positions and commitments related to commercial mortgage loans in the Company's securitization pipeline.

         As part of CMO-IV, the Company intended to sell certain of the security tranches that were not initially sold to the public (the "CMO-IV BBB bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities. As a result, CRIIMI MAE borrowed and then sold a 10-year Treasury Note in the amount of $44 million. The Company was informed by Citibank that the position was closed on October 8, 1998. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore is required to be recorded at market ("marked to market"). Because Treasury rates declined from the date of the transaction to the liquidation of the position, the Company recorded a realized loss of approximately $4.5 million, of which approximately $4.1 million was recognized as of September 30, 1998 with the remaining $400,000 loss recognized in the fourth quarter.

         The parties who fund the Company's loan originations are required under the relevant agreements to hedge the related loans and to provide timely written hedge position reporting. As of December 31, 1998, the Company's obligation under the Citibank Program was $28.4 million (based primarily on information provided by Citibank) in excess of the fair value of the loans and the Company's loss exposure under the Prudential Program was $2 million if the Company does not exercise its option. As a result, CRIIMI MAE recorded an aggregate $30.4 million unrealized loss on its obligations as of December 31, 1998. The unrealized loss of $28.4 million relating to the Citibank Program as of December 31, 1998, was based on the estimated fair value of the loans offset by the unpaid principal balance of the loans at December 31, 1998, hedge losses and certain estimated fees and other costs. Depending on market conditions, including interest rate movements, these losses could materially increase or decrease in subsequent reporting periods. The Company calculated the Prudential loss based upon the assumption that the Company would not exercise its option with Prudential.

         WRITE-OFF OF CAPITALIZED ORIGINATION COSTS

         Since the Company no longer has the intention to securitize the remaining loans in warehouse that were originated through the Citibank and Prudential Programs, the net deferred costs of $3.3 million associated with the warehoused loans were written off in 1998.

         REORGANIZATION ITEMS

         During the fourth quarter of 1998, the Company recorded $9.9 million in reorganization items due to the chapter 11 filings of CRIIMI MAE, CMM and Holdings.


               REORGANIZATION ITEM                        AMOUNT
               Professional fees                          $  5,219,000
               Write-off of debt discounts and
               deferred
                  costs                                      2,835,210
               Employee Retention Program accrued
               costs                                           612,885
               Lease Cancellation Fees                         621,902
               Excise Tax                                      300,000
               Other                                           267,950
                                                            ----------
                   Total                                    $9,856,947
                                                            ==========

         FINANCIAL STATEMENT NET INCOME


         As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $35.4 million for 1998, a 26% decrease from approximately $47.7 million for 1997. On a per basic share basis, financial statement net income decreased to $0.75 per basic share for 1998 from $1.29 per basic share in 1997.

         TAX BASIS INCOME

         CRIIMI MAE earned approximately $68.8 million in tax basis income available to common shareholders in 1998 or $1.42 per share, compared to approximately $54.1 million or $1.45 per share in 1997.

         The primary factors resulting in the $14.7 million increase in tax basis income from 1997 to 1998 was due to the growth of CRIIMI MAE's portfolio of Subordinated CMBS and, to a lesser extent, earnings from CMO-IV. Also contributing to the increase in tax basis income was a $4.2 million gain on the sale of the trustee servicing rights associated with CBO-2. (See Note 5 to Notes to Consolidated Financial Statements). Partially offsetting the increases in the foregoing were increases in interest expense, general and administrative expenses, reorganization items and the write-off of certain net deferred costs related to the Citibank and Prudential Programs. Although, in absolute dollars, tax basis income increased from 1997 to 1998, tax basis income per share decreased due to the increase in the average number of shares outstanding from 37,334,034 in 1997 to 48,502,522 in 1998. Total tax basis income per share for 1997 included $0.21 of non-recurring income from the mortgage dispositions of a subsidiary, CRI Liquidating, that completed its scheduled liquidation in late 1997. (See also Note 8 to Notes to Consolidated Financial Statements.)

CASH FLOW

         YEAR ENDED 1998 VERSUS 1997

         Net cash provided by operating activities increased for 1998 as compared to 1997 primarily due to the increase in the net interest margin resulting from the Company's acquisitions of Subordinated CMBS and, to a lesser extent, CMO-IV (as previously discussed in Results of Operations). This increase in net interest margin was partially offset primarily by an increase in net receivables associated with the chapter 11 filing.

         Net cash used in investing activities increased for 1998 as compared to 1997. The increase was primarily a result of increased purchases of Subordinated CMBS. Also contributing to the increase in cash used in investing activities was the purchase of $496 million of commercial loans in connection with CMO-IV. These increases were partially offset by approximately $335 million of proceeds received from the sale of collateral bond obligations in connection with CBO-2 and from mortgage securities disposition proceeds.

         Net cash provided by financing activities increased for 1998 as compared to 1997 primarily due to proceeds from debt issuances related to the sale of the collateralized mortgage obligations in connection with CMO-IV, collateralized bond obligations in connection with CBO-2, and variable-rate secured borrowings, net of principal payments, and increased proceeds from equity offerings. These increases were partially offset by payments made in connection with collateral calls made by lenders primarily in the latter part of the third quarter.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 VERSUS 1996

         INTEREST INCOME - SUBORDINATED CMBS

         Income from Subordinated CMBS increased by approximately $38 million, or 91%, to approximately $79.7 million during 1997 as compared to approximately $41.7 million during 1996. This increase was a result of the acquisition of Subordinated CMBS at purchase prices aggregating approximately $554 million during 1997 as compared to approximately $285 million during 1996.

         Generally accepted accounting principles require that the income on Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of these mortgage assets. This currently results in income which is lower for financial statement purposes than for tax purposes. Based on the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1997 and 1996, was approximately 11% and 12%, respectively. This return was determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses and interest expense attributable to the financing of the rated tranches at current interest rates and current borrowing amounts.

         INTEREST INCOME-INSURED MORTGAGE SECURITIES

         Mortgage income decreased by approximately $7.5 million or 13% to approximately $49.4 million for 1997 from approximately $56.9 million for 1996. This decrease was principally due to the scheduled disposition of the remaining 11 mortgages of CRI Liquidating's mortgage assets in 1997 in accordance with its business plan. Also contributing to the decrease in mortgage income was the prepayment of nine mortgages held by CRIIMI MAE and its wholly owned subsidiaries for net proceeds aggregating approximately $27 million of proceeds during 1997.

         INTEREST EXPENSE

         Interest expense increased by approximately $14.8 million or 23% to approximately $77.9 million for 1997 from approximately $63.1 million for 1996. This increase was principally a result of additional amounts borrowed in connection with the acquisition of Subordinated CMBS during 1997 and to a lesser extent, the marginally higher cost of debt on CBO-1. These increases were mitigated by temporary paydowns of short-term secured financing facilities during 1997, pending the purchase of additional CMBS.

         NET INTEREST MARGIN

         Net interest margin increased by approximately $15.7 million or 44% for the twelve months ended December 31, 1997 to approximately $51.2 million from approximately $35.5 for the corresponding period in 1996. The net interest margin increase was due primarily to the increase in Subordinated CMBS.

         EQUITY IN EARNINGS FROM INVESTMENTS

         Equity in earnings from investments decreased by approximately $800,000 or 18% to $3.6 million during 1997 as compared to $4.4 million during 1996. The decrease was primarily due to a one-time receipt in the fourth quarter of 1996 of previously unpaid and unaccrued net servicing fees (approximately $1.4 million) received by CMSLP on a group of multi-family loans. This decrease was partially offset by higher income from CMSLP, which resulted from additional servicing fee streams derived from an expanded servicing portfolio, which grew to approximately $16.5 billion as of December 31, 1997 as compared to approximately $6.4 billion as of December 31, 1996. The increased servicing fee revenue was partially offset by increased general and administrative expenses associated with the growth in the servicing portfolio, as well as amortization of certain purchased servicing rights.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses increased by approximately $1.6 million or 20% to $9.6 million for 1997 as compared to $8.0 million for 1996. The increase in general and administrative expenses was primarily the result of the continued growth of CRIIMI MAE's commercial mortgage operations.

         GAINS/LOSSES ON MORTGAGE DISPOSITIONS

         During 1997, CRI Liquidating disposed of its remaining 11 mortgage assets and its interest in three limited partnership participation agreements resulting in net gains of approximately $17.4 million for financial statement purposes. These net gains were partially offset by nine prepayments of mortgage assets held by CRIIMI MAE and its subsidiaries which resulted in financial statement net losses of $52,000. This compares to the disposition of 11 CRI Liquidating mortgage assets which resulted in financial statement net gains of approximately $9.7 million and 10 CRIIMI MAE mortgage prepayments which resulted in net losses of $91,000 during 1996. Gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets were based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

         FINANCIAL STATEMENT NET INCOME

         As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $47.7 million for 1997, a 50% increase from approximately $31.7 million for 1996. On a per basic share basis, financial statement net income increased to $1.29 per basic share for 1997 from $1.03 for 1996.

         TAX BASIS INCOME

         CRIIMI MAE earned approximately $54.1 million in tax basis income available to common shareholders during 1997, a 39% increase from approximately $39.0 million earned in 1996. Tax basis income per share increased to $1.45 in 1997 from $1.27 in 1996. Ordinary income increased to $1.24 in 1997 from $1.00 in 1996. The primary factor for the increase in tax basis income for 1997 as compared to 1996 was continued growth in CRIIMI MAE's portfolio of Subordinated CMBS. Partially offsetting these increases in income was a decrease in mortgage interest income due to the mortgage security dispositions described above, an increase in interest expense as a result of additional amounts borrowed to acquire Subordinated CMBS and an increase in general and administrative expenses as a result of CRIIMI MAE's continued growth. Net capital gains resulting from the disposition of CRI Liquidating's mortgage assets, on a per share basis, decreased from $.27 per weighted average share in 1996 to $.21 per weighted average share in 1997. (See also Note 8 to Notes to Consolidated Financial Statements.)

CASH FLOW

YEAR ENDED 1997 VERSUS 1996

         Net cash provided by operating activities increased for 1997 as compared to 1996 primarily due to an increase in net income. Partially offsetting this increase is an increase in gains on mortgage dispositions and an increase in interest receivable on Subordinated CMBS as a result of 1997 Subordinated CMBS acquisitions.

         Net cash used in investing activities increased for 1997 as compared to 1996. The increase was primarily due to an increase in purchases of Subordinated CMBS, decreased proceeds from mortgage dispositions, increased purchases of servicing rights and the funding of the loan origination reserve.

         Net cash provided by financing activities increased from 1997 as compared to 1996 primarily due to increased proceeds from debt issuances, net of principal payments. Additionally, proceeds from equity offerings increased primarily as a result of various stock offerings in 1997. The net proceeds from debt issuances and equity offerings were used primarily to fund additional Subordinated CMBS purchases, and, to a lesser extent, fund the estimated subordinate class of loans originated through CRIIMI MAE's mortgage loan conduit program. Partially offsetting the increase was an increase in dividends paid resulting from increased net income.


LIQUIDITY AND CAPITAL RESOURCES

         Prior to the Petition Date, CRIIMI MAE used proceeds from long-term, fixed-rate match-funded debt refinancings, short-term, variable-rate, secured borrowings, unsecured and other borrowings, securitizations and issuances of common and preferred shares and to meet the capital requirements of its business plan. Since the chapter 11 filing, the Company has suspended its Subordinated CMBS acquisition, origination and securitization operations, but continues to service mortgage loans through CMSLP.

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's Subordinated CMBS. The agreements governing these financing arrangements typically required the Company to maintain loan-to-value ratios. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this minimum amount.

         In order to refinance a portion of its short-term, variable rate secured borrowings with long-term, fixed rate debt, the Company entered into resecuritization transactions. In May 1998, CRIIMI MAE completed CBO-2, its second resecuritization of its Subordinated CMBS portfolio, which under FAS 125, qualified for both sale and financing accounting. Through CBO-2, CRIIMI MAE refinanced $468 million of its variable rate debt with fixed-rate, match-funded debt. The debt is considered match-funded because the maturities and principal requirements of the debt match those of the related collateral. The transaction also generated additional borrowing capacity of approximately $160 million, which was used primarily to fund additional Subordinated CMBS purchases. In June 1998, CRIIMI MAE securitized $496 million of originated and acquired commercial mortgage loans by selling $397 million face amount of fixed-rate investment grade securities. The tranches not sold to the public were partially financed with variable-rate, secured financing agreements.

         After the above structured finance transactions, the Company continued to have a substantial amount of short-term, variable rate, secured financing facilities which were subject to the previously discussed collateral requirements based on CMBS security prices. As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and the yields on Treasury securities with comparable maturities began to increase substantially and rapidly. CRIIMI MAE's short-term secured creditors perceived that the value of the Subordinated CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

         On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings, when it received a significant collateral call from Merrill Lynch. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek chapter 11 protection. Accordingly, the Company filed for relief under chapter 11 on Monday, October 5, 1998.

         As of September 30, 1999, CRIIMI MAE had secured financing agreements with GACC, Lehman ALI, Inc., First Union, Merrill Lynch, Morgan Stanley, and Citicorp. Certain of these lenders have registered the pledged securities in their own names. As a result, the trustee makes payments on such securities to the registered holder. During the fourth quarter of 1998 and first half of 1999, certain registered holders withheld payments related to securities not registered to CRIIMI MAE. The Company has negotiated and finalized agreements with five of its lenders. CRIIMI MAE Inc.'s cash position has increased from approximately $7 million on October 5, 1998 to approximately $84 million as of November 10, 1999. Based on present information, the Company believes that it will have sufficient cash flow to fund its current operations while in bankruptcy during 1999. However, due to the uncertainty of the effects of the chapter 11 filing on the business of the Company, pending litigation, material reorganization items to be incurred during the pendency of the bankruptcy and numerous other factors beyond the Company's control, no assurance can be given that the Company's cash flow will be sufficient to fund operations while the Company is in bankruptcy during 1999.

         The value of the Company's portfolio is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would be willing to pay in a purchase transaction. During the nine months ended September 30, 1999, the required weighted average spread above treasury rates was substantially unchanged on a total portfolio basis. However, treasury rates increased significantly, from December 31, 1998 which, when combined with the required spreads, resulted in an aggregate $68.8 million decrease in the value of the

Company's portfolio of CMBS and FHA's and GNMA's from December 31, 1998 to September 30, 1999. For the period from September 30, 1999 to November 12, 1999, treasury rates have increased. If treasury rates increase and/or spreads widen from September 30, 1999 levels, the value of the Company's portfolio of securities would decrease.

         In addition, on March 5, 1999, Morgan Stanley sold the CBO-2 BBB Bonds which have a face amount of $205.8 million and a coupon of 7%. The proceeds of $159 million were used to pay off $141.2 million of the related short-term, variable-rate debt due Morgan Stanley and the remaining net proceeds of $17.8 million were remitted to CRIIMI MAE. CRIIMI MAE retained the right to call each CMBS when the outstanding principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction is accounted for as a secured borrowing and not a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds, which was approximately $159 million.

         On April 5, 1999, the Company finalized an agreement by which, Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE would retain the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option would prevent CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction would be accounted for as a secured borrowing and not a sale. A minimum sales price was established in order to sell the bonds. Proceeds from the sale will be used to pay off $39.6 million of secured debt, certain costs, and the remainder, if any, remitted to CRIIMI MAE. This will result in CRIIMI MAE recognizing a fixed-rate liability for these bonds, when they are sold, in the amount of the gross proceeds. During May 1999, the Company sold $20 million face amount of investment grade CMBS from CMO-IV in accordance with the agreement noted above. Accordingly, the proceeds from the sale of these CMBS were used to pay off a portion of the secured debt owed under the Citicorp Financing agreements and the Company recognized fixed rate debt in the amount of the gross proceeds received. Therefore, the total realized less the variable rate secured borrowings associated with these investment grade securities were proportionally reduced (approximately $17 million) on the balance sheet to reflect the partial sale. The remaining $25.9 million face amount of the investment grade CMBS from CMO-IV were sold on October 8, 1999, and therefore that transaction will be reflected in the fourth quarter as described above.

         On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998, were sold for gross proceeds of approximately $308 million. The loans sold had an aggregate unpaid principal balance of $339 million. As a result of the valuation received in the sale, the Company recorded an additional $10.9 million unrealized loss in the second quarter bringing its unrealized losses through June 30, 1999 to $35.3 million. The unrealized losses recorded through June 30, 1999 also included an estimate of losses (approximately $2 million) related to the three loans in the Citibank warehouse program (unpaid principal balance of $32.7 million) not sold on August 5, 1999. On September 16, 1999, the remaining three loans were sold resulting in approximately $1.1 million in additional losses due to a decrease in the actual proceeds received as compared to the estimated proceeds anticipated on June 30, 1999. The loans sold had an aggregate principal balance of approximately $32.7 million. Therefore, the total realized loss incurred in connection with the Citibank Program was $36.3 million. Prior to the actual sale of these loans the Company had recorded its unrealized losses based on pricing data received from Citibank. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by the Company, the Unsecured Committee and the Equity Committee.

         The Company's ability to resume the acquisition of Subordinated CMBS, as well as its loan origination and securitization programs, depends first on its ability to obtain the requisite recapitalization financing, obtain confirmation and approval of a plan reorganization and emerge from bankruptcy as a successfully reorganized company and second, on its ability to access additional capital once it has successfully emerged from bankruptcy. Factors which could affect the Company's ability to access additional capital include, among other things, the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition, and business prospects. The Company can give no assurance as to whether it will be able to obtain additional capital or the terms of any such capital.

         DIVIDENDS

         During the pendency of the chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval. Among the other factors which impact CRIIMI MAE's dividends are (i) the level of income earned on uninsured mortgage assets, such as Subordinated CMBS (including, but not limited to, the amount of OID income and losses, if any, on Subordinated CMBS), and, to the extent applicable, originated loans, which varies depending on prepayments, defaults, etc., (ii) the level of income earned on CRIIMI MAE's or its subsidiaries' insured mortgage security collateral depending on prepayments, defaults, etc., (iii) the fluctuating yields on short-term, variable rate, debt and the rate at which CRIIMI MAE's LIBOR-based debt is priced, as well as the rate CRIIMI MAE pays on its other borrowings,
(iv) the rate at which cash flows from mortgage assets, mortgage dispositions, and, to the extent applicable, loan origination reserves, escrow deposits and distributions from its subsidiaries can be reinvested, (v) changes in operating expenses (including those related to the chapter 11 filing), (vi) to the extent applicable, cash dividends paid on preferred shares, (vii) to the extent applicable, whether the Company's taxable mortgage pools continue to be exempt from corporate level taxes, (viii) the timing and amounts of cash flows attributable to its other lines of business - mortgage servicing, advisory, to the extent applicable, origination services and, (ix) to the extent applicable, realized losses on certain transactions. See "GENERAL INFORMATION - Business and CMBS Portfolio - Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding the payment of a junior preferred stock dividend with respect to 1998 taxable income and the anticipated distribution of a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends.

         Due to the chapter 11 filing on October 5, 1998, dividends were not paid during the first nine months of 1999 on common or preferred shares. However, since dividends on the Company's Series B, C and D Preferred Shares are cumulative, the dividends payable at September 30, 1999 were accrued in the financial statements. For the three and nine months ended September 30, 1998, dividends paid on Series B were approximately $1.5 million and approximately $4.3 million or $0.915 and $2.675 per share, respectively, dividends paid on Series C Preferred Shares were approximately $357,000 and $1.1 million, respectively, and dividends paid on Series D Preferred Shares were approximately $109,000, respectively.


         REIT STATUS

         CRIIMI MAE has elected to qualify as a REIT for tax purposes under Sections 856-860 of the Internal Revenue Code for the 1998 tax year. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must satisfy certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. For a discussion of the effect of the chapter 11 filing on REIT status and related risks see "BUSINESS - Effect of chapter 11 Filing on REIT Status and Certain Tax Matters."

         INVESTMENT COMPANY ACT

         For a discussion of the Investment Company Act and the risk to the Company if it were required to register as an Investment Company, see "CERTAIN RISK FACTORS-Investment Company Act Risk."

         YEAR 2000 ISSUE

          See "CERTAIN RISK FACTORS - Year 2000" for the Company's assessment of Year 2000 compliance, the impact of the Year 2000 issue, the Company's risk associated with the Year 2000 issue and estimated costs to the Company.

G.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's principal market risk is exposure to changes in interest rates related to the US Treasury market as well as the LIBOR market. The Company will experience fluctuations in the market value of its assets related to changes in the interest rates of US Treasury bonds as well as increases in the spread between US Treasury bonds and CMBS. The Company will also have an increase in the amount of interest expense paid on its variable rate obligations primarily due to increases in One-Month LIBOR.

         CRIIMI MAE has entered into interest rate protection agreements to mitigate the adverse effects of rising interest rates on its variable-rate borrowings. The caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index (typically One-Month LIBOR), increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap. The term of the cap as well as the stated interest rate of the cap, which in most cases is currently above the current rate of the index, will limit to some degree the amount of protection that the caps offer.

         Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this threshold amount. These financing arrangements were used by CRIIMI MAE to provide financing during the period of time from the acquisition or creation of the Subordinated CMBS to the date when CRIIMI MAE would resecuritize the portfolio in order to match-fund a significant portion of the portfolio with fixed rate debt, thereby eliminating interest rate risk on this portion of the CMBS. CRIIMI MAE, in limited cases, entered into transactions to hedge the value of securities it intended to sell by selling short Treasury or government insured securities the Company did not own. These transactions are marked to market with unrealized gains or losses reflected in the Company's income statement.

         The value of the Company's portfolio is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would be willing to accept in a purchase transaction. During the nine months ended September 30, 1999, the required weighted average spread above treasury rates was substantially unchanged on a total portfolio basis. However, treasury rates increased significantly from December 31, 1998 which, when combined with the required spreads, resulted in an aggregate $68.8 million decrease in the value of the Company's portfolio of CMBS and FHA's and GNMA's from December 31, 1998 to September 30, 1999. For the period from September 30, 1999 to November 12, 1999, treasury rates have increased. If treasury rates increase and/or spreads widen from the September 30, 1999 levels, the value of the Company's portfolio of securities would decrease.

H.    MARKET AND TRADING INFORMATION

MARKET DATA

         CRIIMI MAE's common stock is listed on the New York Stock Exchange (symbol CMM). As of September 30, 1999, there were approximately 2,130 holders of record of the Company's common stock. The following table sets forth the high and low closing sales prices and the dividends per share for CRIIMI MAE's common stock during the periods indicated:


                                           1999
                                   ---------------------
                           Sales Price
Quarter Ended              High                 Low                    Dividends per Share

------------------         ------------         ------------           ----------------------


                                      -62-

March 31                   $3-7/8               $2-9/16                     $---(1)
June 30                     2-3/4                1-15/16                    ----(1)
September 30                3-3/16               1-15/16                    ----(1)
                                                                            ====




                                           1998
                                   ---------------------
                           Sales Price
Quarter Ended              High                 Low                    Dividends per Share

------------------         ------------         ------------           ----------------------
March 31                     $16-1/16             $14-7/8                   $    0.37
June 30                       15-3/4               13-7/8                        0.40
September 30                  14-15/16              8-5/8                        0.40
December 31                    7-1/8                1-1/4                            - (1)(2)
                                                                        ---------------------

                                                                             $   1.17
                                                                        =====================



                                           1997
                                   ---------------------
                           Sales Price
Quarter Ended                 High                 Low                    Dividends Per Share

--------------------------    ------------         ------------           ----------------------
March 31                      $ 18-1/8               $12-3/4                   $    0.35
June 30                         16-5/8                13-7/8                        0.35
September 30                    17-9/16               15-11/16                      0.35
December 31                     16-1/2                13-7/8                        0.37
                                                                           ---------------------
                                                                               $    1.42
                                                                           =====================



(1) During the pendency of the chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval.
(2) The Company declared a dividend payable in junior preferred stock on September 14, 1999 for the 1998 tax year.

I.    MANAGEMENT

      DIRECTORS AND EXECUTIVE OFFICERS OF CRIIMI MAE

         The following table sets forth certain information concerning the executive officers and directors of the Company as of September 30, 1999.


                  NAME                        AGE                               POSITION
William B. Dockser (1)........................ 62                      Chairman of the Board and Director
H. William Willoughby (1)..................... 53                      President, Secretary and Director
Cynthia O. Azzara............................. 40                      Senior Vice President,


                                      -63-

                                                                          Chief Financial Officer
                                                                          and Treasurer
David B. Iannarone............................ 38                      Senior Vice President and General
Counsel
Donald R. Drew (5)...........................  42                      Senior Vice President/Originations
Brian L. Hanson............................... 38                      Senior Vice President/Servicing
Garrett G. Carlson, Sr. (2)(3)(4)............. 62                      Director
G. Richard Dunnells (2)(3)(4)................. 62                      Director
Robert J. Merrick (2)(3)(4)................... 54                      Director
Robert E. Woods (2)(3)(4)..................... 51                      Director

________________

(1)   Member of the Transactional Committee
(2)   Member of the Audit Committee
(3)   Member of the Compensation and Stock Option Committee
(4)   Member of the Special Reorganization Committee
(5) Mr. Drew tendered his resignation in December 1999, to be effective January 3, 2000.

         Mr. William B. Dockser has been Chairman of the Board of CRIIMI MAE since 1989. Mr. Dockser also serves as Chairman of the Board of CRI, Inc., the former advisor to CRIIMI MAE, which currently oversees a $3 billion real estate portfolio. Prior to forming CRI in 1974, he served as President of Kaufman Broad Asset Management, Inc., an affiliate of Kaufman and Broad, Inc., which managed a number of publicly held limited partnerships created to invest in low and moderate income multifamily apartment complexes. For a period of 2 1/2 years prior to joining Kaufman and Broad, he served in various positions at HUD, culminating in the post of Deputy FHA Commissioner and Deputy Assistant Secretary for Housing Production and Mortgage Credit, where he was responsible for a federally insured housing production program. Before coming to Washington, Mr. Dockser was a practicing attorney in Boston and also was a special Assistant Attorney General for the Commonwealth of Massachusetts. He holds a Bachelor of Laws degree from Yale University Law School and a Bachelor of Arts degree from Harvard University.

         Mr. H. William Willoughby has been President of CRIIMI MAE since 1990. Mr. Willoughby was a co-founder of CRI and has served as its President since its inception in 1974. Mr. Willoughby is principally responsible for the structuring and oversight of investment vehicles and acquisition programs. Prior to joining CRI in 1974, he was Vice President of Shelter Company of America and a number of its subsidiaries, dealing principally with real estate development and equity financing. Before joining Shelter Company, he was a senior tax accountant with Arthur Andersen & Company. He holds a Juris Doctorate degree, a Master of Business Administration degree and a Bachelor of Science degree in Business Administration from the University of South Dakota.

         Ms. Cynthia O. Azzara has been Chief Financial Officer since 1994, a Senior Vice President since 1995 and Treasurer since 1997. Ms. Azzara is responsible for accounting, financial and treasury matters of CRIIMI MAE as well as equity and debt placements in the capital markets. From 1989 to 1994, she served as Vice President/Controller of CRI public funds. From 1985 to 1989, she held positions at CRI as manager of financial reporting and assistant controller. Before joining CRI in 1985, Ms. Azzara was controller for a consulting company and was a staff accountant for a regional CPA firm in Virginia. Ms. Azzara is a certified public accountant and holds a B.B.A. in accounting from James Madison University, magna cum laude.

         Mr. David B. Iannarone is Senior Vice President and General Counsel of CRIIMI MAE. Mr. Iannarone joined CRIIMI MAE Inc. during 1996, and is responsible for all corporate legal affairs. From 1991 to 1996, he served with the Federal Deposit Insurance Company/Resolution Trust Company as Counsel-Securities and Finance. From 1989 to 1991, Mr. Iannarone served with Citibank, N.A. as assistant vice president and counsel, serving the World Corporate Group and the Corporate Banking Department. He was with Kaye, Scholer, Fierman, Hays & Handler as an associate in the Corporate and Banking Department from 1986 to 1989. Mr. Iannarone received an LLM from the Georgetown University Law Center, a JD from the University of Villanova School of Law, and a BA from Trinity College.

         Mr. Donald R. Drew has been a Senior Vice President of the Company since April 1997. He served as Vice President of First Union National Bank of Virginia from June 1994 to April 1997. In addition, Mr. Drew served as Senior Vice President and Vice President of First American Metro Company from December 1992 to June 1993 and July 1992 to December 1992, respectively. Mr. Drew has tendered his resignation to be effective January 3, 2000.

         Mr. Brian L. Hanson has been a Senior Vice President of the Company since March 1998. From March 1996 to March 1998, he served as Group Vice President of the Company. Prior to joining the Company, from May 1991 to February 1996, Mr. Hanson was with the Lanham, Maryland based company of JCF Partners, where he served as Chief Operating Officer and Director of Asset Operations and Portfolio Director.

         Mr. Garrett G. Carlson, Sr. has served as a Director of the Company since 1989. Mr. Carlson has served as President of Can-American Realty Corp. and the Canadian Financial Corp. since 1979 and 1974, respectively, and President of Garrett Real Estate Development since 1982. Since 1996, Mr. Carlson has served as a director of Satellite Broadcasting Company. From 1985 to 1995, he served as Chairman of the Board of SCA Realty Holdings Inc; from 1983 to 1995, he served as Vice Chairman of the Shelter Development Company Ltd. and from 1992 to 1994, he served as a director of Bank Windsor.

         Mr. G. Richard Dunnells has served as a Director of the Company since 1991. Since 1994, Mr. Dunnells has served as the hiring partner in the Washington D.C. office of the law firm Holland & Knight. He was Chairman of the Washington, D.C. law firm of Dunnells & Duvall from 1989 to 1993 and was the firm's Senior Partner from 1973 to 1993. Mr. Dunnells served on the President's Commission on Housing from 1981 to 1982 and thereafter served in various roles at the U.S. Department of Housing and Urban Development from 1969 to 1973, including Special Assistant to the Under-Secretary, Deputy Assistant Secretary for Housing and Urban Renewal and Deputy Assistant Secretary for Housing Management.

         Mr. Robert J. Merrick has served as a Director of the Company since 1997. Since February 1998, Mr. Merrick has served as the Director of MCG Credit Company. From 1985 to 1997, he served as Executive Vice President and Chief Credit Officer of Signet Banking Company. In addition, while at Signet, Mr. Merrick also served as Chairman of the Credit Policy Committee and was a member of the Asset and Liability Committee, as well as the Management Committee. Prior to joining Signet, Mr. Merrick was a Credit Officer of the Virginia Banking Company from 1980 to 1984. He also served as Senior Vice President of the Bank of Virginia from 1976 to 1980.

         Mr. Robert Woods has served as a Director of the Company since 1998. He is currently the Managing Director and head of loan syndications for the Americas at Societe Generale in New York where he has served in that position since 1997. Prior to that, Mr. Woods had been Managing Director and Head of the Real Estate Capital Markets and Mortgage-Backed Securities division at Citicorp since 1991. Mr. Woods also served as Head of Citicorp's syndications, private placements, money markets and asset-backed businesses from 1985 to 1990.

         Mr. Douglas L. Cooper, who had served as a Senior Vice President of the Company since March 1998, resigned in October 1999.

COMPENSATION OF DIRECTORS

         Directors who are also employees of the Company receive no additional compensation for their services as directors. Each independent Director receives
(i) an aggregate annual fee of $12,000, (ii) 500 common shares annually, (iii) options to purchase 500 common shares annually and (iv) a fee of $750 (for telephonic meetings) or $1,500 (for in-person meetings) per day for each meeting in which such director participates, including committee meetings held on days when the Board of Directors is not meeting. In addition, the Company reimburses directors (including those employed by the Company as executive officers) for travel and other expenses incurred in connection with their duties as directors of the Company. The independent directors, in addition to the foregoing compensation have received additional compensation for their service on the Special Reorganization Committee. Messrs. Carlson, Dunnells and Merrick each received $25,000.00 and Mr. Woods, as lead director, received $35,000.00. See "The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Transactional Committee and a Special Reorganization Committee. The Company has no nominating or similar committee.

         AUDIT COMMITTEE. The Board of Directors has an Audit Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director. The functions performed by the Audit Committee are to: (1) recommend independent auditors to the Company; (2) review the scope of the audit, audit fees, the audit report and the management letter with the Company's independent auditors; (3) review the financial statements of the Company; (4) review and approve non-audit services provided by the independent auditors; and (5) consult with the independent auditors and management with regard to the adequacy of internal controls.

         COMPENSATION AND STOCK OPTION COMMITTEE. The Board of Directors has a Compensation and Stock Option Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director. The Compensation and Stock Option Committee was formed to establish, review and modify the compensation (including salaries and bonuses) of the Company's executive officers, to administer the Employee Stock Option Plan and to perform such other duties as may be delegated to it by the Board of Directors.

         TRANSACTIONAL COMMITTEE. The Board of Directors has a Transactional Committee currently comprised of Messrs. Dockser and Willoughby. The Transactional Committee was formed to review and approve certain debt and equity financings, and securitizations and resecuritizations of assets, with certain of the foregoing subject to specific limitations.

         SPECIAL REORGANIZATION COMMITTEE. The Board of Directors has a Special Reorganization Committee comprised of Messrs. Carlson, Dunnells, Merrick and Woods established in connection with the Company's chapter 11 proceeding. See "The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation earned during the last three years by the Chairman of the Board of Directors and each of the other four most highly compensated executive officers of the Company whose income exceeded $100,000 during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE



                         Annual Compensation(1)                                    Long Term Compensation
                         ----------------------                                    ----------------------
                                                                            Restricted           Securities
                                                                               Stock             Underlying   All Other
                              YEAR    SALARY ($)   BONUS ($) .                AWARDS             OPTIONS (#)  COMPENSATION ($)
                              ----    ----------   ---------                  ------             -----------  ----------------
William B. Dockser        1998        $285,600     $  59,000                    -0-             225,000       $334,916   (2)
    Chairman of the       1997        $230,000     $215,000                     -0-             150,000       $467,424   (2)
    Board of              1996        $167,500     -0-                          -0-               -0-         $494,672   (2)
    Directors



                                      -66-


                         Annual compensation(1)                                    Long Term Compensation
                         ----------------------                                    ----------------------


H. William                1998        $285,600     $  59,000                    -0-             225,000       $334,916   (2)
Willoughby                1997        $230,000     $ 215,000                    -0-             150,000       $467,424   (2)
    President and         1996        $167,500           -0-                    -0-               -0-         $494,672   (2)
    Secretary
Frederick J.              1998        $233,150     $  48,000                    -0-              25,000       -0-
Burchill                  1997        $191,875     $ 200,000                    -0-              45,000       -0-
    Executive Vice        1996        $179,375     $ 125,000                    -0-              20,000       -0-
    President (3)
Cynthia O. Azzara         1998        $185,150     $  45,000                    -0-              20,000       -0-
    Senior Vice           1997        $147,500     $  77,500                    -0-              25,000       -0-
    President,            1996        $135,000     $  50,000                    -0-              10,000       -0-
    Chief
    Financial
    Officer and
    Treasurer
Donald R. Drew            1998        $            $ 30,000                     -0-              10,000       -0-
    Senior Vice           1997        $525,500     -0-                          -0-               -0-         -0-
    President (6)                     (4 )
                                      $166,596
                                      (5)



--------------------

(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for any Named Executive Officer.
(2) These amounts represent deferred compensation which the Company has agreed to pay for services performed in connection with the Merger. These amounts were paid solely from principal and interest received by the Company from CRI in connection with a note receivable acquired by the Company in the Merger.
(3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.
(4) This amount includes commissions paid of $416,125 but does not include $144,579 owed to Mr. Drew for commissions accrued, but not paid, prior to the Petition Date, with respect to which Mr. Drew has an unsecured claim.
(5) This amount relates to the period from April 7, 1997 (commencement of employment) through December 31, 1997 and includes commissions paid of $55,216.
(6) Mr. Drew has tendered his resignation to be effective January 3, 2000.

         EMPLOYMENT AGREEMENTS

         On June 30, 1995, in connection with the Merger, the Company, through its wholly-owned operating subsidiary CMM, entered into employment agreements with each of Messrs. Dockser and Willoughby. In connection with the adoption of the Employee Retention Plan, such employment agreements were assumed by CMM and were amended as of October 5, 1998 (together and as amended, the "Employment Agreements"). The Employment Agreements each expire June 30, 2000 and provide that Messrs. Dockser and Willoughby salaries will be adjusted at least annually by the Compensation and Stock Option Committee of the Board of Directors. Each of Mr. Dockser and Mr. Willoughby currently receive a base salary of $324,500. The Employment Agreements require each of Messrs. Dockser and Willoughby to devote a substantial portion of his time to the affairs of the Company and its affiliated entities, except that each of them may devote time to other existing business activities; PROVIDED that the time devoted to such other existing business activities does not interfere with the performance of his duties to the Company and its affiliated entities. The agreements define the phrase "substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of the Company and its affiliated entities.

         In the event of a change of control, as defined in the Employment Agreements, Messrs. Dockser and Willoughby reserve the right to voluntarily terminate their employment with the Company. Messrs. Dockser and Willoughby are entitled to severance payments in an amount equal to 18 months' base salary upon termination without cause and upon an involuntary resignation for any of the reasons set forth in the Employment Agreements, including a change of control. Messrs. Dockser and Willoughby are not currently entitled to receive any retention payments under the Employment Retention Plan. The Bankruptcy Court may, at its discretion, upon request, authorize the payment of certain retention payments to Messrs. Dockser and Willoughby in connection with services rendered during the Chapter 11 cases.

         The Employment Agreements provide for indemnification of Messrs. Dockser and Willoughby to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Director and Officer insurance policies, the application of any available portion of proceeds of applicable Director and Officer insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executives for which they are otherwise entitled to indemnification under the Bylaws of the Company and/or CMM.

         In July 1998, the Company entered into a new employment agreement with Cynthia O. Azzara that, in connection with the adoption of the Employee Retention Plan, was assumed by CMM and was amended as of October 5, 1998 (as amended, the "Azzara Employment Agreement"). The Azzara Employment Agreement has a three year term and provides for minimum base annual compensation of $225,000. The Azzara Employment Agreement contains provisions that prohibit Ms. Azzara from competing with the Company and certain of its affiliates for a period not to extend beyond October 5, 2000, subject to certain limited exceptions. In addition, Ms. Azzara is entitled to receive retention payments, under the Employee Retention Plan, equal to two times her base salary semiannually over a two year period, subject to certain conditions. The first retention plan payment to Ms. Azzara was paid on April 5, 1999 and the second was paid on October 15, 1999. The fourth retention plan payment to Ms. Azzara is subject to Bankruptcy Court approval. The entire unpaid portion of the retention payments owed to Ms. Azzara will become immediately due and payable upon the effective date of a plan of reorganization of the Company, only upon receipt of Bankruptcy Court approval, or upon the termination of Ms. Azzara other than for cause.

         Ms. Azzara is entitled to severance payments in an amount equal to 24 months' base salary upon termination without cause. In addition, upon termination following a change of control, all options to acquire shares of the Company's common stock held by Ms. Azzara, to the extent not then exercisable, will become immediately exercisable. The Azzara Employment Agreement provides for indemnification of Ms. Azzara to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Officer and Director insurance policies, the application of any available portion of proceeds of applicable Officer and Director insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executive for which she is otherwise entitled to indemnification under the bylaws of the Company and/or CMM.

         Pursuant to the Employee Retention Plan, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

         EMPLOYEE STOCK OPTION PLAN

         The purpose of the Employee Stock Option Plan is to enhance the long-term profitability of the Company and shareholder value by offering incentives and rewards to those officers and other employees of the Company and its subsidiaries who are important to the Company's growth and success, and to encourage such officers and employees to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company.

         The Employee Stock Option Plan currently provides for grants of stock options to purchase up to 2,000,000 shares of Company common stock. As of September 30, 1999, options to purchase a total of 1,701,521 common shares are outstanding under the Employee Stock Option Plan. Options granted under the Employee Stock Option Plan are either "nonqualified stock options" or "incentive stock options." The exercise price for options granted under the Employee Stock Option Plan may not be less than the fair market value of a share of common stock on the date of grant.

         Any executive officer or other employee of the Company or any subsidiary of the Company is eligible to be granted options, subject to certain limitations. The Compensation and Stock Option Committee is authorized to select from among employees the individuals to whom options are to be granted and to determine the number of common shares that will be subject to the options, whether such options are to be incentive stock options or nonqualified stock options, and the terms and conditions of the options consistent with the Employee Stock Option Plan.

         The Employee Stock Option Plan is administered by the Compensation and Stock Option Committee. Currently, the Compensation and Stock Option Committee consists of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director. Except as permitted by Rule 16b-3(c)(2) under the Exchange Act, options may not be granted under the Employee Stock Option Plan to any member of the Compensation and Stock Option Committee during the term of his or her membership on the Compensation and Stock Option Committee.

         Pursuant to the Employee Retention Plan, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

         The following table sets forth certain information concerning options granted to the Named Executive Officers during the year ended December 31, 1998:



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                             % of Total Options
                                                             Granted to
                                       Common Shares         Employees
                                       Underlying            in Fiscal           Exercise Price    Expiration       Grant Date
         Name                          Options Granted       Year                ($/sh)               Date          Present Value
         ----                          ---------------       ----                ------               ----          -------------
         William B. Dockser            225,000 (1)           28.99%               $15.7500          16-Mar-2006     $299,363   (2)
         H. William Willoughby         225,000 (1)           28.99%               $15.7500          16-Mar-2006     $299,363   (2)
         Frederick J. Burchill (3)      25,000 (1)            3.22%               $15.7500          08-Feb-1999     $ 33,263   (2)
         Cynthia O. Azzara              20,000 (1)            2.58%               $15.7500          16-Mar-2006     $ 26,610   (2)
         Donald R. Drew (4)             10,000 (1)            1.29%               $15.7500          16-Mar-2006     $ 13,305   (2)


------------------

(1) These options were granted on March 16, 1998 and will vest in equal annual installments commencing on the first anniversary of the date of grant.

(2) These values are estimated on the date of grant using the Black-Scholes option pricing model, which produces a per option share value as of March 16, 1998, the grant date, of $1.3305 using the following principal assumptions: expected stock price volatility of 26.6%, risk free rate of return of 4.95%, dividend yield of 9.4% and expected life of 8 years. No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.
(3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.
(4) Mr. Drew has tendered his resignation to be effective January 3, 2000.


         The following table provides information concerning the exercise of options during the year ended December 31, 1998 for each of the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES



                                                                                Number of Common          Value of Unexercised
                                                                                Shares                    in-the-money Options
                                                                                Underlying                at FY-end ($)
        NAME                      Common Shares            Value Realized       Unexercised               Exercisable /
        ----                      Acquired                     ($)(1)           Options at FY-end (#)     --------------------
                                  On Exercise During       --------------       Exercisable /             Unexercisable(2)
                                  -------------------                           -------------             --------------------
                                  1998(#)                                       Unexercisable
                                  ------                                        -------------
        William B. Dockser        12,698                     $52,125            677,302
                                                                                975,000                   $0     $0

        H. William Willoughby     2,000                      $10,710            841,905
                                                                                975,000                   $0     $0

        Frederick J. Burchill     20,000                     $77,100             73,332
        (3)                                                                      61,668                   $0     $0

        Cynthia O. Azzara         6,600                      $27,505             33,399
                                                                                 40,001                   $0     $0

        Donald R. Drew (4)        -0-                        -0-
                                                                                -0-                       $0     $0
                                                                                10,000

-----------------

     (1) The value realized on the exercise of stock options was determined by taking the difference between the option price and the fair market value of the common shares on the date of exercise.

     (2) Options have been granted at exercise prices from $9.77 to $15.9375. The closing price of a share of common stock was $3.50 on December 31, 1998. The exercise price of the option shares exceeded the market value of such options at fiscal year end and, accordingly, such options were not "in the money" as of December 31, 1998.

     (3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.

     (4) Mr. Drew has tendered his resignation to be effective January 3, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of September 30, 1999 by
(i) each person known by the Company to be the beneficial owner of more than 5% of its common stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
zzz

                                                  AMOUNT AND NATURE
                                                  OF COMMON SHARES                     PERCENTAGE OF COMMON
NAME                                             BENEFICIALLY OWNED                     SHARES OUTSTANDING
----                                             ------------------                     ------------------


                                      -70-

William B. Dockser                                   2,908,833 (1)(2)                          5.2%
H. William Willoughby                                2,756,733 (1)(3)                          4.9%
Garrett G. Carlson, Sr.                                 17,500 (4)                               *
G. Richard Dunnells                                     15,720 (7)                               *
Robert J. Merrick                                        4,000 (8)                               *
Robert E. Woods                                          1,000(9)                                *
Cynthia O. Azzara                                       68,770(10)                               *
Donald R. Drew                                           4,934 (5)                               *

Gotham Partners L.P.
Gotham Partners III
Gotham International Advisors LLC                    5,183,000 (6)                             9.7%
   110 East 42nd Street 18th Floor
   New York, NY  10017

All Directors and Executive
  Officers as a Group (13 persons)                    5,834,932 (11)                          10.4%


---------------


*Less than 1%.

(1) Includes 2,767 common shares owned by C.R.I, Inc. of which Messrs. Dockser and Willoughby are the sole shareholders.
(2) Includes 1,102,302 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 104,844 common shares held by Mr. Dockser's wife, 125,000 common shares held by the William B. Dockser '59 Charitable Lead Annuity Trust (for which Mr. Dockser has sole voting power) and 200,000 common shares held by the Dockser Family Foundation (for which Mr. Dockser has sole voting power).
(3) Includes 1,266,905 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 43,100 common shares held by Mr. Willoughby's wife, 27,000 common shares held by Mr. Willoughby's parents, 10,000 common shares held by Mr. Willoughby's son and 4,095 common shares held by Mr. Willoughby's daughter.
(4) Includes 2,000 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 1,000 common shares held by Mr. Carlson's wife and 14,500 common shares held by a partnership for which Mr. Carlson is the sole general partner.
(3) Includes 3,334 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 1,000 common shares held by Mr. Drew's wife.
(4) Based on a Schedule 13G filed by Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors L.L.C., such entities collectively hold 5,183,000 common shares, for which they hold sole voting and investment power.
(5) Includes 2,000 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(6) Includes 1,000 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(7) Includes 500 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(8) Includes 51,734 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(9) Includes 2,484,150 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company maintains its headquarters office in Rockville, Maryland. Pursuant to an administrative services agreement with CRI which was entered into in connection with the Merger (the "CRI Administrative Services Agreement"), CRI is obligated to provide the Company and its subsidiaries with certain administrative office, facility and other services, at cost, with respect to certain aspects of the Company's business. The Company intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by the Company or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by the Company. The Company and its subsidiaries paid charges under the CRI Administrative Services Agreement of $352,471 for the year ended December 31, 1998.

         In June 1997, a subsidiary of the Company acquired a Holiday Inn Express hotel in Nashville, Tennessee in a foreclosure sale from a commercial mortgage-backed security trust. In connection with such purchase, the subsidiary-owner of the hotel entered into a hotel management agreement (the "Hotel Management Agreement") with Capitol Hotel Group International, Inc. ("CHGI"), a Maryland company partially owned by Messrs. Dockser and Willoughby.

The Hotel Management Agreement provides that in exchange for the hotel management and operating duties set forth in the agreement, CHGI will receive an annual management fee in an amount equal to four percent of the total annual revenues of the hotel plus twenty percent of the annual net profit of the hotel. For the year ended December 31, 1998, the Company paid a total of $ 4,691 to CHGI pursuant to the Hotel Management Agreement. Prior to entering into the Hotel Management Agreement, the Company received a written opinion from an independent hotel consulting and appraisal company that the terms of the Hotel Management Agreement were reasonable and within industry standards. Criimi Mae Brick Church, Inc. has entered into a contract to sell the property which is subject to bankruptcy court approval.

IV.      BUSINESS PLAN

         The Company's post-bankruptcy business strategy is designed to capitalize on its core business strengths. The key components of the Company's business strategy are initially, upon emergence from Chapter 11, the continued ownership and management of the Company's remaining portfolio of mortgage-related assets, the continuation and, as appropriate, expansion of its servicing business, the reduction of outstanding debt consistent with the terms agreed to with Merrill and GACC as set forth in Exhibit 1 to the Plan, and the retention of REIT status; and at such time as the Company is able to access capital externally through the capital markets on terms acceptable to the Company (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC, as set forth in the Plan), the resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations.

         MANAGEMENT OF EXISTING PORTFOLIO AND CONTINUATION OF SERVICING BUSINESS. Following its reorganization, the Company will continue to own and manage, through its servicing affiliate CMSLP, a large portfolio of mortgage-related assets. On a pro forma basis, giving effect to the reorganization, including the assumed sale of $____ million (face amount) of CMBS, the Company's September 30, 1999 balance sheet would include $____ billion (face amount) of CMBS, $____ million (face amount) of insured mortgage securities, and $____ million (face amount) of commercial mortgage loans that were originated and securitized by the Company. The Company will continue to actively monitor the credit risks and manage the performance of its portfolio in an effort to maximize returns.

         Following the reorganization and rating agency approval, the Company expects to exercise its right, as owner of the controlling bond class, to re-name CMSLP as special servicer for transactions in its portfolio currently being specifically serviced by ORIX with CMSLP as their special sub-servicer. In addition, the Company intends for CMSLP to actively pursue direct, master and special servicing assignments, as well as expand its fee based services, for a variety of participants in the mortgage and asset financing arenas.

         ACCESS TO CAPITAL. The Company plans to generate capital internally (subject to and consistent with the terms agreed to with Merrill and GACC) in order to fund the initial key components of its business plan, as referenced above. To generate internal capital, the Company intends to issue non-cash taxable dividends to shareholders as a substantial portion of future dividend distributions. The non-cash taxable dividends are expected to help satisfy the Company's taxable distribution requirements to maintain its status as a REIT; however, there can be no assurance that such non-cash taxable dividends will satisfy the Company's taxable distribution requirements.

         In order to fund the resumption of CMBS acquisitions and loan originations and securitizations, discussed in more detail below, the business plan contemplates that the Company will be required to access the capital markets (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC, as set forth in the Plan) through public or private issuances of equity or debt securities and/or through secured or unsecured credit facilities. In addition, it is contemplated that the Company would continue to use long-term, fixed rate debt refinancings, short-term borrowing agreements (but to a lesser extent than utilized prior to the chapter 11 filing) and other borrowings to fund a portion of any mortgage asset acquisitions.

         RESUMPTION OF SUBORDINATED CMBS ACQUISITIONS. The Company has historically been a leading purchaser of Subordinated CMBS. The Company believes that its servicing and underwriting capabilities are competitive advantages that allow the Company to compete against other investors who may have greater access to capital (or the ability to obtain capital at a lower cost) for the acquisition of Subordinated CMBS. The Company's ability to resume the acquisition of Subordinated CMBS will depend upon, among other matters, the Company's ability to access capital to fund such acquisitions, which may include equity capital, revolving credit facilities and short-term credit facilities. The Company has not at this time arranged for any post reorganization financing for the acquisition of Subordinated CMBS and there can be no assurance that the Company will be able to obtain any such acquisition financing or that if acquisition financing is available it will be on favorable terms.

         RESUMPTION OF LOAN ORIGINATIONS AND SECURITIZATIONS. The Company's ability to resume mortgage loan originations, principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization, will depend upon, among other matters, the Company's ability to enter into suitable agreements with such financial institutions and to obtain any equity or debt financing required by such agreements. To the extent the Company is able to resume its origination program, it intends to securitize originated mortgage loans, retaining the subordinated bonds for its portfolio, and providing loan management and servicing functions for the underlying mortgage pool. The Company has not at this time arranged for any post-reorganization mortgage loan origination financing and there can be no assurance that the Company will be able to enter into suitable agreements with major financial institutions or obtain any financing required by such agreements.

         NEW OPPORTUNITIES. The Company intends to explore the possibility of additional business activities including, but not limited to, expanding the scope of servicing efforts to include asset-backed and franchise loan servicing; the further development of fee-based servicing businesses; joint ventures for the acquisition of Subordinated CMBS or other real estate assets; and expanding originations to higher yielding financings, including a greater focus on mezzanine loans and equity investments. The ability to pursue any new opportunity will depend upon, among other matters, the availability of capital and other resources.

V.       PLAN OF REORGANIZATION

A.    OVERVIEW OF THE PLAN

BRIEF EXPLANATION OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter 11 of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 Case.

         The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed to them in the Plan.


SOLICITATION OF ACCEPTANCES OF THE PLAN

         Under the Plan, all Claims and Interests have been separated into classes according to the applicable Debtor, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that
(i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims and Interests in an Impaired Class. An Impaired Class of Claims will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such Class held by Holders who cast timely votes with respect to the Plan. An Impaired Class of Interests will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in the amount of the allowed Interests of such Class held by Holders of such Interests that have voted to accept or reject the Plan. Holders of Claims or Interests who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests.

         If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class.

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         In general, the Plan provides that Holders of Allowed Claims or Interests in Classes: A8, A12, A14, A15, A17, A19, A20, A22, A23, B3, B4, B7,
C3, C4 and C7 are Unimpaired.

         Holders of Allowed Claims or Interests in Classes: A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2, B5, B6, C1, C2, C5 and C6 are
Impaired.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in CMI, CMM and Holdings into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.

         The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below.

CMI CLASSES


Class A1 - Citicorp Secured Claims                             Class A1 consists of all Allowed Secured Claims against CMI of Citicorp Securities, Inc., Salomon Smith Barney Inc.,
                                                               Citicorp Real Estate, Inc. and/or CitiBank N.A. or any
                                                               other Holder of a Secured Claim against CMI under, arising from or related to that certain Master Repurchase Agreement between CMI and Citicorp Securities, Inc. dated as of
                                                               August 1, 1997 or any documents executed in connection
                                                               therewith or related thereto.

Class A2 - First Union Secured Claim                           Class A2 consists of all Allowed Secured Claims against CMI of First Union National Bank or any other Holder of a
                                                               Secured Claim against CMI under, arising from or related to
                                                               (i) that certain Master Assignment Agreement between First
                                                               Union National Bank and CMI dated as of June 30, 1998 or
                                                               any documents executed in connection therewith or related
                                                               thereto or (ii) that certain Guaranty by CMI in favor


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                                                               of and for the benefit of Signet Bank/Virginia entered into as of June 30, 1995 or that certain Collateral Assignment of
                                                               Partnership Interests from CMI in favor of Signet
                                                               Bank/Virginia dated as of June 30, 1995 or that certain
                                                               Stock Pledge Agreement by CMI in favor of Signet
                                                               Bank/Virginia dated as of June 30, 1995 or that certain
                                                               Credit Agreement between CMM and Signet Bank/Virginia dated as of June 30, 1995 or any documents executed in connection with or related to any of the foregoing.

Class A3 - GACC Secured Claim                                  Class A3 consists of all Allowed Secured Claims against CMI of German American Capital Corp. or any other Holder of a
                                                               Secured Claim against CMI under, arising from or related to that certain Master Loan and Security Agreement between CMI and German American Capital Corp. dated as of March 31,
                                                               1998 or any documents executed in connection therewith or
                                                               related thereto.



Class A4 - Lehman Secured Claim                                Class A4 consists of all Allowed Secured Claims against CMI of Lehman Ali Inc. or any other Holder of a Secured Claim
                                                               against CMI under, arising from or related to that certain
                                                               Master Assignment Agreement between CMI and Lehman Ali Inc.
                                                               dated as of May 29, 1998 or any documents executed in
                                                               connection therewith or related thereto.

Class A5 - Merrill Secured Claim                               Class A5 consists of all Allowed Secured Claims against CMI of Merrill Lynch Mortgage Capital Inc. or any other Holder of a Secured Claim against CMI under, arising from or
                                                               related to that certain Master Assignment Agreement between
                                                               CMI and Merrill Lynch Mortgage Capital Inc. dated as of
                                                               September 25, 1997 or any documents executed in connection therewith or related thereto.

Class A6 - Morgan Stanley Secured Claim                        Class A6 consists of any Allowed Secured Claims against CMI of Morgan Stanley & Co. International Ltd. or any other
                                                               Holder of a Secured Claim against CMI under, arising from
                                                               or related to that certain Master Repurchase Agreement
                                                               between Morgan Stanley & Co. International Limited and CMI dated as of May 8, 1998 or any documents executed in
                                                               connection therewith or related thereto.

Class A7 - Other Secured Claims                                Class A7 consists of any Allowed Secured Claims against CMI other than the Secured Claims specified in Classes A1
                                                               through A6.

Class A8 - Priority Claims                                     Class A8 consists of all Allowed Priority Claims against
                                                               CMI.

Class A9 - Old Senior Note Claims                              Class A9 consists of all Allowed Claims against CMI of



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                                                               Holders of Old Senior Notes.

Class A10 - CMI General Unsecured Claims                       Class A10 consists of all Allowed Unsecured Claims against
                                                               CMI other than the Unsecured Claims (if any) in Classes A8,
                                                               A9, A11, A12, A13,  A15,  A17, A19, and A23 and other than
                                                               Administrative Claims and Priority Tax Claims.

Class A11 - Guarantee Claims                                   Class A11 consists of all Allowed Claims against CMI of
                                                               Holders of Guarantee Claims based upon CMI's guarantee of
                                                               obligations of CMM or Holdings, as the case may be.

Class A12 - Freddie Mac Claims                                 Class A12 consists of Claims against CMI of Freddie Mac
                                                               numbered 335 and 497, on the July 20, 1999 claims register, in the amount of $230,448,487.24 each.

Class A13 - Intercompany Claims                                Class A13 consists of all Allowed Claims against CMI of CMM or Holdings.

Class A14 - Series B Preferred Stock                           Class A14 consists of all Allowed Series B Preferred Stock
                                                               Interests in CMI.

Class A15 - Series B Preferred Stock Securities Claims         Class A15 consists of all Allowed Securities Claims on
                                                               account of Series B Preferred Stock against CMI.

Class A16 - Old Series C Preferred Stock                       Class A16 consists of all Allowed Old Series C Preferred
                                                               Stock Interests in CMI.

Class A17 - Old Series C Preferred Stock Securities            Class A17 consists of all Allowed Securities Claims on
Claims                                                         account of Old Series C Preferred Stock against CMI.

Class A18 - Old Series D Preferred Stock                       Class A18 consists of all Allowed Old Series D Preferred
                                                               Stock Interests in CMI.

Class A19 - Old Series D Preferred Stock Securities Claim      Class A19 consists of all Allowed Securities Claims on
                                                               account of Old Series D Preferred Stock against CMI.

Class A20 - Series F Dividend Preferred Stock                  Class A20 consists of all Allowed Series F Dividend
                                                               Preferred Stock Interests in CMI.

Class A21 - CMI Common Stock                                   Class A21 consists of all Allowed CMI Common Stock
                                                               Interests in CMI.

Class A22 - Stock Options                                      Class A22 consists of all Allowed Stock Option Interests in
                                                               CMI.

Class A23 - CMI Common Stock Securities Claims                 Class A23 consists of all Allowed Securities Claims on
                                                               account of CMI Common Stock against CMI.

CMM Classes

Class B1 - First Union Secured Claims                          Class B1 consists of all Allowed Secured Claims against
                                                               CMM of First Union National Bank or any other Holder of


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                                                               a Secured Claim against CMM under, arising from or
                                                               related to that certain Credit Agreement between CMM and
                                                               Signet Bank/Virginia dated as of June 30, 1995 or any
                                                               documents executed in connection therewith or related
                                                               thereto.

Class B2 - Other Secured Claims                                Class B2 consists of any Allowed Secured Claims against CMM other than the Secured Claims specified in Class B1.

Class B3 - Priority Claims                                     Class B3 consists of all Allowed Priority Claims against
                                                               CMM.

Class B4 - Guarantee Claims                                    Class B4 consists of all Allowed Claims against CMM of
                                                               Holders of Guarantee Claims based upon CMM's guarantee of
                                                               obligations of CMI or Holdings, as the case may be.

Class B5 - CMM General Unsecured Claims                        Class B5 consists of all Allowed Unsecured Claims against
                                                               CMM other than the Unsecured Claims (if any) in Classes B3,
                                                               B4 and B6 and other than Administrative Claims and Priority
                                                               Tax Claims.

Class B6 - Intercompany Claims                                 Class B6 consists of all Allowed Claims against CMM of CMI or Holdings.

Class B7 - CMI's Interests in CMM                              Class B7 consists of all Allowed Interests in CMM of CMI.

HOLDINGS CLASSES

Class C1 - Citicorp Secured Claims                             Class C1 consists of all remaining Allowed Secured Claims
                                                               (if any) against Holdings of Citicorp Securities, Inc.
                                                               and/or Salomon Smith Barney Inc..

Class C2 - Other Secured Claims                                Class C2 consists of any Allowed Secured Claims against
                                                               Holdings other than the Secured Claims specified in Class
                                                               C1.

Class C3 - Priority Claims                                     Class C3 consists of all Allowed Priority Claims against
                                                               Holdings.

Class C4 - Guarantee Claims                                    Class C4 consists of all Allowed Claims against Holdings of
                                                               Holders of Guarantee Claims based upon Holdings' guarantee of obligations of CMI or CMM, as the case may be.

Class C5 - Holdings General Unsecured Claims                   Class C5 consists of all Allowed Unsecured Claims against
                                                               Holdings other than the Unsecured Claims (if any) in
                                                               Classes C3, C4 and C6 and other than Administrative Claims and Priority Tax Claims.

Class C6 - Intercompany Claims                                 Class C6 consists of all Allowed Claims against Holdings
                                                               of CMI or CMM.



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Class C7 - Interests in Holdings                               Class C7 consists of all Allowed Interests in Holdings of
                                                               CMI and CMSLP.




     Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See "THE PLAN OF REORGANIZATION --Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section VI.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See "THE PLAN OF REORGANIZATION -- Distributions Under the Plan --Timing and Methods of Distribution."

     The treatment of Claims and Interests described below is subject to the Plan provisions described in Section IV of the Plan.

B.    TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

DESCRIPTION OF CLAIMS AND INTERESTS

         ADMINISTRATIVE CLAIMS. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Debtors agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim.

          PRIORITY TAX CLAIMS. Unless otherwise agreed to by the Debtors or the Reorganized Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Debtors and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

         The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections set forth in Exhibit B hereto and the liquidation analysis set forth in Exhibit C hereto and of estimating recoveries for creditors under the Plan, they have assumed that the aggregate amount of such Claims will not exceed $__,000,000.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN CMI

         1.       Class A1 (Citicorp Secured Claims).



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         Reorganized CMI will enter into on the Effective Date a refinancing of the principal amount (or purchase price) owing to the Holder of the Allowed Class A1 Claim with respect to the CMO-IV Bonds upon terms to be mutually agreed upon by CMI and the Holder. Each Holder will also receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A1 Claim after the refinancing referred to in the preceding sentence, with interest on such Allowed Claim calculated at the Plan Rate.

         The Debtors expect that there will be $____ Allowed Class A1 Claims against the Debtors as of the Effective Date.

         2.       Class A2 (First Union Secured Claim).

         The Holder will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A2 Claim with interest thereon calculated at the Plan Rate.

         The Debtors expect that there will be $____ Allowed Class A2 Claims against the Debtors as of the Effective Date.

         3.       Class A3 (GACC Secured Claim).

         The Holder will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 to the Plan, or such other treatment as may be agreed to by CMI and the Holder.

         The Debtors expect that there will be $____ Allowed Class A3 Claims against the Debtors as of the Effective Date.

         4.       Class A4 (Lehman Secured Claim).

         The Holder will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A4 Claim with interest thereon calculated at the Plan Rate.

         The Debtors expect that there will be $____ Allowed Class A4 Claims against the Debtors as of the Effective Date.

         5.       Class A5 (Merrill Secured Claim).

         The Holder will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 of the Plan, or such other treatment as may be agreed to by CMI and the Holder.

         The Debtors expect that there will be $____ Allowed Class A5 Claims against the Debtors as of the Effective Date.

         6.       Class A6 (Morgan Stanley Secured Claim).

         The Holder will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A6 Claim with interest thereon calculated at the Plan Rate.

         The Debtors expect that there will be $____ Allowed Class A6 Claims against the Debtors as of the Effective Date.

         7.       Class A7 (Other Secured Claims).

         Each Holder (if any) will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class A7 Claim with interest thereon calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class A7 Claim (if any) in full satisfaction of such claim; or (iii) such other treatment as may be agreed to by CMI and the Holder (if any).


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


         The Debtors expect that there will be $____ Allowed Class A7 Claims against the Debtors as of the Effective Date.

         8.       Class A8 (Priority Claims).

         Each Holder will receive on the Effective Date payment in full in Cash of the Allowed Class A8 Claim including Plan Interest thereon.

         The Debtors expect that there will be $____ Allowed Class A8 Claims against the Debtors as of the Effective Date.

         9.       Class A9 (Old Senior Note Claims).

         Each Holder as of the Distribution Record Date will receive on the Effective Date in exchange for its Old Senior Note payment in full of its Allowed Class A9 Claim, with any accrued and unpaid pre-petition interest thereon calculated at the Plan Rate and any accrued and unpaid post-petition interest thereon calculated at the Plan Interest Rate, in the form of a Class A9
Note in a principal amount equal to such Holder's Allowed Class A9 Claim. All Old Senior Notes shall be deemed cancelled as of the Effective Date.

         The Debtors expect that there will be $____ Allowed Class A9 Claims against the Debtors as of the Effective Date.

         10.      Class A10 (General Unsecured Claims).

         Each Holder will receive on the Effective Date payment in full of its Allowed Class A10 Claim, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class A10 Claims who have an interest rate applicable to such Holder's Allowed Class A10 Claim and any accrued and unpaid post-petition interest thereon calculated at the Plan Interest rate, in the form of (i) such Holder's Pro Rata share of the Class A10 Cash Payment (after payment of the convenience class amount provided for hereinafter) and (ii) a Class A10 Note in an amount equal to the remaining balance of such Holders' Allowed Class A10 Claim. In lieu of the foregoing treatment, there shall be a convenience class option as follows: any Holder of an Allowed Class A10 Claim (or whose Allowed Claim is treated within this Class) whose Allowed Claim is for $150,000 or less and elects the convenience class treatment on its ballot, or whose Allowed Claim is for an amount in excess of $150,000 and elects in writing on its ballot to reduce its claim to $150,000 and accept convenience class treatment thereof, shall be entitled to receive payment in Cash on the Effective date of the allowed amount of such Holder's Allowed Class A10 Claim in full satisfaction of said Claim, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class A10 Claims electing convenience class treatment who have an interest rate applicable to such Holder's Allowed Claim and any accrued and unpaid post-petition interest thereon calculated the Plan Interest rate. The total amount to be paid by CMI with respect to the foregoing convenience class options shall not exceed the aggregate amount of $10 million and such aggregate amount shall be paid from and thereby reduce the funds in the Class A10 Cash Payment. The Cash Payment Amount is expected to be, depending on the amount of the CMBS Sale Proceeds, approximately $40 million.

         The Debtors expect that there will be $____ Allowed Class A10 Claims against the Debtors as of the Effective Date.

         11.      Class A11 (Guarantee Claims).

         If, and only to the extent that, an Allowed Class A11 Claim is not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMM or Holdings, as the case may be, any remaining Allowed Class A11 Claim (if any) will be included as part of the CMI General Unsecured Claims and treated for all purposes as part of Class A10.



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

         The Debtors expect that there will be $____ Allowed Class A11 Claims against the Debtors as of the Effective Date.


         12.      Class A12 (Freddie Mac Claims).

         CMI's obligation under the Freddie Mac Agreement shall be deemed reaffirmed on the Effective Date, and the Claims of Freddie Mac numbered 335 and 497 on the July 2, 1999 claims register, each in the amount of $230,448,487.24, shall be deemed withdrawn and thereby disallowed as of the Effective Date.

         The Debtors expect that there will be $____ Allowed Class A12 Claims against the Debtors as of the Effective Date.

         13.      Class A13 (Intercompany Claims).

         No payment shall be made under the Plan to Holders of Class A13 Claims on account of such claims.

         The Debtors expect that there will be $____ Allowed Class A13 Claims against the Debtors as of the Effective Date.

         14.      Class A14 (Series B Preferred Stock).

         Each Holder as of the Effective Date will retain its Series B Preferred Stock. Each Holder as of the Distribution Record Date will receive payment in Cash on the Effective Date of the amount of any accrued and past due dividends on its shares of Series B Preferred Stock.

         The Debtors expect that there will be $____ Allowed Class A14 Claims against the Debtors as of the Effective Date.

         15. Class A15 (Series B Preferred Stock Securities Claims).

         Each Holder (if any) will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A15 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A15 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A15 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $____ Allowed Class A15 Claims against the Debtors as of the Effective Date.

         16. Class A16 (Old Series C Preferred Stock).

         Each Holder as of the Distribution Record Date will receive in exchange for its Old Series C Preferred Stock an identical number of shares of New Series C Preferred Stock issued effective as of the Effective Date, plus Cash equal to the amount of any accrued and past due dividends thereon, or such other treatment as may be agreed to by CMI, the CMI Equity Committee and the Holder(s) of the Allowed Class A16 Interests. All shares of Old Series C Preferred Stock shall be deemed cancelled as of the Effective Date.

         The Debtors expect that there will be $____ Allowed Class A16 Claims against the Debtors as of the Effective Date.

         17. Class A17 (Old Series C Preferred Stock Securities Claims).

         Each Holder (if any) will, if, as and when any such Claim is allowed by Final Order, receive in full satisfaction of any such Allowed Class A17 Claim its share of any Insurance Proceeds applicable thereto plus, if


                                      -81-
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such Allowed Class A17 Claim (if any) is not paid in full from such Insurance
Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A17 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $____ Allowed Class A17 Claims against the Debtors as of the Effective Date.

         18. Class A18 (Old Series D Preferred Stock).

         Each Holder as of the Distribution Record Date will receive in exchange its Old Series D Preferred Stock an identical number of shares of New Series D Preferred Stock issued effective as of the Effective Date, plus Cash equal to the amount of any accrued and past due dividends thereon, or such other treatment as may be agreed to by CMI, the CMI Equity Committee and the Holder(s) of the Allowed Class A18 Interests. All shares of Old Series D Preferred Stock shall be deemed cancelled as of the Effective Date.

         The Debtors expect that there will be $____ Allowed Class A18 Claims against the Debtors as of the Effective Date.

         19. Class A19 (Old Series D Preferred Stock Securities Claims).

         Each Holder will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A19 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A19 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A19 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

         The Debtors expect that there will be $____ Allowed Class A19 Claims against the Debtors as of the Effective Date.

         20. Class A20 (Series F Dividend Preferred Stock).

                 Each Holder as of the Effective Date will retain its Series F Dividend Preferred Stock. There shall be no change in the relative rights and preferences of the Series F Dividend Preferred Stock.

         The Debtors expect that there will be $____ Allowed Class A20 Claims against the Debtors as of the Effective Date.

         21.      Class A21 (CMI Common Stock).

         Each Holder as of the Effective Date will retain its CMI Common Stock.

         The Debtors expect that there will be $____ Allowed Class A21 Claims against the Debtors as of the Effective Date.

         22.      Class A22 (Stock Options).

         Each Holder of a Stock Option as of the Effective Date will retain its Stock Option.

         The Debtors expect that there will be $____ Allowed Class A22 Claims against the Debtors as of the Effective Date.

         23. Class A23 (CMI Common Stock Securities Claims).


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

         All Holders will receive in full satisfaction of any such Allowed Class A23 Claims their share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A23 Claims (if any) are not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A23 Claims.

         The Debtors expect that there will be $____ Allowed Class A23 Claims against the Debtors as of the Effective Date.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN CMM

         1.       Class B1 (First Union Secured Claims).

         The Holder will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class B1 Claim with interest thereon calculated at the Plan Rate.

         The Debtors expect that there will be $____ Allowed Class B1 Claims against the Debtors as of the Effective Date.

         2.       Class B2 (Other Secured Claims).

         Each Holder (if any) will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class B2 Claim with interest thereon calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class B2 Claim (if any) in full satisfaction of such Claim; or (iii) such other treatment as may be agreed to by CMI and the Holder(s) (if any) of Allowed Class B2 Claim(s).

         The Debtors expect that there will be $____ Allowed Class B2 Claims against the Debtors as of the Effective Date.

         3.       Class B3 (Priority Claims).

         Each Holder will receive on the Effective Date payment in full in Cash of the Allowed Class B3 Claim including Plan Interest thereon.

         The Debtors expect that there will be $____ Allowed Class B3 Claims against the Debtors as of the Effective Date.

         4.       Class B4 (Guarantee Claims).

         Each Holder (if any) shall be paid, if, as and when any such Claim is allowed by Final Order, in Cash in full by CMM or Reorganized CMM including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or Holdings, as the case may be.

         The Debtors expect that there will be $____ Allowed Class B4 Claims against the Debtors as of the Effective Date.

         5.       Class B5 (CMM General Unsecured Claims).

         Each Holder will receive on the Effective Date payment in full in Cash of Allowed Class B5 Claims, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class B5 Claims who have an interest rate applicable to such Holder's Allowed Class B5 Claim and any accrued and unpaid post-petition interest thereon calculated at the Plan Interest Rate.



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         The Debtors expect that there will be $____ Allowed Class B5 Claims against the Debtors as of the Effective Date.


         6.       Class B6 (Intercompany Claims).

         No payment shall be made under the Plan to Holders of Class B6 Claims on account of such Claims.

         The Debtors expect that there will be $____ Allowed Class B6 Claims against the Debtors as of the Effective Date.

         7. Class B7 (CMI's Interests in CMM).

         The Holder will retain its Interest under the Plan.

         The Debtors expect that there will be $____ Allowed Class B7 Claims against the Debtors as of the Effective Date.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN HOLDINGS

         1.       Class C1 (Citicorp Secured Claims).

         Each Holder (if any) will receive on the Effective Date payment in full in Cash of the Allowed Class C1 Claim with interest thereon calculated at the Plan Rate.


         The Debtors expect that there will be $____ Allowed Class C1 Claims against the Debtors as of the Effective Date.

         2.       Class C2 (Other Secured Claims).

         Each Holder (if any) will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class C2 Claim with interest thereon calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class C2 Claim (if any) in full satisfaction of such Claim; or (iii) such other treatment as may be agreed to by CMI and the Holder(s) (if any) of Allowed Class C2 Claim(s).

         The Debtors expect that there will be $____ Allowed Class C2 Claims against the Debtors as of the Effective Date.

         3.       Class C3 (Priority Claims).

         Each Holder will receive on the Effective Date payment in full in Cash of theh Allowed Class C3 Claim including Plan Interest thereon.

         The Debtors expect that there will be $____ Allowed Class C3 Claims against the Debtors as of the Effective Date.

         4.       Class C4 (Guarantee Claims).

         Each Holder (if any) will receive if, as and when any such Claim is allowed by Final Order payment in Cash in full including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or CMM, as the case may be.

         The Debtors expect that there will be $____ Allowed Class C4 Claims against the Debtors as of the Effective Date.

         5.       Class C5 (Holdings General Unsecured Claims)

         Each Holder (if any) will if, as and when any such Claim is allowed by Final Order, be included as part of the CMI General Unsecured Claims and included for all purposes in the treatment provided to Class A10.

         The Debtors expect that there will be $____ Allowed Class C5 Claims against the Debtors as of the Effective Date.

         6.       Class C6 (Intercompany Claims).

         No payment shall be made under the Plan to Holders of Class C6 Claims on account of such Claims.

         The Debtors expect that there will be $____ Allowed Class C6 Claims against the Debtors as of the Effective Date.

         7.       Class C7 (Interests in Holdings).

         The Holder will retain its Interest under the Plan.

         The Debtors expect that there will be $____ Allowed Class C7 Claims against the Debtors as of the Effective Date.

TREATMENT OF UNCLASSIFIED CLAIMS

         The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

         Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 Case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code.

         Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms, in which case such Allowed Administrative Claim shall be paid in accordance with such agreement or Bankruptcy Court order, as applicable; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

PAYMENT OF STATUTORY FEES

         All fees payable pursuant to 28 U.S.C. ss. 1930(a)(6) (U.S. Trustee
Fees) shall be paid by the Debtors or the Reorganized Debtors, as applicable, when such fees are due and owing.

PRIORITY TAX CLAIMS

         Unless otherwise agreed to by the Debtors or Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of voting on the Plan.

BAR DATE FOR ADMINISTRATIVE CLAIMS.

         GENERAL PROVISIONS. Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and (ii) Post-Petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties.

         PROFESSIONALS. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b), 506(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting professional or other Person not later than ninety (90) days after the Effective Date.

         On or as soon as reasonably practicable after the Effective Date, Reorganized CMI shall pay the contractual claims of the Indenture Trustee for its fees and expenses including its reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized CMI disputes the reasonableness of any such fees and expenses, Reorganized CMI shall pay such fees and expenses as are not disputed, and shall submit to the Indenture Trustee a written list of specific fees and expenses viewed by Reorganized CMI as not being reasonable. To the extent that Reorganized CMI and the Indenture Trustee are unable to resolve any dispute, the dispute shall be resolved by the Bankruptcy Court. The Indenture Trustee shall not attach or set off any of its fees and expenses against distributions to Holders of Old Senior Notes and shall not otherwise withhold or delay any such distributions.

         ORDINARY COURSE LIABILITIES. Except as provided herein, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims. Any dispute with respect to ordinary course liabilities shall be submitted to the Bankruptcy Court for resolution unless resolved by agreement of the parties.

         TAX CLAIMS. All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date, and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

         CRAMDOWN. The so-called "cramdown" provisions of Section 1129(B) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the plan or is deemed to have rejected the Plan), the Debtors and the CMI Equity Committee reserve the right to request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, the Debtors and the CMI Equity Committee have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

         As set forth in the Plan, to the extent that any Impaired Class votes to reject the Plan or is deemed to have rejected the Plan, the Debtors and the CMI Equity Committee will request that the Bankruptcy Court confirm the Plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

         Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Debtors to make the payments pursuant to the Plan will be obtained from the Recapitalization Financing, Reorganized Debtors' cash balances or the operations of the Debtors or the Reorganized Debtors.

C.    CONFIRMATION AND EFFECTIVE DATE CONDITIONS

CONDITIONS TO CONFIRMATION

         Confirmation of the Plan is conditioned upon satisfaction of the applicable provisions of Section 1129 of the Bankruptcy Code and entry of a Confirmation Order by the Bankruptcy Court in form and substance satisfactory to the Debtors. Among other things, the Confirmation Order shall authorize and direct that the Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or contemplated by the Plan, including, but not limited to, those actions contemplated by the provisions of the Plan, and shall provide that all New Securities to be issued to Holders of Claims and Interests pursuant to the Plan, and all securities issuable upon the conversion of the New Securities are exempt from registration under federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code and that the solicitation of Holders of CMI Common Stock, Series B Preferred Stock and Old Senior Notes is exempt under Rule 14a-2(a)(4) of the proxy regulations under the Securities Exchange Act of 1934.

CONDITIONS TO EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

         The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

         The Recapitalization Financing shall be funded in accordance with the terms of the Plan and the respective governing documents for each component of the Recapitalization Financing.

         All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

WAIVER OF CONDITIONS TO EFFECTIVE DATE

         Each of the conditions to the Effective Date may be waived in whole or in part by the Debtors and the CMI Equity Committee at any time, without notice or an Order of the Bankruptcy Court.

MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

         The Debtors and the CMI Equity Committee reserve the right to modify the Plan at any time prior to the Confirmation Date as provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

         If after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors and the CMI Equity Committee seek to modify the Plan, the Debtors and the CMI Equity Committee can use such previously solicited acceptances only to the extent permitted by applicable law.

         The Debtors and the CMI Equity Committee reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors and the CMI Equity Committee determine that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code.

         The CMI Equity Committee will join in modifications proposed by the Debtors in accordance with the foregoing in the exercise of such Committee's reasonable discretion.

         The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interests will remain unchanged and nothing contained in the Plan or in this Disclosure Statement will be deemed an admission or statement against interest or constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or any Person.

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.    THE REORGANIZED DEBTORS

         A description of various matters relating to the Reorganized Debtors including (i) information relating to the business to be conducted by Reorganized CMI, CMM and Holdings following the Effective Date, (ii) the proposed management of Reorganized CMI, CMM and Holdings and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

CORPORATE STRUCTURE

         On the Effective Date, CMI will become Reorganized CMI, CMM will become Reorganized CMM, and Holdings will become Reorganized Holdings with no change in their respective structural relationships.

BUSINESS OF THE COMPANY INCLUDING THE REORGANIZED DEBTORS

         Following the Effective Date, the Debtors estimate that the Reorganized Debtors will have net assets with an approximate value of $__ million. Subject to restrictions contained in the documents governing the New Debt or New Securities, the use of such assets (including the possibility of resuming the acquisition of Subordinated CMBS and the origination and securitization of commercial mortgage loans) will be left to the discretion of the Board of Directors of Reorganized CMI.

DIRECTORS AND MANAGEMENT OF REORGANIZED CMI AND REORGANIZED CMM

         Board of Directors. Persons to serve as the initial members of the Board of Directors of Reorganized CMI and Reorganized CMM will be identified at or before the Confirmation Hearing in a schedule to be filed by CMI and CMM with the Bankruptcy Court. Such appointments to the respective Boards of Directors will otherwise be consistent with the Plan of Reorganization.

         See "GENERAL INFORMATION - Business - Management" for information concerning CMI'S existing directors.

         EXECUTIVE OFFICERS. The initial officers of Reorganized CMI will be selected by the Board of Directors of Reorganized CMI. It is anticipated that the initial officers of Reorganized CMI will be the same as the current officers of CMI. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMI will negotiate compensation packages with its officers that are consistent with compensation packages in the industry and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

         The initial officers of Reorganized CMM will be selected by the Board of Directors of Reorganized CMM. It is anticipated that the initial officers of Reorganized CMM will be the same as the current officers of CMM. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMM will negotiate compensation packages with its officers that are consistent with compensation packages in the industry, and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

         See "GENERAL INFORMATION - Business - Management for information concerning assumed employment agreements.


CERTAIN CORPORATE GOVERNANCE MATTERS

         REORGANIZED CMI RESTATED ARTICLES OF INCORPORATION AND REORGANIZED CMI RESTATED BYLAWS. The forms of the Reorganized CMI Restated Articles of Incorporation and the Reorganized CMI Restated Bylaws will be supplied to the court on or before the Disclosure Statement Hearing. The CMI Restated Articles of Incorporation provide for, among other matters, an increase in authorized shares.

         REORGANIZED CMM ARTICLES OF INCORPORATION AND REORGANIZED CMM BYLAWS. The forms of the Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws will be supplied to the court on or before the Disclosure Statement Hearing.


         SECOND AMENDED AND RESTATED OPTION PLAN. On or prior to the Effective Date, the Second Amended and Restated Option Plan will be adopted by CMI and, by voting to accept this Plan, all Holders of Class A21 Interests shall be deemed to have ratified and approved the Second Amended and Restated Option Plan. Additionally, upon entry of a Confirmation Order, the Bankruptcy Court shall, consistent with Maryland and federal law, be deemed to have approved the Second Amended and Restated Stock Option Plan (including the increase in the number of shares of common stock with respect to which options may be granted as provided for therein) on behalf of CMI's shareholders and in satisfaction of Section 422 of the Internal Revenue Code. Following the Effective Date, the Board of Directors of Reorganized CMI may further amend or modify the Second Amended and Restated Option Plan in accordance with the terms thereof and any such further amendment or modification shall not require amendment of the Plan. The Second Amended and Restated Option Plan amends CMI's Amended and Restated Stock Option Plan for Key Employees to, among other matters, provide for an increase in the number of shares of CMI Common Stock with respect to which options may be granted and address tax and securities law matters.

         All option plans in place prior to the Effective Date shall remain in place after the Effective Date and Reorganized CMI shall continue to honor such option plans.

E.     RECAPITALIZATION FINANCING INCLUDING ISSUANCE OF NEW SECURITIES

         On the Effective Date, the Recapitalization Financing shall be funded and become effective and the CMBS Sale Portfolio, if not already sold, shall be sold as parts of effectuating consummation of the Plan. On the effective date, reorganized CMI will issue the New Securities in accordance with the Plan. The Plan provides that the issuance of the New Securities, and all securities issuable upon conversion of the New Securities is thereby authorized pursuant to
Section 1145 of the Bankruptcy Code, without further action under applicable law. In addition, on the Effective Date, the Reorganized Debtors will implement and, to the extent applicable, receive the proceeds of the New Debt in accordance with the terms of the applicable documents with respect thereto. On the Effective Date, all securities, instruments, corporate documents, and agreements entered into pursuant to or contemplated by the Plan, including, without limitation, the New Securities, any other security and any instrument, corporate document, or agreement entered into in connection with any of the transactions referenced in Section V or Section X.H of the Plan, shall become effective, binding and enforceable in accordance with their respective terms and conditions upon the parties thereon without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously.

F.   SALE OF THE CMBS SALE PORTFOLIO

         On or before the Effective Date, the commercial mortgage-backed securities and any other assets in the CMBS Sale Portfolio shall be sold in accordance with the terms of the Plan and any Orders with respect thereto entered by the Bankruptcy Court. The proceeds thereof shall be used to pay Allowed Secured Claims in accordance with any Orders entered by the Bankruptcy Court with respect thereto and otherwise used as part of the funding of the Plan.

G.    POTENTIAL NEW EQUITY INVESTMENT AND RIGHTS OFFERING

         Although not required to fund the Plan, the Debtors, in consultation with the CMI Equity Committee, may seek new equity capital from one or more investors to partially fund the Reorganized Debtors and the Plan as Recapitalization Financing. In such event, the Plan will be amended to appropriately reflect such new equity capital transaction. If new equity capital is sought, it is likely to take the form of a private issuance of preferred stock with such relative rights and preferences as may be agreed to consistent with the terms of the Plan.

         In the event new equity capital is sought, from an investor, it is also anticipated that an offering of rights to purchase common stock or a new series of preferred stock, with rights and preferences similar to the preferred stock likely to be issued to the new equity capital investor but with limited voting rights, would be made to Holders of CMI Common Stock. Such rights offering will be developed in consultation with the CMI Equity Committee. Such rights offering would commence on the Effective Date and would be for a percentage of the aggregate face value of the securities issued to the new equity capital investor. All or a portion of the proceeds of the rights offering may be used to redeem at face value the securities issued to the new equity investor.

         Even if CMI does not seek new equity from an investor, an offering of rights to purchase CMI Common Stock may be made to Holders of CMI Common Stock in connection with the Plan. Such rights offering would be developed in consultation with the CMI Equity Committee.

         In the event new equity capital is sought from an investor and a rights offering is made to Holders of CMI Common Stock or a rights offering is made to Holders of CMI Common Stock independent of any new equity investment by an investor, the CMI Common Stock will be exchanged for new CMI Common Stock (on a one share per one share basis) and rights (one right per share) structured to ensure that the value of the CMI Common Stock exchanged exceeds the value of the fresh capital raised in the rights offering, thereby making the exchange principally in exchange for an interest and only partly for cash and rendering applicable the limited transactional exemption from securities law registration afforded by Section 1145 of the Bankruptcy Code. If a rights offering is made and an exchange of CMI Common Stock, consistent with the foregoing, is effected, then CMI's existing Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Stock Options would be exchanged for new Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Stock Options, respectively.


APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

         In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, the Debtors have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Securities that will be offered pursuant to the Plan, any other securities issuable upon conversion of the New Securities.

SECTION 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of
Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold claims against, interests in, or claims for administrative expenses against the debtor; and
(iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property.

         The New Securities, and all other securities issuable upon conversion of the New Securities issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may be freely transferred by Holders of Allowed Class A9, A10, A16 and A18 Claims and Interests under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Securities, and any other securities issuable upon conversion of the New Securities are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

                  (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

                  (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                  (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of any of the New Securities pursuant to the Plan may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

         Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (E.G., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (E.G., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

         To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (E.G., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule

144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the period next preceding such resale, so long as a period of at least two years has elapsed since the later of
(i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

         THE NEW SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NEW SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

H. DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Reorganized Debtors, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the documents evidencing the Recapitalization Financing. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan and the documents evidencing the Recapitalization Financing. Each Disbursing Agent will serve without bond, and each Disbursing Agent, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

TIMING OF DISTRIBUTIONS

         Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan, property to be distributed under the Plan on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

METHODS OF DISTRIBUTIONS

         CASH PAYMENTS. Cash payments made pursuant to the Plan will be in United States dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtors shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G of the Plan. Cash payments to bank creditors of the Debtors may be by wire transfer.

         COMPLIANCE WITH TAX REQUIREMENTS. In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

         Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

         DISTRIBUTION RECORD DATE. As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities, maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustee will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of Record as of the close of business on the Distribution Record Date.

SURRENDER OF CANCELLED OLD SECURITIES AND EXCHANGE OF OLD SECURITIES FOR NEW SECURITIES

         TENDER OF OLD SECURITIES. The mechanism by which Holders of Allowed Claims and Allowed Interests surrender their Old Securities in order to receive Cash, if and as applicable under the Plan, and to exchange such Old Securities for New Securities (as applicable), shall be determined based upon the manner in which the Old Securities were issued and the mode in which they are held, as set forth below.

         OLD SECURITIES HELD IN BOOK-ENTRY FORM. Old Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily cancelled and (i) Cash distributed, if and as applicable under the Plan, and
(ii) mandatorily exchanged for New Securities (as applicable) through the facilities of such nominees and the systems of the applicable securities depository or Clearing System holding such Old Securities on behalf of the brokers or banks.

         OLD SECURITIES IN PHYSICAL, REGISTERED, CERTIFICATED FORM. Each Holder of Old Securities in physical, registered, certificated form will be required, on or before the Effective Date, to deliver its physical notes or certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent after the Confirmation Date and containing such representations and warranties as are described in this Disclosure Statement (a "Letter of Transmittal").

         Any Cash or New Securities to be distributed pursuant to the Plan on account of any Allowed Claim or Allowed Interest represented by an Old Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

         Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Old Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. CMI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

         DELIVERY OF NEW SECURITIES IN EXCHANGE FOR OLD SECURITIES. On the Effective Date, Reorganized CMI or the Disbursing Agent shall issue and authenticate the New Securities, and shall apply to DTC to make such New Securities eligible for deposit at DTC. With respect to Holders of Old Securities who hold such Old Securities through nominee accounts at bank and broker participants in DTC or any similar clearing system, the Disbursing Agent shall deliver such New Securities to DTC or to the registered address specified by the Clearing System. The Clearing System (or its depositary) shall return the applicable Old Securities to the Disbursing Agent for cancellation.

         The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Old Securities for the applicable New Securities by crediting the accounts of its participants with the applicable New Securities in exchange for the Old Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Old Securities through such firms. Neither the Debtors, Reorganized Debtors nor the Disbursing Agent shall have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

         Holders of Old Securities holding such Old Securities outside a Clearing System will be required to surrender their Old Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above). The Disbursing Agent shall forward the New Securities on account of such Old Securities to such Holders.

         OTHER MATTERS WITH RESPECT TO THE SURRENDER OF OLD SECURITIES. By participating in any of the above procedures, each Holder of the Old Securities will be representing and warranting (and the Letters of Transmittal will so provide) that among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Old Securities and that when such Old Securities are accepted for exchange by the Debtors or the Reorganized Debtors, the Debtors or the Reorganized Debtors will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Old Securities are not subject to any adverse claims or proxies. The Holder also agrees that it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, the Debtors or the Reorganized Debtors to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Securities Old. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

         The surrender of the Old Securities pursuant to any one of the procedures described in this Disclosure Statement, upon the Debtors' or the Reorganized Debtors' acceptance for exchange of such Old Securities, constitutes a binding agreement between the Holder and the Debtors or the Reorganized Debtors upon the terms, and subject to the conditions, of the Plan.

         SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS. Any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument shall, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

         FAILURE TO SURRENDER CANCELLED INSTRUMENT. Any Holder of Old Securities holding such Old Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized CMI, Reorganized CMM or Reorganized Holdings or their properties. In such cases, any Cash or New Securities held for distribution on account of such claim shall be disposed of pursuant to the provisions of Section V.G of the Plan.

RELEASE OF SECURITY INTERESTS IN OR OTHER CLAIMS TO OR AGAINST ASSETS OR PROPERTY OF THE REORGANIZED DEBTORS BY CREDITORS PAID PURSUANT TO THE PLAN

         Any Holder of a Secured Claim whose Secured Claim is being paid in full in accordance with Section IV.C, IV.D or IV.E of the Plan shall cooperate in all respects with the Reorganized Debtors and shall execute such documents and release and return to the Reorganized Debtors such assets or property of the Debtors or Reorganized Debtors, as applicable, that such creditor is holding, directly or indirectly, as collateral and, if applicable, unwind any alleged repurchase agreements or claims to assets or property subject to such alleged repurchase agreements. Furthermore, any and all Holders of such Secured Claims shall execute such documents and take such actions as may be reasonably required by the Reorganized Debtors to effectuate the transfer or retransfer back to the reorganized debtors of all collateral security, or assets or property held subject to alleged repurchase agreements, free and clear of all liens, security interests, claims or interests in or to such collateral, assets or property by such Holder, and shall confirm the foregoing in writing if requested by the Reorganized Debtors.

DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan.

         Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made to the address of such Holder on the books and records of the Debtors or their agents, unless Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution shall be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution shall be made to such Holder without any additional interest on such distribution after the Effective Date. Undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash or New Securities shall be held in trust by the applicable Disbursing Agent for the benefit of the potential claimants of such funds or securities, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with this Plan shall be property of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be. Undeliverable New Securities will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or numbers of shares sufficient to fund the unclaimed amounts of such New Securities and will be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Securities) shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property shall revert to Reorganized CMI, Reorganized CMM, or Reorganized Holdings, as the case may be, and the Claim or Interest of any Holder with respect to such property shall be discharged and forever barred.

         The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation to the Disbursing Agent. See "THE PLAN OF REORGANIZATION - Distributions Under the Plan
- Surrender of Canceled Old Securities."

I.     GENERAL INFORMATION CONCERNING THE PLAN

PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

         PROCESS. If any of the Debtors disputes any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim shall survive the Effective Date to the extent that such Claim has not been allowed and has not received the treatment afforded the Class of Claims in which such Claim is classified under this Plan on or before the Effective Date. Among other things, any Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or any proof of interest filed by or on behalf of a Holder of an Interest.

         TORT CLAIMS. All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section V.H.l.a of the Plan shall be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. Pursuant to Section IX.E of the Plan, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code shall be vacated as of the Effective Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with
Section V.H. l.b of the Plan and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class A10, B5 or C5, as applicable, in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in Section V.H.l.b of the Plan shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

         OBJECTIONS TO CLAIMS AND INTERESTS. Except insofar as a Claim or Interest is allowed hereunder, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section V.H.3 of the Plan and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than 90 days after the Effective Date, unless such period, is, extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings shall have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests shall be resolved by the Bankruptcy Court. The failure of the Debtors to object to any Claim or Interest for voting purposes shall not be deemed to be a waiver of the Debtors' or Reorganized Debtors' right to object to any Claim or Interest in whole or in part thereafter.

         PROFESSIONALS, CLAIMS. Except as otherwise ordered by the Bankruptcy Court, objections to Claims of professionals shall be governed by the provisions of Section IV.A.3.b of the Plan.

         NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

         DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS AND INTERESTS ONCE THEY ARE ALLOWED. Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any interest payments, dividends or other payments made to the Class to which such Claim or Interest belongs, but held pending distribution.

SETOFFS

         Except with respect to any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, may, pursuant to Section 553 or section 502(d) of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings of any such claims, rights and causes of action that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may possess against such Holder.

TERMINATION OF SUBORDINATION

         The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

INDIVIDUAL HOLDER PROOFS OF INTEREST

         Individual Holders of Interests in Classes A14, A16, A18, A20, A21, A22, B7 and C7 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the applicable stock register.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         ASSUMPTIONS. Except as otherwise provided herein, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII.A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

         CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or
(b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

         If there is a dispute regarding: (i) the amount of any cure payments;
(ii) the ability of Reorganized CMI, Reorganized CMM or Reorganized Holdings to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         REJECTIONS. Except as otherwise provided in the Plan on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Contract Rejection Schedule") provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Sections VII.A and B of the Plan. Each contract and lease listed on the Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Rejection Schedule does not constitute an admission by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

         BAR DATE FOR REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease pursuant to Section VII.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, their successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by either of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a Proof of Claim is Filed and served on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Claims in Class A10, B5 or C5 as applicable.

         CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS. All employment, retirement and other related agreements and incentive compensation plans and programs to which CMI, CMM or Holdings is a party are treated as executory contracts under the Plan and will be assumed or rejected pursuant to Section VII of the Plan and Sections 365 and 1123 of the Bankruptcy Code.

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors will be performed by the Debtors or the Reorganized Debtors, in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations will, except as provided in such contracts, leases or other obligations, survive and remain unaffected by entry of the Confirmation Order.

LEGAL EFFECTS OF THE PLAN

         CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS IN REORGANIZED CMI, CMM AND HOLDINGS.

Reorganized CMI will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized CMM will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized Holdings will exist after the Effective Date as a separate limited partnership entity with all the powers of a limited partnership under the applicable partnership law of Delaware. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate will vest in Reorganized CMI, all property of CMM's Estate will vest in Reorganized CMM, and all property of Holdings Estate will vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, CMM and Holdings may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS. On the Effective Date except as otherwise provided by the Plan the Old Securities and all instruments, indentures and agreements evidencing or governing such Old Securities will be deemed terminated, cancelled, extinguished and of no further force or effect wtihout any further action on the part of the Bankruptcy Court, or any person or any government entity or agency, and except as otherwise provided in the Plan, CMI, CMM and Holdings, will be released from any and all obligations under such securities, instruments, indentures and agreements. Holders of cancelled Old Securities will have no rights arising from or relating to such Old Securities or the cancellation thereof, except the rights provided pursuant to the Plan.

         NO FURTHER CORPORATE ACTION. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

         IMPLEMENTATION. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings are authorized and directed by the Plan to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on and after the Effective Date. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein or contemplated by the Plan.

         EFFECTUATING DOCUMENTS AND ACTIONS. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings, as the case may be, and each of their respective appropriate officers shall be authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the transactions provided for in the Plan and all other actions in connection therewith.

         DISCHARGE OF DEBTORS AND INJUNCTION. Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to
Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized CMI, Reorganized CMM and Reorganized Holdings, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

         Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; and
(iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

         LIMITATION OF LIABILITY. None of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, the members of the Committees, the Indenture Trustee, or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by the Plan; provided, that nothing in Section XI.B of the Plan shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or any documents executed in connection therewith or pursuant thereto or under any other agreement other document entered into by such Person in accordance with or pursuant to the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

         RELEASES. On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees") and (ii) the Committees and, solely in their capacity as members or representatives of the Committees, each member, consultant, attorney, accountant, financial advisor or other representative of the Committees (collectively the "Committee Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganization Cases, the Plan or this Disclosure Statement.

         On the Effective Date, each Holder of a Claim or Interest shall be deemed to have unconditionally released the Debtor Releasees, the Committee Releasees and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to CMI, CMM and/or Holdings, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in this Plan or the Confirmation Order.

         INDEMNIFICATION. The obligations of the Debtors as of the Petition Date to indemnify their present and former directors or officers, respectively, against any obligations pursuant to the Debtors' articles of incorporation, by-laws, applicable state law or specific agreement or resolution, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and not be discharged. The Debtors shall fully indemnify, and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall assume the Debtors' obligations to indemnify, any person by reason of the fact that he or she is or was serving as a director, officer, employee, agent, professional, member, or other authorized representative (in each case, as applicable) of any of the Debtors (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof, provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized CMI, Reorganized CMM or Reorganized Holdings, the Indemnitee shall promptly notify Reorganized CMI, in writing and, in any such event, Reorganized CMI shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized CMI has agreed to pay the fees and expenses of such counsel, or (b) Reorganized CMI shall have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized CMI, that the joint representation of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized CMI in writing that it elects to employ separate counsel at the expense of Reorganized CMI, Reorganized CMI shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized CMI, nor Reorganized CMM nor Reorganized Holdings shall effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized CMI, Reorganized CMM or Reorganized Holdings unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

         VESTING OF ASSETS. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate shall vest in Reorganized CMI and all property of CMM's Estate shall vest in Reorganized CMM and all property of Holdings' estate shall vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, Reorganized CMM and Reorganized Holdings may operate their business and use, acquire and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

         PRESERVATION OF CAUSES OF ACTION. Except as otherwise provided herein, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to the Plan, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, but not limited to, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

         RETENTION OF BANKRUPTCY COURT JURISDICTION. To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that may be pending on the Effective Date;

6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of this Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of the Plan;

10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of the Plan;

11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of any of the Debtors or their Estates or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under Sections 541 through 553 of the Bankruptcy Code;

12. Determine matters concerning state, local or federal taxes pursuant to Sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17. Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order; and

18. Enter an Order or Orders closing the Reorganization Cases.

         FAILURE OF BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in Section XI.G of the Plan, Section XI.G of the Plan shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

         Committees. On the Effective Date, all Committees, shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely Filed after, the Effective Date.

VI.      CONFIRMATION AND CONSUMMATION PROCEDURES

A. SOLICITATION OF ACCEPTANCES

         As permitted by the Bankruptcy Code, the Debtors are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan by all Classes of Claims and Interests that are "Impaired" under the Plan and that are entitled to vote on the Plan. The solicitation of acceptances from Holders of Claims or Interests in unimpaired Classes is not required under the Bankruptcy Code. The following Classes are Impaired and are entitled to vote on the Plan:

Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A16, A18, A21, B1, B2,
B5, B6, C1, C2, C5 and C6.

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds in amount vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

         In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

         Any Holder of an Impaired Claim or Interest is entitled to accept or reject the Plan (unless such claim or Interest has been disallowed by the Bankruptcy Court for purposes of accepting or rejecting the Plan). The Voting Record Date for determining which Holders of Interests in Classes A9, A16 and A18 are entitled to accept or reject the Plan is __________ ___, 2000, which is the date that the order approving this Disclosure Statement was entered.

B. CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for __:__ __, Eastern Standard Time, on _________ __, 2000. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following on or before __:__ __,Eastern Standard Time, on _______ ___, 2000:

VENABLE, BAETJER AND HOWARD, LLP            AKIN, GUMP, STRAUSS, HAUER
Richard L. Wasserman                        & FELD, L.L.P.
1800 Mercantile Bank and Trust Building     Stanley J. Samorajczyk, P.C.
Two Hopkins Plaza                           Michael S. Stamer
Baltimore, Maryland 21201                   1333 New Hampshire Avenue, N.W.
(410) 244-7400                              Washington, D.C. 20036
                                            (202) 887-4000

Co-Counsel to CRIIMI MAE Inc.
and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY              COVINGTON & BURLING
& ECKER, P.A.                               Michael St. Patrick Baxter
Morton A. Faller                            Dennis B. Auerbach
11921 Rockville Pike                        1201 Pennsylvania Avenue, NW
Third Floor                                 Washington, D.C. 20044
Rockville, MD 20852-2753                    (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.      Counsel to the Official Committee of
                                            Equity Security Holders
                                            of CRIIMI MAE Inc.

C. CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

         a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

         b) The Plan must have been proposed in good faith and not by any means forbidden by law.

         c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

         d) The Debtors must have disclosed the identity and affiliations of any individual proposed to serve, after the Confirmation of the Plan, as a director or officer of the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy. The Debtors must have disclosed the identity of any "insider" (as defined in Section 101 of the Bankruptcy Code) who will be employed or retained by Reorganized CMI, CMM and Holdings and the nature of any compensation for such insider.

         e) Any government regulatory commission with jurisdiction, after the Confirmation Date, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned upon such approval.

         f) With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such class must either accept the Plan or receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

         g) Each Class of Claims or Interests must either accept the Plan or not be Impaired under the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to Section 1129(b) of the Bankruptcy Code.

         h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that (i) Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of Priority Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value, as of the Effective Date, equal to the Allowed amount of such Priority Claims, and (iii) the Holder of a Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

         i) If a class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan must accept the Plan, such acceptance to be determined without giving effect to any acceptance of the Plan by an "insider."

         j) Confirmation of the Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

         k) All fees payable under Section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, must have been paid or the Plan must provide for the payment of all such fees on the Effective Date.

         l) The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and at the level established pursuant to Section

1114, at any time prior to the Confirmation Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in greater detail below.

BEST INTERESTS TEST

         In order to the meet the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code, the Debtors must establish that each holder of a Claim or Interest in an Impaired class either (i) has accepted the Plan or (ii) will receive or retain under the Plan in respect of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

         To determine the recovery that Creditors and Holders of Interests would receive if the Debtors were to be liquidated, the Bankruptcy Court must determine the amount of cash that would be generated from the liquidation of the assets and properties of the Debtors in a chapter 7 liquidation case. The dollar amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets of the Debtors in a liquidation case plus the cash held by the Debtors at the time of the commencement of the liquidation case and any interest earned on the investment thereof minus the costs and expenses of the liquidation and any additional administrative and priority claims that may result from the termination of the Debtors' business and the completion of its liquidation under chapter 7.

         The Debtors' costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee (or trustees) in bankruptcy and to any additional attorneys and other professionals engaged by such trustee (or trustees), operating costs to effectuate the liquidation of the Debtors' assets plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases including compensation to and reimbursement of expenses of, attorneys, financial advisors and accountants and costs and expenses of members of the Committees that are allowed. The foregoing types of Claims and such other Claims as may arise in the liquidation case or result from the Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be available to pay Unsecured Claims. In addition, additional Claims would arise by reason of the rejection of unexpired leases and executory contracts.

         Under the "best interest" test, all entities holding Unsecured Claims in a particular class having the same rights upon liquidation would be treated as a single class for purposes of determining the potential distribution of the proceeds from the liquidation of the assets of the Debtors under chapter 7. The distributions payable to each of the creditors in a Class from the liquidation proceeds would be calculated pro rata according to the amount of the Claim in such Class held by each Creditor. The Debtors believe that the most likely outcome of liquidation proceeding under chapter 7 would be the application of the rule of absolute priority of distributions. Under this rule, (i) no holders of Unsecured Claims would receive any distribution until all holders of Administrative Expenses, Priority Claims and Priority Tax Claims were paid in full with interest and (ii) no holder of an Interest would receive any distribution until all Holders of General Unsecured Claims were paid in full with interest.

         The Debtors have carefully considered the probable effects of liquidation under chapter 7 of the Bankruptcy Code on the ultimate proceeds available for distribution to creditors and holders of Interests, including the following:

         a)       the probable costs and expenses of such liquidation;

         b) the possible adverse effect of liquidation under chapter 7 on the realizable values of the Debtors' assets and properties;

         c) the possible adverse effect of liquidation under chapter 7 on the salability of the Debtors' business on a going-concern basis as a result of the possible loss of key employees, the goodwill of customers, vendors and suppliers and the negative effect on the Debtors' reputation; and

         d) the possible substantial increase in Claims which would rank prior to or on a parity with those of unsecured creditors. After considering these factors, among others, the Debtors have prepared a liquidation analysis under two scenarios, the "Controlled Liquidation Analysis" and the "Accelerated Liquidation Analysis" or together referred to as the "the Liquidation Analysis" (set forth in Exhibit C attached hereto), of the projected proceeds of a hypothetical chapter 7 liquidation and the resulting distributions of such proceeds to the various Classes of Claims and Holders of Interests. The Liquidation Analysis demonstrates that the value of the distributions to each Class of Claims and Interests pursuant to the Plan is equal to or greater than the value of the distributions to such Class in a chapter 7 liquidation.

         Although the Liquidation Analysis assumes that full distributions to creditors of the liquidation proceeds would occur within twelve months of the commencement of the hypothetical chapter 7 case, the Debtors also believe that distributions of the proceeds of the liquidation could be delayed for a significantly greater period, because of the time necessary to complete the liquidation, the possibility of litigation among the Holders of various Classes of Claims of Interests and the additional time required thereafter to litigate and resolve Disputed Claims and prepare for distributions. If such further delay were to occur, the present value of future distributions to creditors under chapter 7 would be further reduced.

FEASIBILITY

         In order to meet the "feasibility" test under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must establish that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. To determine whether the Plan meets this requirement, the Debtor has prepared projected financial statements for Reorganized CMI, CMM and Holdings through fiscal year ____ . See Exhibit B.

         In preparing the Projections, the Debtors have assumed for clarity of presentation that the Plan will be confirmed by the Bankruptcy Court and that the Effective Date will occur on or before _________, 2000; however, the Debtors believe that its operating results will not vary materially from the Projections as a result of the Effective Date occurring earlier or later than _________, 2000.

         Although the Projections are based upon the Debtors' best estimates, no representations are made with respect to the accuracy thereof or the ability of Reorganized CMI, CMM and Holdings to achieve the Projections. The Projections are based upon a number of assumptions, many of which are subject to substantial uncertainty. Some assumptions inevitably will not materialize and unanticipated events and circumstances occurring subsequent to the date of preparation of the Projections may affect actual results. Therefore, actual operating results may vary materially from the projected operating results set forth in the Projections.

         Based upon the Projections, the Debtors and the CMI Equity Committee believe the Plan is feasible and will be prepared to so demonstrate at the Confirmation Hearing.

         Each party in interest is urged to carefully examine the Projections and the related assumptions in evaluating the feasibility of the Plan.

CONFIRMATION OVER A DISSENTING CLASS

         The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

         Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this paragraph.

         Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

         Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or
(b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

         The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

         The Debtors and the CMI Equity Committee believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Debtors and the CMI Equity Committee intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes.

         In addition, the Debtors and the CMI Equity Committee do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Debtors and the CMI Equity Committee believe the Plan does not discriminate unfairly.

         THE DEBTORS AND THE CMI EQUITY COMMITTEE RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

D. CONSUMMATION

         If the Plan is confirmed, the Plan will be consummated and distributions will be made on or shortly after the Effective Date, except as otherwise provided in the Plan.

E. CONDITIONS TO EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

         1. The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

         2. The Recapitalization Financing shall be funded in accordance with the Plan and the respective governing documents for each component of the Recapitalization Financing, and the sale of the CMBS Sale Portfolio shall have been completed.

         3. All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person entitled to the benefit thereof.

VII.     CERTAIN RISK FACTORS

         The risk factors enumerated below (other than those described in "--Risks Relating to the Necessary Recapitalization Financing" and "-- Certain Risks of Non-Confirmation"), generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and "--Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim or Interest in a solicited Class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

SUBSTANTIAL INDEBTEDNESS; LEVERAGE

         The Company is now highly leveraged and will continue to be highly leveraged after giving effect to the reorganization. At September 30, 1999, the Company had total consolidated indebtedness of $2.1 billion (of which $951 million was recourse debt to the Company (i.e., not match-funded)) and stockholders' equity of $259 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- General" and the Consolidated Financial Statements of the Company and the accompanying notes thereto appearing elsewhere in this Disclosure Statement. After giving effect to the reorganization, the Company's estimated pro forma aggregate indebtedness at September 30, 1999 would total approximately $____ billion (of which approximately $____ million would be recourse debt to the Company (i.e., not match-funded) and stockholders' equity would be approximately $____ million. See "BUSINESS PLAN" and "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information."

         The Company's management believes that, based on its projections (which are based upon a number of assumptions), the Company will have sufficient cash resources to pay interest and scheduled principal on its outstanding indebtedness, after giving effect to the reorganization. See "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain cash flow and to generate capital internally through non-cash taxable dividends consistent with the terms agreed to with Merrill and GACC as set forth in the Plan. There can be no assurance that targeted levels of cash flow will actually be achieved, that non-cash taxable dividends will satisfy the Company's taxable distribution requirements, or that new capital will be available to the Company. The Company's ability to maintain or increase cash flow and access new capital with, respect to the resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations, will depend upon, among other things, interest rates, prevailing economic conditions and other factors, many of which are beyond the control of the Company.

         The Company's high level of debt limits its ability to obtain additional financing, reduces income available for distributions, restricts the Company's ability to react quickly to changes in its business and makes the Company more vulnerable to economic downturns. In addition, the agreements governing the Reorganized Debtors' debt may impose significant operating and financial restrictions on the Company. See "THE PLAN OF REORGANIZATION."

RISKS RELATING TO NECESSARY RECAPITALIZATION FINANCING

         Consummation of the Plan is conditioned upon, among other matters, the Company obtaining New Debt and completing the CMBS Sale. See "PLAN OF REORGANIZATION." Although the Company is engaged in negotiating commitments for the CMBS Sale and has agreed to terms with respect to a majority of the New Debt, there can be no assurance that the Company will complete the CMBS Sale or obtain and satisfy all terms and conditions of the New Debt.

RISKS RELATING TO THE PROJECTIONS

         The management of the Company has prepared the projected financial information contained in this Disclosure Statement relating to the Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Company to generate sufficient funds or, in the case of resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations, to gain access to new capital (through credit facilities, or otherwise) to meet its working capital, debt service, capital expenditure and refinancing needs; (2) interest rate and financial market volatility; (3) the ability of the Company to retain an adequate number and mix of employees; and (4) adverse economic conditions and competition. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections will necessarily be achieved. The Company does not intend to update or revise the Projections. See "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information" and "THE PLAN OF REORGANIZATION -- The Reorganized Debtors-- Projected Financial Information."

RISKS OF LOSS OF REIT STATUS

         It is anticipated that the Company will continue to operate in such a manner as to qualify as a REIT for federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT.

         The Company must distribute at least 95% of its net taxable income each year (excluding any net capital gain and certain non-cash income) in order to maintain its status as a REIT for federal income tax purposes (the "95% Distribution Requirement"). As a REIT, the Company is also subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

         The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. It is anticipated that, for the foreseeable future, a substantial portion of the Company's distributions to meet its tax distribution requirements will be in the form of non-cash taxable dividends. To the extent such distributions are paid in cash, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. There can be no assurance that the Company would be able to borrow funds or sell assets on a timely basis. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company
(i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt, or (iv) to distribute non-cash dividends in lieu of cash. There can be no assurance that non-cash taxable dividends will satisfy the Company's taxable distribution requirements to maintain its status as a REIT.

         See "Business-Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" for a discussion of further risks of loss of REIT status, the distribution of non-cash taxable dividends with respect to the Company's 1998 taxable income and distributions with respect to the Company's 1999 taxable income.

TAXABLE MORTGAGE POOL RISKS

         An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and
(iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See Notes 5 and 6 to Notes to Consolidated Financial Statements for descriptions of CBO-1, CBO-2 and CMO-IV. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

         The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

         In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company
(i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests.

PHANTOM INCOME MAY RESULT IN ADDITIONAL TAX LIABILITY

         The Company's investment in Subordinated CMBS and certain other types of mortgage related assets may cause it, under certain circumstances, to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividends. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis (i.e., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. As the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease.

EFFECT OF RATE COMPRESSION ON MARKET PRICE OF STOCK

         The Company's actual earnings performance as well as the market's perception of the Company's ability to achieve earnings growth may affect the market price of the Common Stock. In the Company's case, the level of earnings (or losses) depends to a significant extent upon the width and direction of the spread between the net yield received by the Company on its income earning assets (principally, the long term fixed rate assets comprising its CMBS portfolio) and its floating rate cost of borrowing. In periods of narrowing or compressing spreads, the resulting pressure on the Company's earnings may adversely affect the market value of its Common Stock. Spread compression can occur in high or low interest rate environments and typically results when net yield on the long term assets adjusts less frequently than the current rate on debt used to finance their purchase. For example, if the Company relies on short term, floating rate borrowings to finance the purchase of long term fixed rate CMBS assets, the Company may experience rate compression, and a resulting diminution of earnings, if the interest rate on the debt increases while the coupon and yield measure for the financed CMBS remains constant. In such an event, the market price of the Common Stock may decline to reflect the perceived decrease in value of the Company resulting from the spread compression. In an effort to mitigate this risk, the Company as a matter of policy generally hedges at least 75% of its variable rate debt with interest rate protection agreements.

CERTAIN RISKS OF  NON-CONFIRMATION

         Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court could decline to confirm the Plan if it were to find that any of the statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Holders of Claims and Interests will not be less than the value of distributions such Holders of Claims and Interests would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders of Claims and Interests will receive distributions at least as great as would be received in a liquidation pursuant to chapter 7 of the Bankruptcy Code. See "THE PLAN OF REORGANIZATION --Chapter 7 Liquidation Analysis" and "Exhibit C Liquidation Analysis."

         The confirmation and consummation of the Plan also are subject to certain other conditions. See "THE PLAN OF REORGANIZATION--Treatment of Claims and Interests Under the Plan--Conditions Precedent to Confirmation and Consummation of the Plan."

         If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that CRIIMI MAE would have to liquidate its assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See "THE PLAN OF REORGANIZATION--Chapter 7 Liquidation Analysis" and "Exhibit C Liquidation Analysis."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Company set forth elsewhere herein.

RISKS OF OWNING SUBORDINATED CMBS

         As an owner of the most subordinate tranches of CMBS, the Company will be the first to bear any loss and the last to have a priority right to the cash flow of the related mortgage pool. For example, if the Company owns a $10 million subordinated interest in an issuance of CMBS consisting of $100 million of mortgage loan collateral, a 7% loss on the underlying mortgage loans will result in a 70% loss on the subordinated interest.

         The Company's Subordinated CMBS can change in value due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in Treasury rates, and supply/demand mismatches which are reflected in CMBS pricing spreads. For instance, changes in the credit quality of the properties securing the underlying mortgage loans can result in interest payment shortfalls, to the extent there are mortgage payment delinquencies, and principal losses, to the extent that there are payment defaults and the amounts are not fully recovered. These losses may result in a permanent decline in the value of the CMBS, and the losses may change the Company's anticipated yield to maturity if the losses are in excess of those previously estimated. CMBS are priced at a spread above the current Treasury security with a maturity that most closely matches the CMBS' weighted average life. The value of CMBS can be affected by changes in Treasury rates, as well as changes in the spread between such CMBS and the Treasury security with a comparable maturity. For example, the spread to Treasury of a CMBS may have increased from 400 basis points to 500 basis points. If the Treasury security with a comparable maturity had a constant yield of 5% then, in this example, the yield on the CMBS would have changed from 9% to 10% and accordingly, the value of such CMBS would have declined. Generally, increases and decreases in both Treasury rates or spreads will result in temporary changes in the value of the Subordinated CMBS assuming that the Company has the ability and intent to hold its CMBS investments until their maturity. However, such temporary changes in the value of Subordinated CMBS become permanent changes realized through the income statement when the Company no longer intends or fails to have the ability to hold such Subordinated CMBS to maturity. The Company has historically been unable to obtain financing at the time of acquisition that matches the maturity of the related investments, resulting in a periodic need to obtain short-term financing secured by the Company's CMBS. The inability to refinance this short-term floating-rate financing with long-term fixed-rate financing or a decline in the value of the collateral securing such short-term floating-rate indebtedness could result in a situation where the Company is required to sell CMBS or provide additional collateral, which could have and has had an adverse effect on the Company and its financial position and results of operations. The Company's ability to borrow amounts in the future may be impacted by, among other things, the credit performance of the underlying pools of commercial mortgage loans, and other factors affecting the Subordinated CMBS that it owns.

LIMITED PROTECTION FROM HEDGING TRANSACTIONS

         To minimize the risk of interest rate changes on interest expense as it relates to its short-term, variable-rate debt, the Company follows a policy to hedge at least 75% of its variable-rate debt with interest rate protection agreements in order to provide a ceiling on the amount of interest expense payable by the Company. As of September 30, 1999, 91% of the Company's outstanding variable-rate debt was hedged with interest rate protection agreements that partially limit the impact of rising interest rates above a certain defined threshold, or strike price. When these interest rate protection agreements expire, the Company will have increased interest rate risk unless it is able to enter into replacement interest rate protection agreements. As of September 30, 1999, the weighted average remaining term for the interest rate protection agreements was approximately 1.3 years with a weighted average strike price of 6.7%. There can be no assurance that the Company will be able to maintain interest rate protection agreements to meet its 75% hedge policy on satisfactory terms or to adequately protect against rising interest rates on the Company's debt. In addition, the Company does not currently hedge against all interest rate risks, including increases in interest rate spreads and increases in Treasury rates, which adversely affect the value of its CMBS. Moreover, hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

LIMITED LIQUIDITY OF SUBORDINATED CMBS MARKET

         There is currently no active secondary trading market for Subordinated CMBS. This limited liquidity results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS. In addition, even if the market for Subordinated CMBS fully recovers, the liquidity of such market has historically been limited; and furthermore, during adverse market conditions the liquidity of such market has been severely limited, which would impair the amount the Company could realize if it were required to sell a portion of its Subordinated CMBS.

PENDING LITIGATION

         Both before and during the pendency of the Debtors' chapter 11 cases, the Company and certain of its officers and directors have been involved in various litigation, including Securities Claims. See "GENERAL INFORMATION --Legal Proceedings" for more detailed descriptions of the foregoing and other legal proceedings.

INVESTMENT COMPANY ACT RISK

         Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are excluded from the requirements of the Investment Company Act.

         To qualify for the Investment Company Act exclusion, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of

September 30, 1999, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

         If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

         Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company.

EFFECT OF ECONOMIC RECESSION ON LOSSES AND DEFAULTS

         Economic recession may increase the risk of default on commercial mortgage loans and correspondingly increase the risk of losses on the Subordinated CMBS backed by such loans. Economic recession may also cause reduced demand for commercial mortgage loans. This in turn may cause declining values of commercial real estate securing the outstanding mortgage loans, weakening collateral coverage and increasing the possibility of losses in the event of a default.

ASSUMPTION REGARDING BUSINESS OF THE COMPANY AND RESUMPTION OF BUSINESS
ACTIVITIES

         For the purpose of the Plan and this Disclosure Statement and the information contained therein and herein including, but not limited to, the projected financial information, the Company has defined its business principally as owning and managing mortgage-related assets, and, prior to the Chapter 11 filing, acquiring Subordinated CMBS and mortgage originations and securitizations. Although it is anticipated that the Company will resume Subordinated CMBS acquisitions and its mortgage origination and securitization programs at some time in the future based on the Company's ability to access capital, prevailing industry conditions and the general business climate, there can be no assurance of such resumption. All decisions concerning resumption of business activities will be made by the Board of Directors of the Company, as determined to be in the best interests of the Company. Consequently, there can be no certainty as to the business decisions that will be made by the Board of Directors of the Company. Failure to resume Subordinated CMBS acquisitions, mortgage originations and/or securitizations could adversely impact the Company's results of operations.

         The Company's ability to access additional capital will be affected by a number of factors, many of which are not in the Company's control. These include the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition and business prospects.

RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND COMPANY'S CONTROL

         The Company's results of operations can be adversely affected by various factors, many of which are beyond the control of the Company, and will depend on, among other things, the level of net interest income generated by, and the market value of, the Company's CMBS portfolio. The Company's net interest income and results of operations will vary primarily as a result of fluctuations in interest rates, CMBS pricing, and borrowing costs. The Company's results of operations also will depend upon the Company's ability to protect against the adverse effects of such fluctuations as well as credit risks. Interest rates, credit risks, borrowing costs and credit losses depend upon the nature and terms of the CMBS, conditions in financial markets, the fiscal and monetary policies of the U.S. government, international economic and financial conditions and competition, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's CMBS and other assets, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate and credit risks effectively while maintaining its status as a REIT. See "-- Limited Protection from Hedging Transactions."

BORROWING RISKS

         A substantial portion of the Company's borrowings are expected to be in the form of collateralized borrowings. The terms of the New Debt contemplated to be provided by Merrill and GACC are set forth in the term sheet which is attached as Exhibit 1 to the Plan. Holders of Claims and Interests should refer to that Exhibit for a description of the terms of the Merrill and GACC New Debt. Such Merrill and GACC New Debt will be collateralized by first priority liens and security interests in certain assets, and will be subject to a number of terms, conditions and restrictions which are set forth in the term sheet including, without limitation, scheduled principal and interest payments, accelerated principal payments, restrictions and requirements with respect to the collection, management, use and application of funds, and certain approval rights with respect ot Reorganized CMI's Board of Directors. Certain events, including, without limitation, the failure to satisfy certain payment obligations will result in further restrictions on the ability of the Company to take certain actions including, without limitation, to pay cash dividends to preferred or common shareholders.

         A limited portion of the Company's borrowing may be in the form of collateralized, short-term floating-rate secured borrowings. The amount borrowed under such agreements is based on the market value of the CMBS pledged to secure specific borrowings. Under adverse market conditions, the value of pledged CMBS would decline, and lenders could initiate margin calls (the Company could be required to post additional collateral or to reduce the amount borrowed to restore the ratio of the amount of the borrowing to the value of the collateral). The Company may be required to sell CMBS to reduce the amount borrowed. If these sales were made at prices lower than the carrying value of the CMBS, the Company would experience losses.

         A default by the Company under its collateralized borrowings also could result in a liquidation of the collateral. If the Company is forced to liquidate CMBS that qualify as qualified real estate assets (under the REIT Provisions of the Code) to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements.

INVERTED YIELD CURVE ADVERSELY AFFECTS INCOME

         The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), the borrowing costs of the Company may increase more rapidly than the interest income earned on its assets. Because borrowings will likely bear interest at short-term rates (such as LIBOR) and CMBS will likely bear interest at medium-term to long-term rates (such as those calculated based on the Ten-Year U.S. Treasury Rate), a flattening of the yield curve will tend to decrease the Company's net income, assuming the Company's short-term borrowing rates bear a strong relationship to short-term Treasury Rates. Additionally, to the extent cash flows from long-term assets are reinvested in other long-term assets, the spread between the coupon rates of long-term assets and short-term borrowing rates may decline and also may tend to decrease the net income and mark-to-market value of the Company's net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, as well as in a positively sloped yield curve environment, borrowing costs could exceed the interest income and operating losses would be incurred.

FAILURE TO MANAGE MISMATCH BETWEEN LONG-TERM ASSETS AND SHORT-TERM FUNDING

         The Company's operating results will depend in large part on differences between the income from its CMBS and its borrowing costs. The Company anticipates that at least __% of its CMBS, on a pro forma basis, will have interest payment rates (i.e., coupon rates) which remain fixed until their maturity. If the Company resumes the acquisition of Subordinated CMBS, the Company intends to fund a significant portion of its CMBS with borrowings having interest rates (i.e., borrowing rates) that reset more frequently, usually monthly or quarterly. If interest rates rise, borrowing rates (and borrowing costs) of the Company are expected to rise more quickly than coupon rates (and investment income) on the Company's CMBS. This would decrease both the Company's net income, potentially resulting in a net loss and the mark-to-market value of the Company's net assets, and would be expected to decrease the market price of the Company's Common Stock and to slow future acquisitions of assets. Although the Company intends to invest primarily in fixed-rate CMBS, the Company also may own adjustable rate CMBS. The coupon rates of adjustable rate CMBS normally fluctuate with reference to specific rate indices. The Company may fund these adjustable rate CMBS with borrowings having borrowing rates which reset monthly or quarterly. To the extent that there is a difference between (i) the interest rate index used to determine the coupon rate of the adjustable rate CMBS (asset index) and (ii) the interest rate index used to determine the borrowing rate for the Company's related financing (borrowing index), the Company will bear a "basis" interest rate risk. Typically, if the borrowing index rises more than the asset index, the net income of the Company would be decreased all other things being constant. Additionally, the Company's adjustable rate CMBS may be subject to periodic rate adjustment limitations and periodic and lifetime rate caps which limit the amount that the coupon rate can change during any given period. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's CMBS, their valuation or income derived therefrom. During periods of changing interest rates, coupon rate and borrowing rate mismatches could negatively impact the Company's net income, distributions and the market price of the Common Stock.

COMPETITION

         If the Company resumes the acquisition of Subordinated CMBS following its reorganization, the Company would compete with mortgage REITs, specialty finance companies, banks, hedge funds, investment banking firms, other lenders, and other entities purchasing Subordinated CMBS. Many of the Company's competitors for Subordinated CMBS may have greater access to capital and other resources (or the ability to obtain capital at a lower cost) and may have other advantages over the Company.

         There can be no assurance that the Company would be able to obtain financing at borrowing rates below the asset yields of its Subordinated CMBS. In such event, the Company may incur losses or may be forced to further reduce the size of its Subordinated CMBS portfolio. The Company would face competition for financing sources which may limit the availability of, and affect the cost of, funds to the Company.

VIII.    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

         Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Debtors.

         The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Securities have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

         TAX EFFECTS TO THE DEBTORS. The Debtors generally will each realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property received by Holders of their indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the indebtedness of the Debtors will occur in a case brought under the Bankruptcy Code, the Debtors will each be under the jurisdiction of the court in such case and the cancellation of the indebtedness will be pursuant to the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

         Under Section 108(b) of the Tax Code, the Debtors will be required to reduce certain tax attributes including certain losses, credits and carryforwards, if any including tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications).

         TAX EFFECTS TO THE HOLDERS OF CLAIMS. Pursuant to the Plan, in exchange for their Claims, the Holders thereof will receive a portion of their Allowed Claim in cash and/or in other property (the "Exchange"). The tax effect to the Holder of a Claim will depend upon (a) whether the Claim is treated as a "security" solely for federal income tax purposes, and (b) whether the non cash property received, if any, in the Exchange is treated as a "security" solely for federal income tax purposes. An exchange of each Holder's Claim for cash and/or other property should be treated as a "recapitalization" and, therefore, a reorganization within the meaning of Section 368(a) of the Tax Code if the Holder of the Claim is treated as holding a "security" for federal income tax purposes and receives property in the Exchange which is also treated as a "security" for federal income tax purposes. Generally, only debt instruments will qualify as a "security." The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities" whereas debt instruments with a term of ten years or more generally have qualified as "securities." Accordingly, whether a Claim and the property, if any, received in the Exchange constitute "securities" and, therefore, qualify the Exchange as a recapitalization will depend on the terms of that particular debt instrument. Each Holder of a Claim is urged to consult with its own personal tax advisor as to the tax consequences of the Exchange to such Holder.

         To the extent a Holder's Claim and such Holder's property received constitute "securities" for federal income tax purposes, the Exchange should be treated as a "reorganization" for federal income tax purposes. As a result, such exchanging Holders generally should not recognize any gain or loss (except to the extent the cash and/or other property received are attributable to accrued but unpaid interest on the Claim, in which event the Holder would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below)). A Holder of a Claim will recognize any gain realized on the Exchange to the extent of the cash received in the Exchange (other than any cash received which is attributable to accrued but unpaid interest on the Claim). Any such gain would generally be long-term capital gain (subject to the market discount rules discussed below) if the Claim had been held for more than one year. A Holder's adjusted tax basis in its property received will be equal to the Holder's adjusted tax basis in its

Claim plus any gain recognized (including income attributable to accrued but unpaid interest on the Claim), less the amount of cash received pursuant to the Exchange. A Holder's holding period for the property received will generally include the Holder's holding period for its Claim.

         To the extent a Holder's Claim and/or such Holder's property received do not constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the property received and the Holder's adjusted tax basis in the Claim exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Claim had been held for more than one year. In this event, a Holder's tax basis in the property received would be equal to its fair market value on the Effective Date, and the holding period for the property received would begin on the day immediately after the Effective Date.

         A Holder of a Claim not discussed above should generally recognize gain or loss equal to the amount of any cash plus the fair market value of any other property received, with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad debt deduction or a worthless security deduction.

         ACCRUED INTEREST. Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. The Debtors intend to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its own tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

         If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

         MARKET DISCOUNT. Generally, a Holder of a Claim represented by a debt instrument who purchased its Claim at a "market discount" (i.e., at a price below the Claim's adjusted issue price) must treat gain recognized on the disposition of its property received as ordinary income to the extent market discount accrued while the debt instrument was held by the Holder, unless the Holder made an election to include such market discount in income as it accrued.

         Holders of Claims should consult their own tax advisors regarding the amount of any market discount that accrued with respect to their property received in the Exchange.

         The Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on property received in the transaction if that property is a market discount bond. If the property received is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor, limited (pursuant to the Committee Reports) to the extent of the gain thereon.

         A Holder of a Claim that has accrued market discount should not be required to recognize that accrued market discount as ordinary income when the Holder exchanges that instrument for property received in the Exchange except to the extent of any realized gain which is recognized from the receipt of cash (other than cash received which is attributable to accrued but unpaid interest with respect to the Claim); rather the unrecognized portion of any accrued market discount should be allocated to the property received in the Exchange (this conclusion may depend on the issuance of as-yet unissued implementing regulations). Although no regulations or rules have been provided to determine how such accrued market discount should be allocated, the accrued market discount should be allocated in the same manner as tax basis is allocated. The portion of the accrued market discount allocated to property received in the Exchange will be treated as ordinary income at the disposition of such new property, but not in excess of the total gain recognized.

         Holders should consult their own tax advisors regarding the amount of any market discount, if any, accrued with respect to their property received or that may be treated as carried over from their Claim.

         TAX EFFECTS TO THE HOLDERS OF SERIES B PREFERRED STOCK. Pursuant to the Plan, the Holders of the Series B Preferred Stock will receive cash equal to the unpaid dividends which have accrued with respect to the Series B Preferred Stock. The amount of cash received in satisfaction of the accrued but unpaid dividends will be treated as ordinary income to the Holders of Series B Preferred Stock.

         TAX EFFECTS TO HOLDERS OF OLD SERIES C AND OLD SERIES D PREFERRED STOCK. Pursuant to the Plan, the Holder of the Old Series C and Old Series D Preferred Stock will receive New Series C and New Series D Preferred Stock respectively, in exchange for their Old Preferred Stock, plus an amount of cash equal to the unpaid dividends which have accrued with respect to the Old Series C and Old Series D Preferred Stock. As a result of these exchanges, the Holder of the Old Series C and Series D Preferred Stock should not recognize any gain or loss on the exchanges except for the cash received which is attributable to the accrued but unpaid dividends. The amount of cash received in satisfaction of the accrued but unpaid dividends will be treated as ordinary income to the Holder of the Old Series C and Series D Preferred Stock.

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

IX.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the alternatives include
(a) confirmation of the Creditors' Committee Plan (as defined below) or some other alternative chapter 11 plan or (b) conversion of the Chapter 11 Case to a liquidation under chapter 7 of the Bankruptcy Code.

A. ALTERNATIVE CHAPTER 11 PLANS

         On December 20, 1999, the Official Committee of Unsecured Creditors of CMI filed its proposed Plan of Reorganization (the "Creditors' Committee Plan") and related proposed Disclosure Statement (the "Creditors' Committee Disclosure Statement"). The Creditors' Committee Plan provides for the liquidation of the assets of CMI, CMM and Holdings through the use of numerous liquidating trusts which are controlled by representatives of various holders of claims. More detailed information regarding the Creditors' Committee Plan and the Creditors' Committee Disclosure Statement may be obtained by reference to such documents.

         If the Plan is not confirmed, the Court may consider confirmation of the Creditors' Committee Plan, or the Debtors or any other party in interest could attempt to formulate an alternative chapter 11 plan or plans. In formulating and developing the Plan, the Debtors and the CMI Equity Committee have explored numerous other alternatives and engaged in negotiations with various parties holding disparate interests. The consideration of these plan alternatives resulted in the formulation of the Plan. The Debtors and the CMI Equity Committee believe that the Plan deals fairly with the rights of Holders of the various classes of Claims and enables creditors to realize the greatest recovery possible under the circumstances. The Debtors and the CMI Equity Committee further believe that rejection of the Plan in favor of liquidation under the Creditors' Committee Plan or some alternative method of restructuring the Claims of the various classes will not result in a better recovery for any Class, will diminish value and will require, at the very least, an extensive, time-consuming and expensive negotiation and/or litigation process.

B. LIQUIDATION UNDER CHAPTER 7

         Another alternative to confirmation and consummation of the Plan is liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan only if the requirements contained in such section are met. One of these requirements is that each non-accepting holder of an allowed claim or an allowed interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the Plan. The Debtors have prepared the Liquidation Analysis attached hereto as Exhibit C. Based upon such Liquidation Analysis and after taking into account the settlements and compromises contained in the Plan, the Debtors and the CMI Committee do not believe that Holders of Claims and Interests would receive greater recoveries if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code.

X.       CONCLUSION AND RECOMMENDATION

         The Debtors and the Official Committee of Equity Security Holders believe that confirmation and implementation of the Plan is in the best interests of all creditors and equity security holders and is clearly preferable to liquidation of CMI, CMM and Holdings under the Creditors' Committee Plan or any of the alternatives described above because it will provide the greatest recoveries to Holders of Claims and Interests. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. For these reasons, the Debtors and the Official Committee of Equity Security Holders urge you to return your ballot accepting the Debtors' Amended Plan.

Dated: December 23, 1999                    Respectfully submitted,

                                            CRIIMI MAE INC.,
                                            a Maryland Corporation

                                            By:       /s/
                                               ----------------------------
                                               Name: William B. Dockser
                                               Title: Chairman



                                            CRIIMI MAE MANAGEMENT, INC.,
                                            a Maryland Corporation

                                            By:       /s/
                                               ----------------------------
                                               Name: William B. Dockser
                                               Title: Chairman

                                  CRIIMI MAE HOLDINGS II, L.P. ,
                                  a Delaware Limited Partnership

                                  By:  CRIIMI MAE INC.
                                       Its General Partner

                                       By:      /s/
                                          ----------------------------
                                       Name:   William B. Dockser
                                       Title: Chairman



                                  VENABLE, BAETJER AND HOWARD, LLP

                                       By:      /s/
                                          ----------------------------
                                          Richard L. Wasserman
                                          1800 Mercantile Bank & Trust Building
                                          Two Hopkins Plaza
                                          Baltimore, Maryland 21201
                                          (410) 244-7400

                                          Co-Counsel for CRIIMI MAE Inc. and
                                          CRIIMI MAE Holdings II, L.P.

                                    AKIN GUMP STRAUSS HAUER & FELD LLP


                                    By:    /s/
                                        ----------------------------
                                        Stanley J. Samorajczyk
                                        1333 New Hampshire Avenue, N.W.
                                        Washington, D.C. 20036
                                        (202) 887-4000

                                        Co-Counsel for CRIIMI MAE Inc. and
                                        CRIIMI MAE Holdings II, L.P.


                                    SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.


                                    By:    /s/
                                        ----------------------------
                                        Morton A. Faller
                                        11921 Rockville Pike
                                        Third Floor
                                        Rockville, MD 20852-2753
                                        (301) 231-0928
                                        Counsel for CRIIMI MAE Management, Inc.




                                  CO-PROPONENT:

                                   Official Committee of Equity Security Holders of CRIIMI MAE Inc.



                                   By:         /s/
                                        ----------------------------
                                         Name:  Michael F. Wurst
                                         Title:  Co-Chairman


                                   COVINGTON & BURLING



                                   By:         /s/
                                        ----------------------------
                                         Michael St. Patrick Baxter
                                         Dennis B. Auerbach
                                         1201 Pennsylvania Ave., NW
                                         Washington, D.C. 20044
                                         (202) 662-6000

                                         Counsel for the Official Committee of
                                         Equity Security
                                         Holders of CRIIMI MAE Inc.

                                    EXHIBIT A

                          JOINT PLAN OF REORGANIZATION

                                    EXHIBIT B

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


               [To be supplied before Disclosure Statement hearing based upon then available financial information.]



                         PROJECTED FINANCIAL INFORMATION


               [To be supplied before Disclosure Statement hearing
                      based upon then available financial

                   information and projections based thereon.]

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS


Section 1129(a) of the U.S. Bankruptcy Code states that the court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements (Section 1129(a) (7) (A) (ii)) is that with respect to each impaired class of claims or interests, each holder of a claim or interest of such class must accept the plan or receive or retain property of a value, as of the Effective Date of the plan, that is not less than the amount that holders of such claims or interests would receive or retain if the Debtors were liquidated under chapter 7 on such date.

As previously disclosed in section III of the Disclosure Statement, CERTAIN RISK FACTORS, the value of the Debtors' Subordinated CMBS and other mortgage assets can change due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in U.S. Treasury rates, and changes in required rates of return for purchasing Subordinated CMBS and other mortgage assets. The Company's management believes that only a limited number of investors currently exist with the real estate expertise, infrastructure, and available capital required to evaluate and execute an acquisition of the Debtors' Subordinated CMBS and other mortgage assets. Furthermore, there is currently no active secondary market for the Debtors' Subordinated CMBS and other mortgage assets. The size of the Debtors' portfolio, the unprecedented nature of a liquidation of such portfolio, and the limited liquidity of the secondary CMBS market results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS and other mortgage assets. The Company's management has prepared its liquidation analysis (the "Liquidation Analysis") assuming the Company is unable to preserve its REIT status and a court appointed trustee liquidates the assets of the Debtors' estate not in a "firesale", but over a period of approximately six months (see Significant Assumptions in the Notes to Liquidation Analysis).

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although formulated and considered reasonable by the Debtors, are inherently subject to significant economic, competitive, and other uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IN A CHAPTER 7 CASE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

The Liquidation Analysis has been prepared solely for the purpose of estimating the distributable liquidation proceeds available in a hypothetical chapter 7 case and does not necessarily represent values that may be appropriate for any other purpose. The independent public accountants of the Company have neither examined nor compiled or provided any assurance report on the Liquidation Analysis thereon in accordance with Generally Accepted Auditing Standards.

                                 CRIIMI MAE INC.
                              LIQUIDATION ANALYSIS
                 SEE ACCOMPANYING NOTES TO LIQUIDATION ANALYSIS


                                                      Liquidation         Estimated                              Recovery
                                                        Proceeds        Allowed Claims       Recovery           Percentage
                                                      -----------       --------------       --------           ----------


ASSETS:
Cash (1)                                               $169,479,435
Sale of Investments (2)                                $719,366,163
Other assets (3)                                        $68,330,339
                                                   -------------------
Liquidation Value of Assets                            $957,175,937
                                                   -------------------

CHAPTER 7 ADMINISTRATIVE EXPENSE:
Tax Liabilities (4)                                                        $ (66,000,000)      $ (66,000,000)     100%
Professionals (5)                                                          $  (6,000,000)      $  (6,000,000)     100%
Trustee fees (6)                                                           $  (9,477,080)      $  (9,477,080)     100%
Operating expenses (7)                                                     $  (2,984,502)      $  (2,984,502)     100%

CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS:
Professionals (8)                                                          $ (16,762,000)     $ (16,762,000)     100%
Other  (9)                                                                  $ (9,557,398)      $ (9,557,398)     100%

SECURED DEBT (10)                                                         $ (760,926,120)    $ (760,926,120)     100%

UNSECURED CLAIMS (11)                                                     $ (206,366,589)      $(85,468,837)      41%

                                                                                           ------------------
TOTAL ESTIMATED CASH AVAILABLE FOR EQUITY
DISTRIBUTION                                                                               $              0

                                                                                           ------------------

EQUITY:
Preferred Stock: (12)
   Series B                                                                                $              0        0%
   Series C                                                                                $              0        0%
   Series D                                                                                $              0        0%
   Series F (Dividend Preferred)                                                           $              0        0%

                                                                                           ------------------
Available cash for distribution to Common
Shareholders                                                                               $              0
                                                                                           ------------------

Common Shares Outstanding (13)                                                                   59,954,604
                                                                                           ------------------

Cash distribution per Common Share                                                         $              0        0%
                                                                                           ------------------



                          NOTES TO LIQUIDATION ANALYSIS


SIGNIFICANT ASSUMPTIONS

The following notes describe the significant assumptions that are reflected in the Liquidation Analysis:

LOSS OF REIT STATUS THROUGH FORCED LIQUIDATION SIGNIFICANTLY REDUCES RECOVERABILITY TO CREDITORS AND SHAREHOLDERS

The Liquidation Analysis assumes that CRIIMI MAE is not able to distribute sufficient cash in 1999 or 2000 to satisfy REIT distribution requirements and, therefore, is unable to preserve its REIT status. In addition, due to the loss of REIT status, the Company's taxable mortgage pools ("TMPs") are assumed to lose their qualified REIT subsidiary ("QRS") exemptions and are treated as separate tax-paying entities. As a result of the loss of REIT status and the QRS exemptions, the aggregate liquidating distribution, as reflected herein, has been significantly diminished by corporate federal and state income tax liabilities (including penalties and interest).

The amount of cash available for distribution for both 1999 and 2000 could be significantly increased if the Company's REIT status were preserved. The Company's ability to maintain its REIT status through the adequate distribution of dividends (among other requirements) could increase the ultimate recovery to the unsecured creditors by preserving the tax-advantaged status of the taxable mortgage pools currently owned by the Company. Based upon management's assumptions, it is currently estimated that the loss of the Company's REIT status results in a reduction in the liquidation proceeds of approximately $110 million from the sale of CBO-1, CBO-2, and CMO-IV (collectively the "Trusts") as TMPs. This reduction results in a decrease in the ultimate recovery of the unsecured creditors' allowed claims, assuming REIT status had been preserved, to approximately $85 million as reflected in the Liquidation Analysis set forth above. The following paragraphs describe the risks associated with the Company's loss of its REIT status:

          DEVALUATION OF THE CMBS ASSETS DUE TO TMP RISK. An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP: (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities, and (iii) the payments on the debt securities must bear a relationship to the payments received by the TMPs. Based on this definition, CBO-1, CBO-2 and CMO-IV (collectively the "Trusts") are TMPs. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs whose equity interests are wholly owned by a REIT (a qualified REIT subsidiary or "QRS"). Since it is assumed that the Company's REIT status is not maintained for 1999 or 2000, the Trusts would no longer qualify for the exemption granted to a QRS and the Trusts would be required to pay a separate corporate level tax on income derived from their underlying mortgage assets. As a result of the tax on the TMPs, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests) would instead be applied to satisfy corporate federal and state income tax liabilities. Since the equity interests and bonds owned by the Company are the most subordinated securities of the Trusts and are the first to absorb payment shortfalls, the loss of the QRS exemption under the TMP rules would have a material adverse effect on the payments received on these securities and the liquidation value of the Trusts.

          The Company's aggregate estimated tax liability (i) has been calculated on a consolidated basis, (ii) assumes the Company loses its REIT status, and (iii) assumes that the TMPs lose their QRS exemptions and are taxed as separate taxpaying entities. Under this scenario, CRIIMI MAE would likely recognize a taxable loss, while each TMP would have positive taxable income as separate corporations. The taxable income associated with CBO-1, CBO-2, and CMO-IV is estimated at $110 million for all of 1999 and $55 million for the first six months of 2000. The $165 million of taxable income, which can not be off-set by CRIIMI MAE's taxable losses, would give rise to an aggregate tax liability of approximately $66 million through liquidation, thereby reducing cash available for distribution to unsecured creditors and shareholders.

THE LIQUIDATION PERIOD

This Liquidation Analysis assumes a chapter 7 case as of January 1, 2000 that involves a six-month liquidation of all assets through June 30, 2000 (the "Liquidation Period"). Cash proceeds from the sale of each asset are used to retire, to the extent of available funds, any related secured debt at the time the assets are sold, with excess cash accumulated in an interest bearing account for the payment of the remaining liabilities in June 2000.

LIQUIDATION ANALYSIS PREPARED ON A CONSOLIDATED BASIS FOR THE DEBTOR ENTITIES

The Liquidation Analysis assumes the liquidation of CRIIMI MAE Inc. and its consolidated debtor and non-debtor subsidiaries (which includes CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P.). With respect to CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P., the following summarizes the results of a chapter 7 liquidation of those entities:

CRIIMI MAE MANAGEMENT, INC. ("CRIIMI MAE MANAGEMENT")

The total pre- and post-petition liabilities of CRIIMI MAE Management as of September 30, 1999 were approximately $10.5 million. The total estimated liquidation value of the assets of CRIIMI MAE Management as of September 30, 1999 was in excess of $13 million. Accordingly, in a chapter 7 liquidation of CRIIMI MAE Management, it is estimated that all pre- and post-petition creditors would be paid in full and all administrative expenses in the chapter 7 case would also be paid in full, with a net residual value available to the estate of CRIIMI MAE Inc. as the shareholder of CRIIMI MAE Management.

CRIIMI MAE HOLDINGS II, L.P. ("CRIIMI MAE HOLDINGS")

THE ASSETS OF CRIIMI MAE HOLDINGS (THE RETAINED INVESTMENT GRADE SECURITIES ("BBB/BBB-") FROM CMO-IV) WERE SOLD IN OCTOBER 1999 UNDER THE TERMS OF A STIPULATION AND ORDER ENTERED BY THE BANKRUPTCY COURT, WITH THE PROCEEDS THEREOF PAYING OFF THE OUTSTANDING INDEBTEDNESS OF CRIIMI MAE HOLDINGS WITH RESPECT THERETO. ACCORDINGLY, THE DEBTOR BELIEVES THAT THERE ARE NO REMAINING CREDITORS OF CRIIMI MAE HOLDINGS OR ASSETS TO BE LIQUIDATED IN A CHAPTER 7 CASE.


NOTES

The following are the footnote explanations related to the Liquidation Analysis:

1. The cash balance represents the Company's consolidated cash balance of approximately $87.5 million as of September 30, 1999 adjusted for approximately $82.0 million of net investment income the Company expects to earn from October 1, 1999 through the end of the Liquidation Period. The net investment income is comprised of the Company's net interest margin on its mortgage assets and earnings from its equity investments. This amount also includes short-term interest income related to cash on hand, at an assumed rate of 5%. The net investment income does not include any administrative expenses, which are accounted for below.

2. Sale of investments represents the Company's estimate of the proceeds it would receive related to the sale of its investments under this Liquidation Analysis. The following details the assumptions used to calculate proceeds from the sale of these investments:

     (a) SUBORDINATED CMBS: The Company's management used the same discounted cash flow methodology as used in its Form 10-K and 10-Q filings as of December 31, 1998 and September 30, 1999, respectively, in determining the sale proceeds for its Subordinated CMBS during the Liquidation Period. The cash flows were discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk of comparable assets as of December 1999, and included an estimate for the market effect associated with the Company's portfolio liquidation. The Company used a variety of sources to determine its discount rate including institutionally-available research reports and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. The proceeds from the sale of such CMBS were derived using the following assumptions:

          (i) The proceeds were calculated for those CMBS investments in which the Company had an economic interest as of September 30, 1999, except for the retained investment grade securities ("BBB/BBB-") from CMO-IV, which were sold in October 1999 under the terms of a Stipulation and Order for an amount slightly in excess of the associated secured obligation. Any match-funded CMBS assets and corresponding match-funded liabilities were excluded from this Liquidation Analysis.

          (ii) The CMBS and related servicing rights for each issuance were assumed to be sold jointly and in their entirety, and are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

          (iii) All non-CRIIMI MAE issued CMBS assets were priced assuming a 0% CPR (Constant Prepayment Rate) and 0% CDR (Constant Default Rate) since the inherent risks associated with defaults and losses are accounted for in the spreads and discount rates used to determine the gross sale proceeds. These assumptions are consistent with the valuation methodology used for quarterly SEC reporting and market convention for the sale of such securities.

          (iv) The retained securities from CBO-1, CBO-2 and CMO-IV were priced assuming CRIIMI MAE loses its REIT status retroactive to January 1, 1999. Accordingly, these Trusts become subject to corporate federal and state income tax liabilities as a result of the loss of the QRS exemptions for the TMPs. The gross taxable earnings for each Trust were computed using the original pricing speeds and current tax yields on the underlying collateral. The deductible payments from each Trust were computed based upon the original pricing speeds and current tax yields of the securities that were issued by each Trust. Any excess taxable income over the deductible payment from each Trust represents the net taxable income of that Trust. It was further assumed that each Trust would pay corporate federal and state income taxes at an aggregate effective tax rate of 40%. The gross cash flow for each Trust was reduced by the associated tax liability and all remaining cash flow was allocated to each security in accordance with the payment priorities as detailed in the respective pooling and servicing agreements. The resulting cash flows on securities held by the Company were then discounted using yields derived as discussed in 2.(a)(v), (vi), and (vii) below.

          (v) The Company's management projected the U.S. Treasury curve for the assumed future sale dates using a forward rate curve extracted from Bloomberg. An appropriate U.S. Treasury rate was then interpolated based on the projected U.S. Treasury curve and weighted-average life of each CMBS.

          (vi) Credit spreads for comparably rated CMBS were derived from the sources cited in 2.(a) above and adjusted based on qualitative and quantitative factors, such as the market's perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans.

         (vii) Credit spread adjustments, ranging from 150 to 600 basis points, were added to credit spreads determined in 2.(a)(vi) above in determining the appropriate discount rate for each CMBS owned by the Company. These incremental adjustments reflect yield premiums that would likely occur if a portfolio of this size were unexpectedly sold in the secondary market during the first and second quarters of 2000.

     (b) INSURED MORTGAGE SECURITIES: For each of the residual economic interests in CMO-I, CMO-II, and CMO-III, CRIIMI MAE used pricing assumptions consistent with those used by typical buyers of such securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 100% CPR after the expiration of any lockout and yield maintenance period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 600 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

         The Company's only non-securitized GNMA MBS, was priced to sell at 80% of its face amount and is net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

     (c)  EQUITY METHOD INVESTEES:

              The value of the AIM general partner ("GP") investment was determined by dividing the value of the publicly traded Limited Partnership ("LP") units, as extracted from Bloomberg, by the LP's interest and multiplying the result by each GP's interest (ranging from 2.9% to 4.9%). The assumed value of each GP interest was compared to its indirect ownership interest in the mortgage loans underlying each fund and further reduced based on a assumed 20% per annum run-off rate of the underlying mortgage assets. An additional discount of 45% was applied to reflect the liquidity premium that may be associated with the liquidation of the Company and the risk of owning a GP interest.

         CRIIMI MAE Services, L.P. (servicing affiliate) is assumed to continue to operate through June 2000. I(It should be noted, however, that this assumption may not be achievable due to the potential loss of key personnel in a chapter 7 scenario.) Servicing assets, consisting primarily of servicing contracts, were assumed to be sold in connection with the sale of the related CMBS. Proceeds from the sale of the special servicing rights have been included in the sale proceeds of the related CMBS, as the purchaser of the controlling class has the right to appoint the special servicer.

3. Other Assets include the following:

     (a) The Company's mezzanine loans were assumed to be sold at 70% of their face amount to reflect the credit risk associated with owning these assets. As of December 1, 1999, CRIIMI MAE owned approximately $7.5 million (face amount) of mezzanine loans. The proceeds are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

     (b) Brick Church (REO) was assumed to be sold for a net amount equal to the associated secured obligation of the property, and is net of a 3% broker's fee based on the gross sale proceeds.

     (c) All fixed assets were assumed to be sold at 10% of their carrying value as of September 30, 1999.

     (d)  The Company has assumed the collection of certain receivables.

4. The aggregate taxable income associated with CBO-1, CBO-2, and CMO IV, estimated at $110 million for 1999 and $55 million for the first six months of 2000, would give rise to an aggregate corporate tax liability of approximately $44 million in 1999 and $22 million for the first six months of 2000.

5. This amount includes the professional expenses required to liquidate the Company and perform other functions for the Trustee during the chapter 7 case. The amount approximates 50% of the average quarterly run-rate of professional fees incurred through September 30, 1999 by the Company during its chapter 11 proceedings.

6. This amount represents the fees of the chapter 7 Trustee. Although the chapter 7 Trustee could receive up to 3% of the estate proceeds distributed to creditors, chapter 7 Trustee fees have been estimated at 1% of payments made to creditors due to the large size of the Debtors' estate.

7. Unlike most chapter 7 scenarios, the nature of the Debtors assets will require that the chapter 7 Trustee retain critical employees and operate the Company, on a reduced basis, during the Liquidation Period. Operating expenses are assumed to be reduced by 50% during the period of liquidation as compared to actual 1999 expenses incurred through September 30, 1999. This is primarily a result of the reduction of the workforce upon the adoption of a plan of liquidation.

8. This amount includes the professional fees incurred during the Debtors' chapter 11 cases that have not been paid, as well as estimated professional fees to be incurred by the Company through January 1, 2000.

9. This amount includes the following: (1) payment of post-petition trade payables, (2) estimated payment of severance to employees terminated upon liquidation and retention bonus payable to remaining employees, and (3) other ongoing operating costs through January 1, 2000. The estimated operating costs are consistent with actual costs incurred through September 30,1999.

10. Secured debt includes variable rate secured borrowings, other secured financing facilities and accrued and unpaid interest as of September 30, 1999, at contractual, non-default rates. From October 1, 1999 through June 30, 2000, it is assumed that interest is paid on a current basis at contractual, non-default rates.

11. Unsecured claims include senior unsecured notes, other unsecured financing facilities, trade payables, and other unsecured claims.

12. The Liquidation Analysis references the Series F Preferred Stock distributed in the fourth quarter of 1999 for the distribution of the remaining 1998 taxable income, of which 756,453 shares were converted into common stock in November 1999. From January 1, 1999 to June 30, 2000, no dividends are assumed to bepaid and no additional preferred shares or options are assumed to be converted into common stock. The number of shares of Series B, C, D, and F outstanding as of December 15, 1999 was 1,593,982, 103,000, 100,000, and 850,142, respectively.

13. The number of shares of common stock outstanding as of December 15, 1999 was 59,954,604.

                                    EXHIBIT D

                          INDEX TO FINANCIAL STATEMENTS


PAGE
----


CRIIMI MAE Financial Statements:

Annual Report on Form 10-K

     Report of Independent Public Accountants..................................................................

     Consolidated Balance Sheets as of December 31, 1998 and 1997..............................................

         Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996................

     Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1998, 1997 and 1996........ .....................................................................................

         Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996............

     Notes to Consolidated Financial Statements................................................................

Quarterly Report on Form 10-Q

     Consolidated Balance Sheets - as of September 30, 1999
         (unaudited) and December 31, 1998.....................................................................

     Consolidated Statements of Income and Comprehensive Income - for the three and nine months ended September 30, 1999 and 1998 (unaudited).........................................

     Consolidated Statements of Changes in Shareholders' Equity - for the nine months ended September 30, 1999 (unaudited)...........................................................

     Consolidated Statements of Cash Flows - for the nine months ended
         September 30, 1999 and 1998 (unaudited)...............................................................

     Notes to Consolidated Financial Statements (unaudited)....................................................

                       [To be provided on or before the Disclosure Statement hearing.]




                                      D-1